Exhibit 10.1

EXECUTION VERSION

U.S. $5,000,000,000

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 9, 2024

among

PERFORMANCE FOOD GROUP, INC.,

as Lead Borrower for the Borrowers named herein,

PFGC, INC.,

as Holdings,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

BANK OF MONTREAL,

CAPITAL ONE, NATIONAL ASSOCIATION,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST SECURITIES, INC.,

US BANK NATIONAL ASSOCIATION, and

TD BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

BANK OF MONTREAL,

CAPITAL ONE, NATIONAL ASSOCIATION, and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Syndication Agents

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK,

US BANK NATIONAL ASSOCIATION, and

TD BANK, N.A.,

as Documentation Agents

v

SCHEDULES

A	Authorized Persons
I	Commitments
1.01A	Guarantors
1.01B	Certain Security Interests and Guarantees
1.01C	Unrestricted Subsidiaries
1.01D	Excluded Subsidiaries
1.01E	Eligible Real Property
1.01F	Existing Letters of Credit
1.01G	Approved Caribbean Jurisdictions
2.19	Loan Disbursement Account
2.19(b)	Bank Accounts
5.06	Litigation
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.02(f)	Financial and Collateral Reports
6.13(c)	Post-Closing Matters
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Reserved
B-1	Revolving Credit Note
B-2	Swingline Note
C	Compliance Certificate
D	Assignment and Assumption
E	Bank Product Provider Agreement
F	Reserved
G	Reserved
H	Reserved
I	Customs Broker Agreement
J	Borrowing Base Certificate
K	Borrower Request and Assumption Agreement
L	Borrower Notice
M	SOFR Notice

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 9, 2024, among PERFORMANCE FOOD GROUP, INC. (f/k/a Vistar Corporation), a Colorado corporation (the “Lead Borrower”), the other Borrowers (as defined herein) from time to time party hereto, PFGC, INC. (f/k/a Vistar Management, Inc.), a Delaware corporation (“Holdings”), WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wachovia Bank, National Association), as Administrative Agent (as defined herein) and Collateral Agent (as defined herein), each Issuing Bank (as defined herein) from time to time party hereto, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Lead Borrower, Holdings and the other Borrowers party thereto have entered into that certain Fifth Amended and Restated Credit Agreement dated as of September 17, 2021, as amended by that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of April 17, 2023 (such agreement, as so amended and as the same may have been otherwise amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), with Wells Fargo, as Administrative Agent and Collateral Agent thereunder, and each lender from time to time party thereto.

The Borrowers and Holdings have requested that the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement, which shall continue the senior revolving credit and letter of credit facilities to the Borrowers on the terms set forth herein.

The Lenders and each Issuing Bank have indicated their willingness to amend and restate the Existing Credit Agreement and make the Loans and issue the Letters of Credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2027 Senior Notes” means the Lead Borrower’s 5.50% Senior Notes due 2027 in the aggregate principal amount of $1,060,000,000, issued pursuant to that certain Indenture dated as of September 27, 2019, by and among the 2027 Senior Notes Issuer and U.S. Bank National Association, as trustee, registrar, and paying agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2027 Senior Notes Issuer” means (a) before the 2027 Escrow Merger, PFG Escrow Corporation, as “Escrow Issuer” thereunder, and (b) at and after the 2027 Escrow Merger, the Lead Borrower, as “Issuer” thereunder.

“2029 Senior Notes” means the Lead Borrower’s 4.250% Senior Notes due 2029 in the aggregate principal amount of $1,000,000,000, issued pursuant to the 2029 Senior Notes Indenture.

“2029 Senior Notes Indenture” means that certain Indenture dated as of July 26, 2021, by and among the Lead Borrower and U.S. Bank National Association, as trustee, transfer agent, registrar, and paying agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Acceptable Intercreditor Agreement” means, with respect to any Additional Permitted Debt and any Liens on Term Collateral securing such Additional Permitted Debt in accordance with Section 7.01(ee), any intercreditor or subordination agreement which (i) is by and among or between the Collateral Agent and all other Persons in whose favor any of such Liens are or are to be granted (or a trustee, agent, or other representative on their behalf); (ii) provides for, among other things, (A) the subordination of the Collateral Agent’s Liens on such Term Collateral to such Liens (to the extent such Liens are intended to be senior to the Collateral Agent’s Liens on such Term Collateral, as contemplated in Section 6.18(c)) or (B) the subordination of such Liens to the Collateral Agent’s Liens on such Term Collateral (to the extent such Liens are intended to be junior to the Collateral Agent’s Liens on such Term Collateral, as contemplated in Section 6.18(c)); and (iii) is in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Account Party” has the meaning specified therefor in Section 2.06(h) of this Agreement.

“Account(s)” means “accounts” as defined in the Uniform Commercial Code (or the PPSA to the extent applicable) and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (b) for services rendered or to be rendered. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit, except to the extent they evidence or arise from an Account or constitute proceeds of an Account.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Accounts Advance Rate” means 90%.

“ACH” means automated clearing house transfers.

“Acquired Accounts” means Accounts owing to a Person that becomes a Borrower Party after the Sixth Restatement Effective Date or acquired in a Permitted Acquisition or any other acquisition; provided, however, that such Accounts shall cease to be Acquired Accounts upon the Administrative Agent’s receipt or completion of (a) a field audit of such Accounts and (b) such other customary due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; provided, further, that the Accounts acquired in the Sunshine Acquisition shall not be deemed to be Acquired Accounts hereunder so long as Administrative Agent receives, reasonably in advance of the Sunshine Acquisition Date (as determined by Administrative Agent in its discretion), the Sunshine Field Audit.

“Acquired Borrowing Base Assets” means Acquired Accounts and Acquired Inventory.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any Test Period, the amount for such Test Period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Acquired Inventory” means Inventory (including affixed or unaffixed Tax Stamps) owned by a Person that becomes a Borrower Party after the Sixth Restatement Effective Date or Inventory acquired in a Permitted Acquisition or any other acquisition; provided, however, that such Inventory shall cease to be Acquired Inventory upon the Administrative Agent’s receipt or completion of (a) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory, (b) a field audit of such Inventory, and (c) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; provided, further, that the Inventory acquired in the Sunshine Acquisition shall not be deemed to be Acquired Inventory hereunder so long as Administrative Agent receives, reasonably in advance of the Sunshine Acquisition Date (as determined by Administrative Agent in its discretion), the Sunshine Appraisal.

“Add-Back Cushion Amount” means $20,500,000 for any Test Period and shall include the first incurred add-backs added back pursuant to clauses (a)(v) and (a)(vi) of the definition of Consolidated EBITDA and the third proviso of the definition of Pro Forma Adjustment prior to calculating the 15% and 20% limitations on add-backs set forth in such clauses and proviso, respectively.

“Additional Commitments” has the meaning specified in Section 2.17(a).

“Additional Committing Lender” has the meaning specified in Section 2.17(d).

“Additional Credit Amendment” has the meaning specified in Section 2.17(d).

“Additional Credit Closing Date” has the meaning specified in Section 2.17(e).

“Additional Extension Amendment” has the meaning specified in Section 2.23(c).

“Additional Issuing Banks” means those Lenders which have been approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Lead Borrower and that have agreed (each in its sole discretion) to act as an “Issuing Bank” hereunder, as provided in Section 2.06(t).

“Additional Junior Term Loans” has the meaning specified in Section 2.17(b).

“Additional Lender” has the meaning specified in Section 2.17(d).

“Additional Loans” has the meaning specified in Section 2.17(a).

“Additional Notes” means the promissory notes of the Borrowers payable to any Additional Lender or its registered assigns, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from Additional Loans made by such Lender to the Borrowers, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Additional Pari Passu Term Loans” has the meaning specified in Section 2.17(b).

“Additional Permitted Debt” means:

(a) the Senior Notes;

(b) additional term Indebtedness; provided that (i) such Indebtedness is incurred on terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that, in the good faith determination of the Lead Borrower, are not materially less favorable (when taken as a whole) to the Borrowers than the terms and conditions of this Agreement and the other Loan Documents (when taken as a whole) (provided that a certificate of the Lead Borrower as to the satisfaction of the conditions described in this clause (i) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (i), shall be conclusive unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); (ii) such Indebtedness is unsecured or secured pursuant to Section 7.01(ee); (iii) such Indebtedness has a final maturity date which is at least 91 days after the later of the Maturity Date and any Extended Maturity Date existing at the time such Indebtedness is incurred (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than 91 days after such Maturity Date or any Extended Maturity Date); (iv) such Indebtedness does not amortize or has a per annum rate of amortization not to exceed 1.00% of the original principal amount thereof (or such other rate or schedule of amortization or mandatory payments acceptable to the Administrative Agent in its reasonable discretion); (v) immediately after giving effect thereto the Consolidated Secured Net Leverage Ratio determined on a Pro Forma Basis for the Test Period would be less than or equal to 5.50 to 1.00; (vi) immediately after giving effect thereto the Consolidated Total Leverage Ratio determined on a Pro Forma Basis for the Test Period would be less than or equal to 6.25 to 1.00; and (vii) at the time such Indebtedness is incurred and immediately after giving effect thereto, no Default shall have occurred and be continuing; and

(c) any Permitted Refinancing of any of the foregoing Indebtedness.

“Additional Permitted Debt Documents” means all loan agreements, indentures, note purchase agreements, promissory notes, guarantees, any related Acceptable Intercreditor Agreement, and other instruments and agreements evidencing the terms of the Additional Permitted Debt.

“Additional Real Property” has the meaning provided in Section 6.18(a).

“Additional Revolving Commitments” has the meaning specified in Section 2.17(a).

“Additional Revolving Loans” has the meaning specified in Section 2.17(a).

“Additional Rolling Stock” has the meaning provided in Section 6.18(b).

“Additional Term Loan Commitments” has the meaning specified in Section 2.17(a).

“Additional Term Loan Exposure” means, with respect to any Additional Lender, as of any date of determination, (a) prior to the funding of the Additional Term Loan under the Additional Term Loan Commitment, the amount of such Additional Lender’s Additional Term Loan Commitment, and (b) after the funding of the Additional Term Loan, the outstanding principal amount of the Additional Term Loan held by such Lender.

“Additional Term Loans” has the meaning specified in Section 2.17(a). As of the Sixth Restatement Effective Date, there are no term loans made under this Agreement.

“Adjustment Date” has the meaning provided in clause (c) of the definition of “Applicable Rate.”

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders, as such Revolving Commitments may be increased or reduced pursuant to this Agreement (including pursuant to Section 2.17). As of the Sixth Restatement Effective Date, the Aggregate Revolving Commitments equal $5,000,000,000.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternate Availability” means, on any date of determination occurring (a) during the period commencing on the Sixth Restatement Effective Date and ending on the earlier of (i) the date that is 180 days thereafter and (ii) the Sunshine Settlement Date (the earlier of such dates, the “Specified Anniversary Date”), the sum of (A) Excess Availability plus (B) the lesser of (1) Suppressed Availability and (2) 10% of the Aggregate Revolving Commitments, and (b) from and after the Specified Anniversary Date, the sum of (i) Excess Availability plus (ii) the lesser of (A) Suppressed Availability and (B) 5% of the Aggregate Revolving Commitments.

“Alternate Availability Calculation” means a detailed calculation of the Alternate Availability and components thereof, with such supporting documentation as the Administrative Agent may reasonably request.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada) and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Caribbean Party Documents” has the meaning specified in Section 5.21(a).

“Applicable Rate” means:

(a) at all times before the Sixth Restatement Effective Date, a percentage per annum determined by reference to the Existing Credit Agreement;

(b) on and after the Sixth Restatement Effective Date until the first Adjustment Date after the Sixth Restatement Effective Date, a percentage per annum equal to the applicable percentage set forth in Level II of the pricing grid below; and

(c) on and after the first day of each calendar quarter (each, an “Adjustment Date”), commencing with the first calendar quarter beginning after the Sixth Restatement Effective Date, a percentage per annum equal to the applicable percentage determined from the following pricing grid and based upon average daily Excess Availability for the most recently ended calendar quarter immediately preceding such Adjustment Date:

Level	Average Daily Excess Availability	SOFR Applicable Rate	Base Rate Applicable Rate
I	Greater than or equal to the Level I Amount	1.25%	0.25%
II	Greater than or equal to the Level II Amount, but less than the Level I Amount	1.50%	0.50%
III	Less than the Level II Amount	1.75%	0.75%

As used in this definition of “Applicable Rate”:

(i) “Level I Amount” means, at any time of determination, 60% of the Loan Cap; and

(ii) “Level II Amount” means, at any time of determination, 25% of the Loan Cap.

“Applicant Borrower” has the meaning provided in Section 2.21(a).

“Applicant Caribbean Party” has the meaning provided in Section 2.22(a).

“Appraised Value” means, on any date of determination, (a) with respect to any Eligible Real Property, the fair market value of such Eligible Real Property as of such date pursuant to the applicable Real Property Appraisal received by, and reasonably acceptable to, the Administrative Agent and (b) with respect to any Eligible Rolling Stock, the NOLV Percentage of such Eligible Rolling Stock as of such date pursuant to the applicable Rolling Stock Appraisal received by, and reasonably acceptable to, the Administrative Agent.

“Approved Caribbean Jurisdictions” means (a) those jurisdictions identified on Schedule 1.01G, (b) in the case of an Applicant Caribbean Party seeking to become a Borrower, such other jurisdictions in the Caribbean basin as are approved by each of the Lenders and (c) in the case of an Applicant Caribbean Party seeking to become a Guarantor, such other jurisdictions in the Caribbean basin as are approved by a Super Majority of Revolving Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP. Further to Section 1.03 and for the avoidance of doubt, the definition of “Attributable Indebtedness” shall not include any obligations of a Person under a lease of (or other arrangement conveying the right-to-use or right-of-use with respect to) real or personal property, or a combination thereof, which are not required to be classified and accounted for as “finance lease obligations” on the balance sheet of such Person in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations (including Accounting Standards Codification 842) may require such lease obligations to be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A to this Agreement, or any other individual identified by Lead Borrower as an authorized person and authenticated through Administrative Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral subject to the Borrowing Base (including, without limitation, claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), and (b) to reflect any restrictions in any Additional Permitted Debt Documents on the incurrence of Indebtedness by the Loan Parties, but only to the extent that such restrictions reduce, or with the passage of time could reduce, the amounts available to be borrowed hereunder (including, without limitation as a result of the Loan Parties’ receipt of net proceeds from asset sales) in order for the Loan Parties to comply with such Additional Permitted Debt Documents. Availability Reserves shall include, without limitation, the Priority Payable Reserves, Bank Product Reserves, Tax Stamp Reserves, Inventory Reserves, and the Designated Reserve.

“Available Amount” means, at any time (the “Reference Date”), an amount equal to the sum of (a) the greater of (i) $312,500,000 and (ii) the Available Amount Percentage of Consolidated Net Income for the Available Amount Reference Period (or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus (b) to the extent not utilized in connection with other transactions permitted pursuant to Section 7.12, the aggregate amount of Net Cash Proceeds of the type set forth in clause (a) thereof retained by the Lead Borrower during the period from and including the Business Day immediately following the Sixth Restatement Effective Date through and including the Reference Date (but excluding therefrom the amount of any Designated Funds (so long as such funds remain Designated Funds)); plus (c) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuance of debt securities that have been converted or exchanged into Qualified Equity Interests) (other than Specified Equity Contributions or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, 7.06 or 7.12) received or made by the Lead Borrower (or any direct or indirect parent thereof and contributed by such parent to the Lead Borrower) during the period from and including the Business Day immediately following the Sixth Restatement Effective Date through and including the Reference Date (but excluding therefrom the amount of any Designated Funds (so long as such funds remain Designated Funds)); minus (d) the aggregate amount of any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment), any Restricted Payment made pursuant to Section 7.06(k)(i), or any payment of Indebtedness made pursuant to Section 7.12(a)(iii) or Section 7.12(a)(vi)(A) during the period commencing on the Sixth Restatement Effective Date and ending on or before the Reference Date (and, for purposes of this clause (d), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Amount Percentage” means 50%.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing at the beginning of the fiscal quarter in which the Sixth Restatement Effective Date occurred and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Available Incremental Amount” means, on any date of determination and without duplication, the positive amount, if any, by which (a) $1,000,000,000 exceeds (b) the sum of (i) the aggregate principal amount of all Additional Term Loans made after the Sixth Restatement Effective Date pursuant to Section 2.17 and which remain outstanding as of such date of determination plus (ii) all Additional Revolving Commitments established after the Sixth Restatement Effective Date pursuant to Section 2.17 and which remain in effect as of such date of determination (in each case, after giving pro forma effect to the repayment of any Additional Term Loans and the termination of any Additional Revolving Commitments, in each case, in connection with the making of any proposed Additional Term Loans or the establishment or funding of any Additional Revolving Commitments).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.25(d)(iii)(D).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means,

(a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and

(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Bank; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Administrative Agent receives a Bank Product Provider Agreement from such Person (a) within thirty days after the Sixth Restatement Effective Date (or such later date as Administrative Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Sixth Restatement Effective Date, or (b) on or prior to the date that is ten days after the provision of such Bank Product to a Loan Party or any of its Restricted Subsidiaries (or such later date as Administrative Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Sixth Restatement Effective Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to Payment in Full), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Other Liabilities, except that (i) the Swap Contracts of such a Lender or its Affiliates shall constitute Bank Products, (ii) the obligations with respect to such Bank Products shall constitute Other Liabilities, and (iii) such Lender and such Affiliates shall constitute Bank Product Providers notwithstanding that such Lender has ceased to be a Lender hereunder.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit E to this Agreement, in form and substance reasonably satisfactory to Administrative Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Administrative Agent.

“Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Trigger Event (Cash Dominion) (except as provided in Section 2.02), determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties and the Restricted Subsidiaries with respect to Bank Products then provided or outstanding.

“Bank Products” means any services or facilities provided to any Loan Party or any of its Restricted Subsidiaries by any Bank Product Provider on account of (a) credit cards, debit cards, or stored value cards, (b) so-called “purchase cards,” “p-cards,” or “procurement cards,” (c) payment card processing services, (d) merchant services constituting a line of credit, (e) Swap Contracts, and (f) Cash Management Services, in each case which has been designated to the Administrative Agent by the Lead Borrower or such Bank Product Provider at the time such Bank Product is entered into (or, in the case of any of the foregoing which are in effect on the Sixth Restatement Effective Date, on the Sixth Restatement Effective Date) as being Obligations under this Agreement.

“Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus 1⁄2%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25(d)(iii)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blocked Account” has the meaning provided in Section 2.19(b).

“Blocked Account Agreement” has the meaning provided in Section 2.19(b).

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” has the meaning given such term in Section 10.08.

“Borrower Notice” means a notice in substantially the form of Exhibit L.

“Borrower Party” means, collectively (a) the Lead Borrower, (b) each other Loan Party that is a Domestic Subsidiary of the Lead Borrower, (c) each other Loan Party that is a Canadian Subsidiary of the Lead Borrower, and (d) each Caribbean Party.

“Borrower Request and Assumption Agreement” means a notice and agreement in substantially the form of Exhibit K.

“Borrowers” means, collectively, (a) the Lead Borrower, (b) the Borrowers identified on the signature pages hereto, (c) each other Domestic Subsidiary of the Lead Borrower who owns assets of the type subject to the Borrowing Base and becomes a Borrower hereunder in accordance with the terms of this Agreement, and (d) each Caribbean Borrower.

“Borrowing” means (a) a borrowing consisting of Loans of one Class of the same Type and, in the case of SOFR Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or the applicable Additional Credit Amendment or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the sum of the face amount of Eligible Accounts of the Borrower Parties multiplied by the Accounts Advance Rate;

plus

(b) the sum of

(i) the product of (A) the Cost of the sum of Eligible Inventory plus Eligible In-Transit Inventory of the Borrower Parties (not including, in any case under this clause (i), Tax Stamps or Tobacco Inventory), multiplied by the Inventory Advance Rate, multiplied by (B) the NOLV Percentage;

(ii) the product of (A) the Cost of the sum of Eligible Tobacco Inventory plus Eligible In-Transit Tobacco Inventory of the Borrower Parties, multiplied by the Inventory Advance Rate, multiplied by (B) the NOLV Percentage; and

(iii) the product of (A) the Cost of Eligible Net Unaffixed Tax Stamps, multiplied by (B) the Inventory Advance Rate;

plus

(c) the lesser of (which lesser amount shall be the “RE Borrowing Base Amount”):

(i) 75% of the most recently determined Appraised Value of all Eligible Real Property of the Borrower Parties; and

(ii) 75% of the sum of (A) the RE Initial Amount, plus (B) the total RE Addition Amounts, minus (C) the RE Principal Reduction Amount;

plus

(d) the lesser of (which lesser amount shall be the “RS Borrowing Base Amount”):

(i) 80% of the most recently determined Appraised Value of all Eligible Rolling Stock of the Borrower Parties; and

(ii) 80% of the difference between (A) the total RS Addition Amounts, minus (B) the RS Principal Reduction Amount;

minus

(e) the then amount of Availability Reserves;

provided that:

(1) the aggregate amount calculated pursuant to the foregoing paragraphs (c) and (d) included in the determination of the Borrowing Base shall not exceed 25% of the Aggregate Revolving Commitments;

(2) the aggregate amount calculated pursuant to the foregoing paragraph (d) included in the determination of the Borrowing Base shall not exceed the Trigger Amount;

(3) the aggregate amount of Eligible Accounts and Eligible Inventory of Non-Territorial Caribbean Parties included in the determination of the Borrowing Base shall not exceed $100,000,000;

(4) Acquired Accounts and Acquired Inventory relating to a Permitted Acquisition may be included in the calculation of the Borrowing Base, subject to each of the following:

(A) until (but not including) the date on which the fourth Borrowing Base Certificate in which any of such Acquired Accounts and Acquired Inventory relating to such Permitted Acquisition are first included in the calculation of the Borrowing Base (but not to exceed 120 days after the date of the first of such Borrowing Base Certificates), the amount of availability under the Borrowing Base derived from such Acquired Accounts and Acquired Inventory shall not exceed the lesser of (I) 10% of the Borrowing Base and (II) the sum of 70% of the book value of such Acquired Accounts, plus 50% of the book value of such Acquired Inventory;

(B) after the period described in the foregoing clause (A) and continuing until the first anniversary of such Permitted Acquisition, the amount of availability under the Borrowing Base derived from such Acquired Accounts and Acquired Inventory relating to such Permitted Acquisition shall not exceed the lesser of (I) 5% of the Borrowing Base and (II) the sum of 70% of the book value of such Acquired Accounts, plus 50% of the book value of such Acquired Inventory; and

(C) no Acquired Accounts or Acquired Inventory shall be included in the calculation of the Borrowing Base except to the extent such assets otherwise constitute Eligible Accounts or Eligible Inventory, as applicable;

(5) unaffixed Tax Stamps acquired, or owned or purchased by a Person acquired, in a Permitted Acquisition or any other acquisition shall not be included in the Borrowing Base until the Administrative Agent has completed its collateral diligence with respect such Permitted Acquisition or acquisition;

(6) for purposes of determining the amount of or the value or Cost of Eligible Inventory or Eligible In-Transit Inventory owned by a Canadian Subsidiary or Eligible Accounts owing to a Canadian Subsidiary in Canadian Dollars, such amounts shall be calculated at the Dollar Equivalent thereof; and

(7) the amount of availability under the Borrowing Base derived from (I) Eligible Accounts which are owing by any Account Debtor organized under the laws of any province or territory in Canada and (II) Eligible Inventory and Eligible In-Transit Inventory of any Borrower Party which is located in, or is in-transit to, any location in Canada included in the determination of the Borrowing Base shall not exceed $500,000,000 in the aggregate.

“Borrowing Base Certificate” has the meaning provided in Section 6.01(e).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“CAML” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “CAD$” each means the lawful currency of Canada.

“Canadian Guarantor” means a Guarantor that is (i) organized under the laws of Canada or any province or territory thereof, and (ii) not a non-resident of Canada for purposes of the Income Tax Act (Canada).

“Canadian Multi-Employer Plan” shall mean any “multi-employer pension plan” as defined in the Pension Benefits Act (Ontario), or any similar plan subject to any other applicable federal or provincial pension standards legislation in Canada, to which a Loan Party is required to contribute or participate.

“Canadian Pension Event” shall mean the occurrence of any of the following: (a) Holdings, the Lead Borrower or any Subsidiary initiates any action or filing to voluntarily terminate or wind up (in whole or in part) any Canadian Defined Benefit Plan; (b) the institution of proceedings by a Governmental Authority to terminate or wind-up (in whole or in part) any Canadian Defined Benefit Plan; (c) the termination or wind-up (in whole or in part) of any Canadian Defined Benefit Plan; or (d) the withdrawal of any Loan Party or any Subsidiary from any Canadian Multi-Employer Plan where such withdrawal would give rise to an obligation on the part of Holdings, the Lead Borrower or any Subsidiary to contribute to any unfunded liability in respect thereof.

“Canadian Pension Plan” means a pension plan that is a “registered pension plan” (as defined in the Income Tax Act (Canada)) or that is required to be registered under, or is subject to, the Pension Benefits Act (Ontario) or other Canadian federal or provincial law with respect to pension benefits standards and that is maintained or contributed to by a Loan Party or any of its Subsidiaries for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Priority Payables Reserves” means, without duplication, such reserves as may be established from time to time by the Administrative Agent in its reasonable commercial discretion exercised in good faith with respect to any Borrower Party organized under the laws of Canada or any province or territory thereof, representing: (a) the amount past due and owing by such Borrower Party, or the accrued amount for which such Borrower Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation or employment insurance; (iii) vacation or holiday pay; (iv) federal Canada Pension Plan or other statutory pension plan contributions; and (v) other like charges and demands to the extent that any Governmental Authority or other Person may claim a Lien, trust, deemed trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as certain claims by employees for unpaid wages and other amounts payable under the Wage Earner Protection Program Act (Canada)); and (b) the aggregate amount of any other liabilities of such Borrower Party (i) in respect of which a trust or deemed trust has been or may be imposed on any Collateral of such Borrower Party to provide for payment, or (ii) in respect of unpaid or unremitted pension plan contributions, normal cost contributions or special payments under Canadian Pension Plans, and (iii) representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan that is a Canadian Defined Benefit Plan, or (iv) which are secured by a Lien, right or claim on any Collateral; in all cases, pursuant to any applicable law, rule or regulation only to the extent such Lien, trust, deemed trust, right or claim ranks or, in the reasonable commercial discretion of Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents.

“Canadian Security Agreement” means the Amended and Restated Canadian Security Agreement executed by the Canadian Subsidiaries on the Sixth Restatement Effective Date, together with each other security agreement supplement executed and delivered pursuant to Sections 6.11, 6.13 or 6.18.

“Canadian Subsidiary” means any Subsidiary that is organized under the Laws of Canada or any of its provinces or territories.

“Capital Asset” means, with respect to any Person, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of such Person, including, without limitation, all assets represented by Capitalized Software Expenditures.

“Capital Expenditures” means with respect to any Person for any period, the aggregate cost of all Capital Assets acquired by such Person and its Subsidiaries during such period, as determined in accordance with GAAP, including, without limitation, all Capitalized Software Expenditures.

“Capitalized Lease Obligation” means, at any time of determination, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP (but subject to Section 1.03 and the definition of “Capitalized Lease”).

“Capitalized Leases” means (a) at all times before Holdings implements Account Standards Codification 842, all leases that are required to be, in accordance with GAAP as in effect at such time, recorded as capitalized leases and (b) thereafter, any lease of (or other arrangement conveying the right-to-use or right-of-use with respect to) real or personal property, or a combination thereof, which obligations effectively transfer control of the underlying asset and constitute an in-substance financed purchase of an asset and as to which the amount of the obligations related thereto are required to be classified and accounted for as “finance leases” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further and for avoidance of doubt, the term “Capitalized Lease” does not include any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Lead Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrowers and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means PICL Insurance Co. (f/k/a Performance Insurance Company Limited) and any other Subsidiary of Holdings (including, for the avoidance of doubt, PICL Investments Inc.), in each case, that is a Restricted Subsidiary established and operating solely for the purpose of (a) insuring the business operations or properties owned or operated by Holdings or any of its Subsidiaries, including their employees and related benefits, and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”).

“Caribbean Borrower” means a Caribbean Subsidiary that is a Borrower pursuant to Section 2.22.

“Caribbean Guarantor” means a Caribbean Subsidiary that is a Guarantor pursuant to Section 2.22.

“Caribbean Parties” means, collectively, (a) the Caribbean Borrowers and (b) the Caribbean Guarantors.

“Caribbean Subsidiary” means a Restricted Subsidiary of the Lead Borrower that is organized in an Approved Caribbean Jurisdiction.

“Cash Collateral Account” means an interest-bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the benefit of the other Secured Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Lead Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) (a) Sterling, Euros or any national currency of any Participating Member State of the EMU or (b) in the case of any Foreign Subsidiary or Canadian Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or the government of Canada or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lead Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary or Canadian Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries or Canadian Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party or any Restricted Subsidiary by any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, (c) foreign exchange facilities, (d) credit or debit cards, (e) deposit and other accounts, (f) merchant services (other than those constituting a line of credit), and (g) supply chain finance services for the Lead Borrower and its Subsidiaries’ trade payables.

“Cash Receipts” has the meaning provided in Section 2.19(c).

“Casualty Event” means any event that gives rise to the receipt by the Lead Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets, Real Property (including any improvements thereon) or Rolling Stock to replace or repair such equipment, fixed assets or Real Property.

“Certain Specified Payments” means, with respect to any period, (A) the creation of any Lien referenced in Section 7.01(dd), (B) the proviso at the end of Section 7.02, (C) the making of any Disposition under Section 7.05(d), (D) the making of any Restricted Payment under Section 7.06(e), or (E) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary under Section 7.15.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Sixth Restatement Effective Date, but excluding any employee benefit plan of such person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests (or if an Intermediate Holding Company is formed, the Intermediate Holding Company’s Equity Interests); or

(b) any “Change of Control” (or any comparable term) in any Additional Permitted Debt Document; or

(c) the Lead Borrower ceases to be a direct wholly owned subsidiary of (i) Holdings or (ii) if any Intermediate Holding Company is formed, the Intermediate Holding Company that is a direct parent of the Lead Borrower.

“Chattel Paper” has the meaning assigned to such term in the applicable Security Agreement.

“CIS Assets” means assets of Holdings and its Subsidiaries consisting of racking, materials handling equipment and Intellectual Property, together with other assets mutually agreed to by the Lead Borrower and the Administrative Agent, but in any event shall exclude (a) assets subject to the Borrowing Base and (b) Excluded Intellectual Property.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Additional Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Additional Term Loan Commitment.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all property, whether real, personal, or mixed, of any Loan Party which, under any Collateral Document, is or is intended to be collateral or security for any or all of the Obligations, including, without limitation, all “Collateral” as defined in any Collateral Document and all property of any Loan Party which is subject to a Mortgage.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman, and (b) a landlord of Real Property leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Property, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on Real Property and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Wells Fargo, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Sixth Restatement Effective Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Loan Party Guarantees”) by (i) Holdings, (ii) any Intermediate Holding Company, (iii) each Restricted Subsidiary of Holdings that is a wholly owned Material Domestic / Canadian Subsidiary (other than any Borrower (except to the extent of their joint and several obligations hereunder) or any Excluded Subsidiary), including those that are listed on Schedule 1.01A hereto and (iv) any Caribbean Guarantor (each, a “Guarantor”);

(c) except to the extent otherwise provided hereunder or under any Collateral Document or in any Acceptable Intercreditor Agreement, the Obligations and the Loan Party Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities or filing Uniform Commercial Code or PPSA financing statements) in (i) all the Equity Interests issued by the Borrowers, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) or (h)) issued by (A) each Material Domestic / Canadian Subsidiary (provided, however, that, if, in the in the reasonable judgment of the Lead Borrower (confirmed in writing by notice to the Administrative Agent), the cost or other consequences (including any adverse tax consequences) of granting such security interest in the Equity Interests issued by any Material Canadian Subsidiary shall be material, then such security interest shall be limited to 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of such Material Canadian Subsidiary), (B) [reserved], (C) any Guarantor (excluding Holdings, but including Caribbean Guarantors and any Canadian Subsidiary which is a Guarantor), and (D) any Special Purpose Receivables Subsidiary (provided that, with respect to this clause (ii), Equity Interests of non-wholly owned Subsidiaries shall only be pledged to the extent such pledge is permitted by applicable law, the Organization Documents thereof and any equityholders’ agreement relating thereto) and (iii) 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) issued by each wholly owned Material Foreign Subsidiary (other than a Caribbean Party) that is directly owned by Holdings, or any Domestic Subsidiary or Canadian Subsidiary of Holdings that is a Guarantor;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Loan Party Guarantees shall have been secured by a perfected security interest (other than in the case of Eligible Real Property and Eligible Rolling Stock, to the extent such security interest may be perfected by delivering certificated securities, filing Uniform Commercial Code or PPSA financing statements or making any necessary filings with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office, as applicable) in substantially all tangible and intangible assets constituting personal property of Holdings, the Borrowers and each Guarantor (including accounts receivable, inventory, cash, deposit accounts, equipment, investment property, intercompany notes, Intellectual Property, other general intangibles, owned (but not leased) Real Property and proceeds of the foregoing); provided that security interests in (i) Real Property shall be limited to Real Property included, or intended to be included, as Eligible Real Property and (ii) Rolling Stock shall be limited to Rolling Stock included, or intended to be included, as Eligible Rolling Stock; provided, further, that this clause (d) shall not apply to any Term Collateral described in this clause (d), to the extent a Term Collateral Release has occurred with respect to such Term Collateral, specifically or by type or class (and has not been rescinded, as contemplated in Section 6.18(d));

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f) [reserved];

(g) with respect to any Rolling Stock included, or intended to be included, as Eligible Rolling Stock, the applicable Borrower Party shall, to the extent such Rolling Stock is subject to a certificate of title (or similar) statute under applicable Law, (i) deliver a certificate of title with respect thereto to the Collateral Agent (or any agent or trustee acceptable to the Collateral Agent) and (ii) cause such certificate of title to be registered with the applicable Governmental Authority showing the Collateral Agent (or any agent or trustee acceptable to the Collateral Agent) as the lienholder thereon, such that such Rolling Stock is subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to Permitted Liens having priority by operation of applicable Law); and

(h) with respect to any Non-Territorial Caribbean Party, the Administrative Agent shall have received satisfactory evidence that the Collateral Agent has a first-priority, perfected security interest in Eligible Accounts and Eligible Inventory of such Non-Territorial Caribbean Party under the laws of such Non-Territorial Caribbean Party’s jurisdiction and will have available to it adequate remedies to enforce such security interest and fully realize upon such Eligible Accounts and Eligible Inventory under the laws of such Non-Territorial Caribbean Party’s jurisdiction.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or if such assets constitute Term Collateral and a Term Collateral Release has occurred with respect to such Term Collateral, specifically or by type or class (and has not been rescinded, as contemplated in Section 6.18(d)).

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of local counsel opinions, third party consents, title insurance and surveys with respect to particular assets (including extensions beyond the Sixth Restatement Effective Date for the perfection of security interests and obtaining such other items in respect of the assets of the Loan Parties on such date as may be set forth in Schedule 6.13(c)) and/or where it reasonably determines, in consultation with the Lead Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of Real Property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases (except to the extent contemplated in the definition of Eligible Real Property), (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Lead Borrower, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) except to the extent contemplated in the definition of Eligible Real Property, any fee-owned Real Property and any leasehold interests in Real Property, (ii) motor vehicles and other assets subject to certificates of title (other than Rolling Stock included, or intended to be included, as Eligible Rolling Stock), letter of credit rights and commercial tort claims, (iii) assets of which a pledge thereof or a security interest therein is prohibited by law or by agreements containing anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable law, (iv) any assets as to which the Administrative Agent and the Lead Borrower agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby, (v) assets specifically requiring perfection through control agreements (including, without limitation, deposit accounts and securities accounts) other than as required pursuant to the cash management requirements herein, including pursuant to Section 2.19, (vi) except with respect to the Caribbean Parties (subject to Section 2.22) or any Canadian Guarantor, assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Lead Borrower (it being understood that the Lenders shall not (except with respect to Caribbean Parties and Canadian Guarantors) require the Lead Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed under foreign law), and (vii) assets which constitute Term Collateral, to the extent a Term Collateral Release has occurred with respect to such Term Collateral, specifically or by type or class (and has not been rescinded, as contemplated in Section 6.18(d)).

Further, any other term or provision of this Agreement or any Loan Document to the contrary notwithstanding (including any Acceptable Intercreditor Agreement or other intercreditor agreement to which the Administrative Agent or the Collateral Agent may be a party), the Administrative Agent and the Collateral Agent may decline any Lien on any Real Property if (a) at the time the Collateral Agent’s Lien would attach to such Real Property, the Collateral Agent’s Lien on such Real Property would be subordinate to any Lien on such Real Property securing Additional Permitted Debt and (b) the Administrative Agent determines, in the exercise of its reasonable discretion, that the cost or difficulty of accepting or obtaining a subordinate Lien on such Real Property would, in terms of costs, regulatory oversight, or regulatory or internal policy compliance, be excessive in view of the benefits to be obtained by the Lenders therefrom.

Further, notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the Subordinated Contribution Note shall at all times constitute Collateral subject to the Security Agreement and may not be sold, transferred, contributed, distributed, or otherwise disposed of by Holdings to any Person other than (i) in accordance with the Security Agreement or (ii) if an Intermediate Holding Company is formed, to such Intermediate Holding Company; provided that the transfer restrictions set forth in this paragraph shall equally apply to such Intermediate Holding Company.

“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreement, any Collateral Access Agreement, any Customs Broker Agreement, any Deed of Hypothec, any Blocked Account Agreement, any Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements, instruments or documents delivered to the Administrative Agent, Collateral Agent, or the Lenders pursuant to Section 4.01(a)(iii), 6.11 or 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of any Agent for the benefit of the Secured Parties.

“Commercial Letter of Credit” means any sight Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower or a Restricted Subsidiary in the ordinary course of business of such Borrower or Restricted Subsidiary.

“Commitment” means, with respect to each Lender (a) in the case of any revolving commitments, the aggregate commitments of such Lender hereunder to make Revolving Credit Extensions to the Borrowers in the amount set forth opposite its name on Schedule I hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement, including by the establishment of any Additional Revolving Commitments pursuant to Section 2.17; and (b) in the case of any term loan commitments, the commitments of such Lender to make Credit Extensions in the form of term loans to the Borrowers in the amount set forth opposite its name on Schedule I hereto or as may subsequently be set forth in the Register from time to time or in any Additional Credit Amendment providing for any Additional Term Loan Commitment or Additional Term Loans.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.14(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” mean the Deposit Account with an account number ending in 0758, ABA No. 121-000-248, at Wells Fargo, titled in the name of “Performance Food Group, Inc., as security for Wells Fargo, as Collateral Agent” or such other account as may be agreed to by the Lead Borrower and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.25(b)(ii) and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any Test Period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, securitization fees or costs, amortization of intangible assets, and, without limitation, Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period deducted (and not added back) in calculating Consolidated Net Income; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, charges and expenses incurred during such period (other than depreciation or amortization expense), in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Sixth Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; plus

(v) the amount of any restructuring charges, integration costs, retention charges, or other business optimization expenses, including, without limitation, costs associated with improvements to IT and accounting functions, costs associated with establishing new facilities, costs or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities; provided that for amounts in excess of the Add-Back Cushion Amount (A) the aggregate amount added pursuant to this clause (v) shall not exceed 15% of Consolidated EBITDA for such period and (B) the aggregate amount added pursuant to this clause (v), together with the aggregate amount added pursuant to clause (vi) and the third proviso of the definition of Pro Forma Adjustment, shall not exceed 20% of Consolidated EBITDA for such period (calculated in each case before giving effect to such add-backs and Pro Forma Adjustments); provided further that upon request of the Administrative Agent, the Borrowers shall furnish a certificate of a Responsible Officer certifying that any such add-backs are reasonably identifiable and factually supportable; plus

(vi) any non-recurring or unusual losses or expenses, severance, relocation costs, and curtailments or modifications to pension and post-retirement employee benefit plans; provided that for amounts in excess of the Add-Back Cushion Amount (A) the aggregate amount added pursuant to this clause (vi) shall not exceed 15% of Consolidated EBITDA for such period and (B) the aggregate amount added pursuant to this clause (vi), together with the aggregate amount added pursuant to clause (v) and the third proviso of the definition of Pro Forma Adjustment, shall not exceed 20% of Consolidated EBITDA for such period (calculated in each case before giving effect to such add-backs and Pro Forma Adjustments); provided further that upon request of the Administrative Agent, the Borrowers shall furnish a certificate of a Responsible Officer certifying that any such add-backs are reasonably identifiable and factually supportable; plus

(vii) any extraordinary losses; plus

(viii) stock option and any other equity-based compensation expenses; plus

(ix) any other non-cash charges, expenses or losses (collectively, the “Non-Cash Charges”) including any write offs or write downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(x) the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(xi) [reserved]; plus

(xii) any costs or expense incurred by Holdings, the Lead Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Lead Borrower; plus

(xiii) any net loss from disposed or discontinued operations; plus

(xiv) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xv) to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations; plus

(iii) any extraordinary, unusual or non-recurring revenue or gains; and

(c) increased or decreased without duplication, as applicable, by any non-cash adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

There shall be included in determining Consolidated EBITDA for any Test Period, without duplication, and subject to each of the applicable limitations set forth above, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, any Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by Holdings, such Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), including the commencement of activities constituting such business, and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition,” an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent. For purposes of determining the Consolidated Fixed Charge Coverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to Holdings, the Borrowers and their respective Restricted Subsidiaries for any Test Period for which financial information is available prior to the date of calculation, the ratio of (a)(i) Consolidated EBITDA of Holdings, the Borrowers and their respective Restricted Subsidiaries for such period plus (ii) Net Cash Proceeds of capital contributions received or Permitted Equity Issuances made during such period to the extent used to make payments on account of Debt Service Charges or Taxes, except that only Specified Equity Contributions (and no other equity contributions) may be included for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio under, and as provided in Section 6.17 hereof minus (iii) taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial income taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes, net of cash refunds received, of Holdings, the Borrowers and their respective Restricted Subsidiaries paid in cash during such period minus (iv) Unfinanced Capital Expenditures made by Holdings, the Borrowers and their respective Restricted Subsidiaries during such period minus (v) Restricted Payments made pursuant to Sections 7.06(h) and (k), to (b) Debt Service Charges payable by Holdings, the Borrowers and their respective Restricted Subsidiaries in cash during such period. In calculating the Consolidated Fixed Charge Coverage Ratio for purposes of Sections 6.17 and 6.02(a), no Restricted Subsidiaries that are Foreign Subsidiaries shall be included in such calculations; provided that the amount of any dividends or other distributions from any Restricted Subsidiary that is a Foreign Subsidiary actually received by a Loan Party in cash during such period shall be included in the computation of Consolidated EBITDA for such purposes. In calculating the Consolidated Fixed Charge Coverage Ratio for the purposes of Section 7.01(dd), 7.02(j), 7.02(n), 7.03(n), 7.05(f), 7.06(k), or 7.12(a)(vi), the Lead Borrower may elect to include in or exclude from the calculation thereof any Restricted Subsidiary that is a Foreign Subsidiary; provided that, notwithstanding the exclusion of any Restricted Subsidiary that is a Foreign Subsidiary from such calculation, the amount of any dividends or other distributions from any Restricted Subsidiary that is a Foreign Subsidiary actually received by a Loan Party in cash during such period shall be included in the computation of Consolidated EBITDA for such purposes. Any such inclusion or exclusion, as the case may be, shall be for the entire twelve-month calculation period, or if less, the entire period during which any such Person was a Restricted Subsidiary. In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the component definitions thereof, the payment of any interest, fees or principal required to be included in the calculation thereof, notwithstanding that such payments are or may be required to be paid on a date other than the last day of a fiscal month or fiscal quarter, shall be deemed made on the last day of the fiscal month or fiscal quarter, as applicable, nearest occurring to such actual payment date. For the avoidance of doubt, in calculating Consolidated Fixed Charge Coverage Ratio and the component definitions thereof (a) in the case of Indebtedness for borrowed money for which monthly payments are required, there shall be included no more than one payment in any fiscal month or 12 payments in any fiscal year and (b) in the case of Indebtedness for borrowed money for which quarterly payments are required, there shall be included no more than one payment in any fiscal quarter or four payments in any fiscal year.

“Consolidated Interest Expense” means, with respect to any Person for any Test Period, without duplication, the sum of:

(a) consolidated interest expense with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) consolidated interest income for such period.

For purposes of the foregoing, interest expense of Holdings and its Restricted Subsidiaries shall be determined after giving effect to any net payments made or received by such Persons with respect to interest rate Swap Contracts. In addition, financing fees payable on the Sixth Restatement Effective Date shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(b) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(c) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(d) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the first Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the first Person or a Restricted Subsidiary thereof in respect of such period,

(e) solely for the purpose of calculating the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(f) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(g) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(h) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) (i) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and (ii) any cash charges associated with the rollover, acceleration or payout of Equity Interests by management or other employees of Holdings or any of its direct or indirect parent companies or Restricted Subsidiaries resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, and

(j) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency re-measurements of Indebtedness and intercompany loans and (y) resulting from hedge agreements for currency exchange risk.

“Consolidated Secured Net Debt” means Consolidated Total Net Debt minus the portion of Indebtedness of Holdings, the Lead Borrower or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured by any Lien on property or assets of Holdings, the Lead Borrower or any Restricted Subsidiary (it being understood and agreed, for the avoidance of doubt, that any obligations in respect of the Excluded Sale-Leasebacks shall be deemed not to be Consolidated Secured Net Debt).

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings, the Lead Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Lead Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided further that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under (i) Swap Contracts and (ii) the Subordinated Contribution Note do not constitute Consolidated Total Debt.

“Consolidated Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings, the Lead Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, Consolidated Total Debt, minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) on the balance sheet of Holdings, the Lead Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings, the Lead Borrower and its Restricted Subsidiaries for such Test Period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Cost” means the cost of the Loan Parties’ Inventory as determined in accordance with the Lead Borrower’s Accounting Policy in effect on the Sixth Restatement Effective Date and furnished to the Administrative Agent as reported on the Loan Parties’ perpetual inventory report, as such policy may be modified with the consent of the Administrative Agent, whose consent will not be unreasonably withheld.

“Credit Extensions” means, as of any date of determination, the sum of (a) the Revolving Credit Extensions and (b) the principal balance of all Additional Loans.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) each Issuing Bank, (d) the Swingline Lender and (e) the successors and permitted assigns of each of the foregoing.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit I among a Loan Party, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense paid in cash for such period, plus (b) scheduled principal payments of Indebtedness for borrowed money, including the full amount of any non-recourse Indebtedness (excluding the Obligations, but including, without limitation, Capitalized Lease Obligations) for such period, plus (c) scheduled mandatory payments on account of Disqualified Equity Interests (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case, shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Deed of Hypothec” means a deed of hypothec creating a hypothec in favor of the Administrative Agent, as hypothecary representative for the benefit of the Secured Parties, pursuant to the laws of the Province of Quebec on the assets of any Loan Party existing under the laws of the Province of Quebec, having its domicile (within the meaning of the Civil Code of Quebec) in the Province of Quebec or having a place of business or tangible property situated in the Province of Quebec.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Lead Borrower, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity, or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Lead Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” means any “deposit account” as such term is defined in Article 9 of the Uniform Commercial Code.

“Designated Account” has the meaning specified in Section 2.19(c).

“Designated Account Debtor” means each Account Debtor designated by the Lead Borrower from time to time in writing to the Administrative Agent (with it being acknowledged and agreed that any Account Debtor and its Affiliates shall constitute only one Account Debtor for purposes of this definition); provided, however, that, at no time, may there be more than ten Designated Account Debtors.

“Designated Amount” means any and all of the following: (a) Net Cash Proceeds of capital contributions received or Permitted Equity Issuances (and specifically excluding the proceeds of any Specified Equity Contribution or any issuance of Disqualified Equity Interests); (b) Net Cash Proceeds of any Casualty Event and/or Disposition, other than the portion thereof attributable to Collateral subject to the Borrowing Base; (c) net cash proceeds of any incurrence of Indebtedness by a Loan Party (but excluding the proceeds of any such Indebtedness to the extent it constitutes a Permitted Refinancing or is otherwise applied to any repayment of Indebtedness); (d) the proceeds of any distribution or dividend made to a Loan Party by any Subsidiary which is not a Loan Party; (e) the proceeds of any Investment in the form of a loan made by a Non-Loan Party to a Loan Party in accordance with Section 7.02(d)(iii); (f) the net cash proceeds of any judgment in favor of a Loan Party or the net cash proceeds of any claim of indemnification in favor of a Loan Party (with “net cash proceeds,” for purposes of this clause (f) including, among other things, all legal fees and costs incurred by a Loan Party in obtaining such judgment or payment thereof, to the extent not reimbursed by insurance or the Person making payment of such judgment); and (g) any other amount received by a Loan Party from an extraordinary, non-recurring, unusual, or other event customarily considered to be a one-time event, but only to the extent the Administrative Agent consents, in writing and in its reasonable discretion, to such amount constituting a “Designated Amount.”

“Designated Funds” means funds which (a) constitute Designated Amounts which are actually received by a Loan Party after the Sixth Restatement Effective Date; (b) are the subject of a written notice from the Lead Borrower to the Administrative Agent which (i) is delivered to the Administrative Agent within 60 days after such funds are received by a Loan Party; (ii) sets forth the amount of such funds and states that such funds are Designated Funds; and (iii) identifies the related Designated Amount; (c) are on deposit in a Blocked Account (unless applied to the Obligations as contemplated in the definition of “Designated Reserve”); and (d) have not, before their designation as Designated Funds as contemplated in this definition, been applied to the payment of any amount or payment by any Loan Party (other than to the Obligations as contemplated in the definition of “Designated Reserve”); provided, however, that such funds shall automatically cease to be Designated Funds upon the earliest to occur of (A) the date which is 180 days after such funds were received by a Loan Party; (B) the date on which the Lead Borrower states, in a written notice delivered to the Administrative Agent, that such funds are no longer to be considered Designated Funds; and (C) the date on which such funds are applied to a Restricted Debt Payment under Section 7.12(a)(vi)(D).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, a Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Reserve” means a reserve established from time to time by the Administrative Agent in respect of Designated Funds; provided, however, that (a) the Administrative Agent shall not establish a Designated Reserve except to the extent Designated Funds have been applied to the Obligations (whether because the Lead Borrower elected to apply such funds to the Obligations, because such funds have been applied to the Obligations pursuant to Section 2.19, or otherwise); (b) such reserve shall be eliminated to the extent such funds lose their status as Designated Funds (as contemplated in the proviso of the definition of “Designated Funds”); and (c) as contemplated in the definition of “Reserves,” such reserve shall not be included for purposes of calculating average daily Excess Availability for purposes of determining the Applicable Rate or calculating Unused Fees.

“Disbursement Accounts” has the meaning provided in Section 2.19(e).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any Test Period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer, abandonment or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person. Derivations of the word “Dispose” (such as “Disposed”) are used with like meaning in this Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to prior Payment in Full), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Disqualified Lender” has the meaning provided in Section 10.07(b).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time of determination, (a) with respect to any amount denominated in Dollars, the amount thereof and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by reference to the Exchange Rate and Section 1.08.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, as of any date of determination, each Account owing to a Borrower Party that arises in the ordinary course of business of any Borrower Party (consistent with past practices and undertaken in good faith) from the sale of goods (or rendition of services) and is payable in Dollars or Canadian Dollars. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid within 60 days following its due date or 90 days following the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a);

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish for the Account Debtor from time to time (but only to the extent of such excess));

(d) it does not conform in all material respects, with the representations, warranties or covenants contained in this Agreement or any other Loan Document;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility, including in the case of a creditor or supplier, shall be limited to the amount of such offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor is not Solvent or has gone out of business, or as to which any Borrower Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(g) the Account Debtor is not organized (or does not have its principal offices or assets) in (i) the United States, (ii) Canada, (iii) the U.S. Virgin Islands, (iv) the Commonwealth of Puerto Rico or (v) with respect to the Accounts of any Caribbean Party, the jurisdiction of such Caribbean Party, unless, in any case of the foregoing clauses (i) through (v), (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) over which Collateral Agent has “control” of the related letter-of-credit rights (as contemplated in Article 9 of the Uniform Commercial Code) and, if requested by the Administrative Agent, is directly drawable by Collateral Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent;

(h) it is owing by a Governmental Authority, unless the Account Debtor is (i) a United States military base, (ii) otherwise the United States or any department, agency or instrumentality thereof and, solely with respect to this clause (ii), the Account has been assigned to the Collateral Agent in compliance with the Assignment of Claims Act (unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing), (iii) any state government in the United States unless any steps necessary (if any) with respect to the perfection, enforcement, or realization of the Lien of the Collateral Agent in such Account have been complied with to the Administrative Agent’s satisfaction, or (iv) Canada, or any province thereof, or any department, agency, or instrumentality of Canada or any province thereof, unless (A) all requirements of the Financial Administration Act (Canada) or its provincial equivalent with respect to the assignment of such Account to the Collateral Agent have been complied with to Administrative Agent’s satisfaction, and (B) any other steps necessary (if any) with respect to the perfection, enforcement, or realization of the Lien of the Collateral Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(i) it is not subject to a duly perfected, first priority Lien in favor of the Collateral Agent (subject to Permitted Liens having priority by operation of applicable Law), or is subject to any other Lien (other than Permitted Liens);

(j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended, compromised, settled or otherwise modified or discounted, except discounts or modifications granted by a Borrower Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base, or it arises from a sale on a cash on delivery basis;

(m) it arises from a sale to an Affiliate, or from a sale on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis;

(n) it represents a progress billing or retainage;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p) it arises from an unbilled sale;

(q) Acquired Accounts, except to the extent included in the calculation of the Borrowing Base, as provided in the definition thereof; or

(r) the Account Debtor owing such Account is a Designated Account Debtor.

Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral to the extent provided in the Collateral Documents.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Eligible In-Transit Inventory” means, as of any date of determination without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location for receipt by a Borrower Party within 60 days of the date of determination but which has not yet been received by a Borrower Party, (b) for which the purchase order is in the name of a Borrower Party and title has passed to a Borrower Party, (c) for which the document of title, to the extent applicable, reflects a Borrower Party as consignee (along with delivery to a Borrower Party of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement if the documents of title are negotiable), and (e) which otherwise is not excluded from the definition of Eligible Inventory (other than pursuant to clause (b) of such definition). No Acquired Inventory shall constitute Eligible In-Transit Inventory. Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Lead Borrower by virtue of such Inventory’s being in transit between the Borrower Parties’ locations or in storage trailers at the Borrower Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory,” if it satisfies the conditions therefor.

Any Inventory that is not Eligible In-Transit Inventory shall nevertheless be part of the Collateral to the extent provided in the Collateral Documents.

“Eligible In-Transit Tobacco Inventory” means, as of any date of determination, Eligible In-Transit Inventory consisting of Tobacco Inventory.

“Eligible Inventory” means, as of any date of determination, without duplication, items of Inventory owned by a Borrower Party that are finished goods, merchantable and readily saleable to the public in the ordinary course and that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent). None of the following shall be deemed to be Eligible Inventory:

(a) Inventory with respect to which a Borrower Party does not have good, valid and marketable title thereto;

(b) Inventory that (i) is not located in (A) the United States of America, (B) the U.S. Virgin Islands, (C) the Commonwealth of Puerto Rico, (D) with respect to any Caribbean Party, the jurisdiction of such Caribbean Party or (E) with respect to any Canadian Subsidiary, Canada or (ii) at a location that is not owned or leased by the Borrower Parties, except to the extent that the Borrower Parties have furnished the Collateral Agent with (A) any Uniform Commercial Code or PPSA financing statements or other filings that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location and (B) either reserves equal to three months’ rent or such other Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or a Collateral Access Agreement has been executed by the Person owning any such location on terms reasonably acceptable to the Collateral Agent;

(c) Inventory that represents goods which (i) are damaged, defective, slow moving, obsolete, “seconds,” or otherwise unfit for sale or unmerchantable and goods that have been returned or repossessed, (ii) are to be returned to the vendor and which is no longer reflected in the Borrower Parties’ stock ledger, (iii) work in process or raw materials, or (iv) are bill and hold goods;

(d) Except as otherwise agreed by the Administrative Agent, Inventory that represents goods that do not conform in all material respects to the representations, warranties and covenants contained in this Agreement or any of the other Loan Documents;

(e) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to Permitted Liens having priority by operation of applicable Law), or is subject to any other Lien (other than Permitted Liens), or is leased by or is on consignment to a Borrower Party or is subject to a deposit or down payment, or that is not solely owned by a Borrower Party;

(f) Inventory which consists of samples, labels, bags, packaging or shipping materials, display items, replacement or spare parts or manufacturing supplies and other similar non-merchandise categories;

(g) Inventory as to which casualty insurance in compliance with the provisions of Section 6.07 hereof is not in effect;

(h) (i) Inventory which has been sold but not yet delivered, unless such sale is evidenced by a valid purchase order and does not constitute an Eligible Account, or (ii) Inventory to the extent that any Borrower Party has accepted a deposit therefor and which is no longer reflected in the Borrower Parties’ stock ledger;

(i) Inventory that is not reflected in the details of a current perpetual inventory report;

(j) Inventory that does not meet all standards imposed by any Governmental Authority;

(k) Inventory that is subject to any license or other arrangement that restricts any Borrower Party’s or the Collateral Agent’s right to dispose of such Inventory, unless the Collateral Agent has received an appropriate lien or similar waiver;

(l) Inventory consisting of food that is proprietary to a customer of a Borrower Party if such Inventory is not the subject of a contract that is in full force and effect at such time between the applicable Borrower Party and such customer; provided, however, that, if the applicable Borrower Party and the applicable customer are continuing to do business under the terms of an expired contract and if not more than 90 days shall have elapsed since the expiration of such contract, then Inventory consisting of food that is proprietary to such customer shall not be excluded from “Eligible Inventory” pursuant to this clause (l) for such 90-day period; provided, further that, no more than $12,500,000 in the aggregate at any time for all customers of the Borrower Party shall be included as “Eligible Inventory” pursuant to the immediately preceding proviso; and

(m) Acquired Inventory, except to the extent included in the calculation of the Borrowing Base, as provided in the definition thereof.

Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral to the extent provided in the Collateral Documents. In determining whether any Tobacco Inventory is Eligible Inventory, such determination shall be made as if such Tobacco Inventory has had affixed to it any requisite Tax Stamps.

“Eligible Net Unaffixed Tax Stamps” shall mean Eligible Inventory consisting of unaffixed Tax Stamps in an amount equal to the sum of the “net eligible unaffixed stamps” in each jurisdiction owned by any Borrower Party, wherein the “net eligible unaffixed stamps” for each such jurisdiction shall be equal to the positive difference, if any, of (a) the aggregate amount of unaffixed Tax Stamps purchased in or from any Governmental Authority in such jurisdiction by any Borrower Party which may be returned to such Governmental Authority for full credit minus (b) the aggregate obligations and liabilities owing to such Governmental Authority in such jurisdiction for purchases of such Tax Stamps (including any checks or instruments of payment issued by or on behalf of any Borrower Party or Guarantor which are held by such Governmental Authorities and not yet submitted for presentment and collection, but excluding all such obligations and/or liabilities owing to such Governmental Authority as determined by Administrative Agent in its commercially reasonable discretion, exercised in good faith). If the sum of (a) minus (b) for any Governmental Authority in any jurisdiction shall result in a negative number, such negative number shall be excluded in computing the Eligible Net Unaffixed Tax Stamps. Tax Stamps that are issued by any Governmental Authority other than the United States or its political subdivisions shall not constitute Eligible Net Unaffixed Tax Stamps. Tax Stamps that are not located in the United States shall not constitute Eligible Net Unaffixed Tax Stamps.

“Eligible Real Property” means each parcel of Real Property set forth on Schedule 1.01E hereto and Additional Real Property that, in each case, satisfies each of the following criteria:

(a) which is (i) owned in fee simple by a Borrower Party (other than a Caribbean Party) or (ii) (A) a leasehold interest pursuant to a lease under which the applicable Borrower Party (other than a Caribbean Party or a Canadian Subsidiary) has the right to acquire a fee simple ownership interest in such leased property (including the land and the buildings and improvements thereon) at any time solely upon the payment of a nominal purchase price in respect of such property, (B) a leasehold interest pursuant to a long-term (i.e., 15 years or longer) ground lease under which the applicable Borrower Party (other than a Caribbean Party or a Canadian Subsidiary) leases the land but owns the buildings and improvements on such land, or (C) an ownership interest in Real Property combining all or some of the elements in the foregoing clauses (A) and (B), so long as in each case, the leasehold or other mortgage and/or ground lease assignment and related third-party consents required to obtain such mortgage and/or assignment shall permit such property interests to be acquired by the Collateral Agent at a nominal or no cost and the Collateral Agent shall have the right to exercise all such equivalent remedies that would otherwise be available to the Collateral Agent with respect to a Mortgage on Real Property owned in fee simple by a Borrower Party (including the right to dispose of the related land (in fee simple or by ground lease assignment) and the buildings and improvements thereon as a unit to a third party on market terms), all pursuant to terms, conditions and documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

(b) which is subject to a first priority, perfected security interest in favor of the Collateral Agent (subject only to Permitted Liens which (i) have priority by operation of law, (ii) are set forth in Sections 7.01(g) and (y), (iii) are set forth in Section 7.01(j) (but only in cases where the applicable Borrower Party is the lessor and the aggregate amount of the premises or such Real Property or Additional Real Property leased by such Borrower Party does not exceed 50% of the area thereof (determined as if all contiguous parcels comprising such Real Property or Additional Real Property where a single parcel)), (iv) are set forth in Section 7.01(p) (but only in cases where the applicable Borrower Party is the lessee and such Real Property or Additional Real Property is described in the foregoing clause (a)(ii) of this definition), or (v) are set forth in Section 7.01(v) (but only in cases where the applicable Borrower Party is the lessee and such Real Property or Additional Real Property is described in the foregoing clause (a)(ii) of this definition)), and is subject to no other Lien (other than Permitted Liens);

(c) which is located in the continental United States;

(d) which is not subject to any environmental conditions contrary to the internal credit policies of the Administrative Agent or the Collateral Agent, each in its sole discretion;

(e) which otherwise conforms in all material respects to the representations, warranties and covenants contained in this Agreement and the other Loan Documents (including the requirements of Section 10.25);

(f) for which the Collateral Agent shall have received with respect to such Real Property, all in form and substance reasonably satisfactory to the Collateral Agent: (i) an environmental assessment prepared by an environmental consultant satisfactory to the Collateral Agent the results of which shall be reasonably satisfactory to the Collateral Agent; (ii) a fully paid ALTA Lender’s Extended Coverage Loan Title Insurance Policy, issued by a title insurer reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on such Real Property, free and clear of all defects and encumbrances, subject to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) as the Administrative Agent or the Collateral Agent may reasonably request; (iii) copies of all documents of record concerning such Real Property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above; (iv) certificates of insurance reflecting all insurance policies required to be maintained with respect to such Real Property by this Agreement, the applicable Mortgage or any other Loan Documents and the Collateral Agent is named lender loss payee or mortgagee thereon; (v) a new or an existing survey with respect to such Real Property which is sufficient to enable the title insurer to remove the standard survey exception from the title policy referred to in clause (ii) above and to issue any survey-dependent endorsement to such policy reasonably requested by the Collateral Agent; (vi) a flood hazard certificate and flood insurance policy endorsement concerning such Real Property, if required by the Flood Disaster Protection Act of 1973; (vii) a Real Property Appraisal; (viii) evidence that counterparts of a Mortgage with respect to such Real Property has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in the filing or recording office that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent; and (ix) an opinion of local real estate counsel to the applicable Borrower Party in the state in which such Real Property is located, covering the enforceability and perfection of the applicable Mortgage and any related fixture filings and such other matters as the Collateral Agent may reasonably request;

(g) which has not been the subject of any Term Collateral Release or Term Collateral Subordination, specifically or by type or class, which, as of any relevant time of determination, has not been rescinded, as contemplated in Section 6.18(d); and

(h) as to which the applicable Borrower Party has taken all other actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record the Collateral Agent’s Lien on such Real Property.

“Eligible Rolling Stock” means, as of any date of determination, Rolling Stock owned by a Borrower Party (other than a Caribbean Party or a Canadian Subsidiary) that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent). None of the following shall be deemed to be Eligible Rolling Stock:

(a) Rolling Stock with respect to which a Borrower Party does not have good, valid and marketable title thereto;

(b) Rolling Stock that is not represented by a certificate of title and/or is not subject to a certificate of title (or similar) statute under applicable Law, except for Rolling Stock consisting of trucks used for back haul and yard tractors, which, consistent with their use in the ordinary course of business, are not required to be represented by a certificate of title and/or are not subject to a certificate of title (or similar) statute under applicable Law;

(c) Rolling Stock that is not subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to Permitted Liens having priority by operation of applicable Law), or is subject to any other Lien (other than Permitted Liens), or is leased by a Borrower Party or is subject to a deposit or down payment, or that is not solely owned by a Borrower Party;

(d) To the extent such Rolling Stock is subject to a certificate of title, Rolling Stock for which the applicable Borrower Party (i) has not delivered a certificate of title with respect thereto to the Collateral Agent (or any agent or trustee acceptable to the Collateral Agent) and (ii) has not caused such certificate of title to be registered with the applicable Governmental Authority showing the Collateral Agent (or any agent or trustee acceptable to the Collateral Agent) as the lienholder thereon, such that such Rolling Stock is subject to a perfected first priority security interest in favor of the Collateral Agent unless, in either case, the applicable Borrower Party has submitted the certificate of title or the requisite application therefor to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered;

(e) Rolling Stock that is subject to any license, lease or other arrangement that restricts the Borrower Party’s or the Collateral Agent’s right to dispose of such Rolling Stock, unless the Collateral Agent has received an appropriate lien waiver;

(f) Rolling Stock that is not located within the continental United States;

(g) Rolling Stock that is not properly registered in one of the states of the United States to any Borrower Party (other than a Caribbean Party or Canadian Subsidiary);

(h) Rolling Stock that does not meet all standards imposed by any Governmental Authority;

(i) Rolling Stock that (i) is not in reasonable repair and working order (ordinary wear and tear excepted) or not being used in the ordinary course of business, (ii) is obsolete, damaged or defective or otherwise unusable or (iii) is more than eight years old (as measured by model year) at the time that it is proposed to be added to Eligible Rolling Stock;

(j) Rolling Stock that has not been the subject of a Rolling Stock Appraisal;

(k) Rolling Stock as to which casualty insurance in compliance with the provisions of Section 6.07 hereof is not in effect;

(l) Rolling Stock which does not conform in all material respects to the covenants, warranties and representations in this Agreement and the other Loan Documents respecting Eligible Rolling Stock;

(m) Rolling Stock owned by a Person that becomes a Borrower Party following the Sixth Restatement Effective Date or Rolling Stock acquired in a Permitted Acquisition or any other acquisition, unless the Administrative Agent shall have received or conducted (i) Rolling Stock Appraisals of such Rolling Stock and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent. As long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Borrower Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use commercially reasonable efforts to complete such due diligence and a related appraisal on or prior to such Person becoming a Borrower Party or the closing date of such Permitted Acquisition; or

(n) which has not been the subject to any Term Collateral Release or Term Collateral Subordination, specifically or by type or class, which, as of any relevant time of determination, has not been rescinded, as contemplated in Section 6.18(d).

Any Rolling Stock that is not Eligible Rolling Stock shall nevertheless be part of the Collateral to the extent provided in the Collateral Documents (except to the extent such Rolling Stock has been the subject of a Term Collateral Release, specifically or by type or class, which has not been rescinded, as contemplated in Section 6.18(d)).

“Eligible Tobacco Inventory” means Eligible Inventory consisting of Tobacco Inventory.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equipment” means (x) any “equipment” as such term is defined in Article 9 of the Uniform Commercial Code (or the PPSA to the extent applicable) and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles (including Rolling Stock) and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in endangered or critical status, within the meaning of Section 305 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under

Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA or (i) the failure to make by its due date a required contribution under Section 430(j) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 9.17(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.17(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, on any date of determination, (a) the Loan Cap minus (b) the aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means for any currency, on any day, the rate determined by the Administrative Agent as the spot rate for the purchase of such currency with another applicable currency through its principal foreign exchange trading office on the date of such determination (it being understood that such determination is typically made at approximately 1:30 p.m., London time, but the determination time may be adjusted from time to time, based on current system configurations); provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Accounts” means all (i) payroll, (ii) trust and tax withholding accounts, (iii) any Permitted Receivables DDA, (iv) any “zero balance” disbursement account which is linked to or funded by (either directly or through one or more other DDAs or Deposit Accounts, each of which is a “zero balance” disbursement account) a DDA or other Deposit Account which is subject to a Blocked Account Agreement, and (v) other Deposit Accounts with de minimis amounts on deposit (in the case of this clause (v), as reasonably determined by Administrative Agent).

“Excluded Intellectual Property” means the following trademarks: West Creek, Ridgecrest, Piancone, Roma, Braveheart and Silver Source, except that the West Creek and Silver Source trademarks described in the Specified Captive Trademark Security Agreement shall not be required to be pledged so long as such trademarks are subject to the Specified Captive Trademark Security Agreement.

“Excluded Property” means, collectively or individually, the properties subject to the (a) Deed of Lease Agreement by and between Lebanon TN Statutory Trust and Performance Food Group, Inc. (as successor to PFG-Lester Broadline, Inc.), dated June 27, 2003, as amended; and (b) Deed of Lease Agreement by and between Richmond VA Statutory Trust and Performance Food Group, Inc. (as successor to Performance Food Group Company), dated June 27, 2003, as amended.

“Excluded Sale-Leasebacks” means the Sale-Leasebacks related to the Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary (other than a Subsidiary that is a Subsidiary Guarantor and is not permitted to become an Unrestricted Subsidiary pursuant to Section 7.15), (b) each Subsidiary listed on Schedule 1.01D hereto, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Foreign Subsidiary (other than a Caribbean Party) and any Domestic Subsidiary or Canadian Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than a Caribbean Party), (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable), (f) any other Subsidiary with respect to which, in the reasonable judgment of the Lead Borrower (confirmed in writing by notice to the Administrative Agent), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be material, (g) each Unrestricted Subsidiary, (h) any “not-for-profit” Subsidiary, (i) any Captive Insurance Subsidiary, and (j) any Special Purpose Receivables Subsidiary and any other special purpose entity.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 10.03), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Commitment” has the meaning specified in Section 2.23(a).

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement and identified on Schedule 1.01F.

“Existing Loans” has the meaning specified in Section 2.23(a).

“Existing Tranche” has the meaning specified in Section 2.23(a).

“Extended Commitments” has the meaning specified in Section 2.23(a).

“Extended Loans” has the meaning specified in Section 2.23(a).

“Extended Maturity Date” has the meaning specified in Section 2.23(a).

“Extended Tranche” has the meaning specified in Section 2.23(a).

“Extending Lender” has the meaning specified in Section 2.23(b).

“Extension Amendment” has the meaning specified in Section 2.23(c).

“Extension Date” has the meaning specified in Section 2.23(d).

“Extension Notice” has the meaning specified in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the letter dated as of August 9, 2024, by and between the Lead Borrower and Wells Fargo, setting forth certain fees payable by the Borrowers in connection with the credit facilities described herein, as the same now exists or may hereafter be amended, restated, supplemented, or otherwise modified.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Flood Property” means a property located in a Flood Zone.

“Flood Zone” means any area having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute, or in the Biggert-Waters Flood Insurance Reform Act of 2012, as amended from time to time, and any successor statute, or any area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Floor” means a rate of interest equal to 0.00%.

“Food Security Act” means the Food Security Act of 1985, as amended, and any successor statute thereto, including all rules and regulations thereunder all as the same may be in effect from time to time and similar Laws of other applicable jurisdictions in effect from time to time.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States and shall include a Canadian Pension Plan.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is neither a Domestic Subsidiary nor a Canadian Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.25(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Sixth Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that GAAP as it relates to lease accounting or in the application thereof shall be subject, in all respects, to Section 1.03(c) hereof.

“General Intangibles” has the meaning assigned to such term in the U.S. Security Agreement and shall include “Intangibles” as defined in the PPSA where the term “General Intangibles” is used in the Loan Documents.

“Goods” means “goods” as such term is defined in Article 9 of the Uniform Commercial Code (or PPSA to the extent applicable).

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Sixth Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means (a) the Sixth Amended and Restated Guaranty made by Holdings and the Subsidiary Guarantors on the Sixth Restatement Effective Date in favor of the Administrative Agent and Collateral Agent on behalf of the Secured Parties and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means any Bank Product Provider that is a party to a Swap Contract with a Loan Party or any of its Restricted Subsidiaries or otherwise provides Bank Products under clause (e) of the definition thereof.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Individual Letter of Credit Sublimit” means, with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto; provided that Schedule I may be amended to reflect any Individual Letter of Credit Sublimit with respect to any Additional Issuing Bank appointed in accordance with Section 2.06(t).

“Information” has the meaning specified in Section 10.08.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreement” means each Grant of Security Interest in United States Trademarks, Grant of Security Interest in United States or Canadian Patents, as applicable, and Grant of Security Interest in United States or Canadian Copyrights, in each case in the forms of Exhibit C, D, and E to the applicable Security Agreement, executed and delivered from time to time under or in connection with this Agreement or the applicable Security Agreement, and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day of each January, April, July and October and the Maturity Date (provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears on the first day of each month).

“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3 or 6 months thereafter or, if agreed to by all Lenders, 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3, 6, or 12 months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.25(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

“Intermediate Holding Company” means any Subsidiary of Holdings (of which Holdings, directly or indirectly, owns 100% of the issued and outstanding Equity Interests) that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Lead Borrower.

“Inventory” means any “inventory” as such term is defined in Article 9 of the Uniform Commercial Code (or PPSA to the extent applicable).

“Inventory Advance Rate” means 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, in its reasonable commercial discretion exercised in good faith and not inconsistent with past practice, with respect to changes in the determination of the salability, of the Eligible Inventory (or Eligible In-Transit Inventory, as the case may be) or which reflect such other factors as negatively affect the market value of the Eligible Inventory, but without duplication of any Tax Stamp Reserves.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Lead Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice)

or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” means the right to use all trademarks, service marks, trade names, domain names and other source indicators and all goodwill associated with the foregoing, copyrights, patents, patent rights, designs, technology, software, know-how database rights, design rights, trade secrets and other intellectual property rights including any applications or registrations relating thereto and the right to register and obtain renewals of any of the foregoing and the right to sue for past, present and future infringement, misappropriation or other violation thereof, including the right to all damages and proceeds therefrom.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the applicable Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by the Lead Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo, or any Additional Issuing Bank designated as an Issuing Bank pursuant to Section 2.06(t), in each case in its capacity as issuer of any Letter of Credit. Each Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” means any Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning given such term in Section 1.11 of this Agreement.

“LCA Test Date” has the meaning given such term in Section 1.11 of this Agreement.

“Lead Borrower” has the meaning set forth in the preamble to this Agreement.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the preamble to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means (a) each Existing Letter of Credit and (b) each letter of credit that (i) is issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) constitutes a Standby Letter of Credit or Commercial Letter of Credit (and for which the applicable Issuing Bank is not otherwise prohibited from issuing such letter of credit due to the internal general policies of such Issuing Bank), and (iii) is in form reasonably satisfactory to such Issuing Bank.

“Letter of Credit Disbursement” means a payment made by the applicable Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Outstandings pursuant to Section 2.06(e) on such date.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to Section 2.11(c).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.06(f) of this Agreement.

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus, without duplication, (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.06(f) of this Agreement.

“Letter of Credit Sublimit” means, at any time, $300,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Liabilities” means any and all debts, liabilities and obligations of any nature or kind.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, hypothec or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition the consummation of which is, pursuant to the terms of the definitive acquisition documentation related thereto, subject to “funds certain” conditions or otherwise not conditioned on the availability of, or on obtaining, third party financing.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to the Administrative Agent or Collateral Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent or the Collateral Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Swingline Loan, and, as may be set forth in any Additional Credit Amendment, any Additional Loans or, as may be set forth in any Extension Amendment, any Extended Loans.

“Loan Account” has the meaning specified in Section 2.20(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Borrowing Base and (b) the sum of (i) the Aggregate Commitments plus (ii) the outstanding principal amount of the Additional Term Loans.

“Loan Disbursement Account” means the Deposit Account of the Lead Borrower identified on Schedule 2.19 to this Agreement (or such other Deposit Account of the Lead Borrower located at the Administrative Agent that has been designated as such, in writing, by the Borrowers to the Administrative Agent).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, and (e) each Acceptable Intercreditor Agreement.

“Loan Parties” means, collectively, (a) the Borrowers, (b) Holdings and (c) each other Guarantor.

“Margin Stock” as defined in Regulation U of the Federal Reserve Board as in effect from time to time.

“Market Capitalization” means, with respect to any Restricted Payment made pursuant to Section 7.06(h), an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of Performance Food Group Company on the date of the declaration of the relevant Restricted Payment, multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Canadian Subsidiary” means any Canadian Subsidiary which is a Material Domestic / Canadian Subsidiary.

“Material Domestic / Canadian Subsidiary” means, at any date of determination, each of Holdings’ Domestic Subsidiaries and Canadian Subsidiaries (other than the Borrowers) (a) whose total assets at the last day of the Test Period were equal to or greater than 5% of Total Assets at such date or (b) whose Consolidated EBITDA for such Test Period were equal to or greater than 5% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries for such period; provided that “Material Domestic / Canadian Subsidiary” shall also include any of Holding’s Subsidiaries selected by the Lead Borrower which is required to ensure that all Material Domestic / Canadian Subsidiaries have in the aggregate (i) total assets at the last day of the Test Period that were equal to or greater than 95% of the total assets of Holdings, the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries or Canadian Subsidiaries at such date and (ii) Consolidated EBITDA for such Test Period that were equal to or greater than 95% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries or Canadian Subsidiaries for such period.

“Material Foreign Subsidiary” means, at any date of determination, each of Holdings’ Foreign Subsidiaries (a) whose total assets at the last day of the Test Period were equal to or greater than 5% of Total Assets at such date or (b) whose Consolidated EBITDA for such Test Period were equal to or greater than 5% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries for such period; provided that “Material Foreign Subsidiary” shall also include any of Holding’s Subsidiaries selected by the Lead Borrower which is required to ensure that all Material Foreign Subsidiaries have in the aggregate (i) total assets at the last day of the Test Period that were equal to or greater than 95% of the total assets of Holdings, the Borrowers and the Restricted Subsidiaries that are Foreign Subsidiaries at such date and (ii) Consolidated EBITDA for such Test Period that were equal to or greater than 95% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries that are Foreign Subsidiaries for such period.

“Material Subsidiary” means any Material Domestic / Canadian Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means the fifth anniversary of the Sixth Restatement Effective Date (the “Original Maturity Date”); provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day; provided further that if, on the 60th day immediately preceding the stated maturity date of any Additional Permitted Debt (but only if such maturity date is on or before the later of the Original Maturity Date and any Extended Maturity Date), the outstanding principal amount of such Additional Permitted Debt equals or exceeds $100,000,000 (excluding any principal thereof which, as of such day, has been repaid, refinanced (including by exchange), defeased or, in the reasonable determination of the Administrative Agent, adequately reserved for or cash collateralized), then the Maturity Date will occur on such 60th day. For purposes of this definition, any Additional Permitted Debt with a maturity date within 90 days of any other Additional Permitted Debt thereof shall be deemed to be the same Indebtedness (which shall be deemed to be the earlier maturing Indebtedness).

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage” means collectively, the deeds of trust, trust deeds, charges, hypothecs and mortgages creating and evidencing a Lien on a Real Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iii) or 6.18 or the definition of Eligible Real Property.

“Mortgaged Properties” means each Real Property for which the Loan Parties have provided a Mortgage pursuant to Sections 4.01(a)(iii) or 6.18 or the definition of Eligible Real Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or in the past six years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, the Lead Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Lead Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Lead Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Lead Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by Holdings, the Lead Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $3,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Equity Interest or Indebtedness by Holdings, the Lead Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings, the Borrowers or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of Holdings or the Lead Borrower the amount of cash from such Permitted Equity Issuance contributed to the capital of (without duplication) Holdings or the Lead Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“NOLV Percentage” means (i) with respect to Inventory, the net appraised recovery value of the Loan Parties’ Inventory as set forth in the Loan Parties’ stock ledger (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent inventory appraisal received by the Administrative Agent and conducted by an independent appraiser reasonably satisfactory to the Administrative Agent (provided, that so long as Administrative Agent receives, reasonably in advance of the Sunshine Acquisition Date (as determined by Administrative Agent in its discretion), the Sunshine Appraisal, the NOLV Percentage with respect to Inventory acquired in the Sunshine Acquisition shall be the net appraised recovery value (expressed as a percentage of the Cost of such Inventory) of the Sunshine Acquired Companies’ Inventory as set forth in such Sunshine Appraisal until such time as an appraisal with respect to such Inventory is performed pursuant to this Agreement and received by Administrative Agent) and (ii) with respect to Rolling Stock, the net orderly liquidation value of the Loan Parties’ Rolling Stock (expressed as a percentage of net book value of such Rolling Stock), as reasonably determined from time to time by reference to the applicable Rolling Stock Appraisal received by the Administrative Agent.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Noncompliance Notice” shall have the meaning provided in Section 2.05(b).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.23(e).

“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.

“Non-Territorial Caribbean Party” means a Caribbean Party which is not a Territorial Caribbean Party.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event (excluding any Designated Funds, so long as they remain Designated Funds) or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that particular use or transaction.

“Notes” means, collectively, (a) Revolving Credit Notes, (b) the Swingline Note, and (c) any Additional Notes.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party, any Guarantor and their respective Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party, any Guarantor or any of their respective Restricted Subsidiaries of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) obligations of any Loan Party and any Restricted Subsidiary arising under any

Other Liabilities; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of the Loan Parties and the Guarantors under the Loan Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (x) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, Erroneous Payment Subrogation Rights, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party, any Guarantor or any of their respective Restricted Subsidiaries under any Loan Document and (y) the obligation of any Loan Party, any Guarantor or any of their respective Restricted Subsidiaries to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its respective sole discretion, may elect to pay or advance on behalf of such Loan Party, such Guarantor or such Restricted Subsidiary. For the avoidance of doubt, obligations and liabilities existing or arising in connection with or from any Additional Commitments or Additional Loans shall constitute Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Services furnished to any of the Loan Parties or any of their Restricted Subsidiaries (including, without limitation, overdraft protections and similar services or arrangements in connection with deposit accounts) and/or (b) any transaction which arises out of any Bank Product entered into with any Loan Party or any Restricted Subsidiary, as each may be amended from time to time.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Overadvance” means a Revolving Loan, advance, or providing of credit support (such as the issuance of a Letter of Credit), to the Borrowers to the extent that, immediately after the making of such loan or advance or the providing of such credit support, Excess Availability is less than zero.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the Federal Funds Rate.

“PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. §499 and similar Laws of other applicable jurisdictions in effect from time to time.

“Packers and Stockyards Act” means the Packers and Stockyards Act of 1921, as amended, 7 U.S.C. Section 181 et seq. and similar Laws of other applicable jurisdictions in effect from time to time.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment in Full” means that (a) the Aggregate Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities which are not yet due and payable) shall have been paid in full, (c) all Letters of Credit have expired or been terminated (or have been cash collateralized or backstopped in a manner reasonably satisfactory to Administrative Agent and each applicable Issuing Bank (and in an amount equal to 101.5% of such Letter of Credit Outstandings)), and (d) all other Letter of Credit Outstandings have been reduced to zero (or cash collateralized or backstopped in a manner reasonably satisfactory to Administrative Agent and each applicable Issuing Bank (and in an amount equal to 101.5% of such Letter of Credit Outstandings)). “Paid in Full” shall have a correlative meaning.

“Payment Recipient” has the meaning assigned to it in Section 9.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the past six years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings, in each case to the extent permitted hereunder, as applicable.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b) is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Borrower hereunder; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed 5.00% of the Borrowing Base, in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than 45 consecutive Business Days;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.06 regarding any Revolving Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and provided, further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the aggregate amount of the Aggregate Revolving Commitments (as in effect prior to any termination of the Aggregate Revolving Commitments pursuant to Section 8.01 hereof).

“Permitted Receivables DDA” means a DDA (a) which is established in connection with a Permitted Receivables Financing, is thereafter used by the Lead Borrower or a Restricted Subsidiary solely for purposes of, and in connection with, such Permitted Receivables Financing, and is used solely for the purposes of receipt of collections and other proceeds of (i) Accounts (and Related Rights and Property) sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to such Permitted Receivables Financing and (ii) if applicable, any other Accounts owing by the Designated Account Debtor associated with such Permitted Receivables Financing and (b) into which no proceeds of Accounts of the Lead Borrower or any Restricted Subsidiary are deposited, other than (i) Accounts (and Related Rights and Property) which have been sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to such Permitted Receivables Financing and (ii) if applicable, such other Accounts (and Related Rights and Property) owing by the Designated Account Debtor associated with such Permitted Receivables Financing. For the avoidance of doubt, a DDA shall constitute a Permitted Receivables DDA only for so long as the related Permitted Receivables Financing remains in effect.

“Permitted Receivables Financing” means any supply chain, factoring, discounting securitization, or similar financing arrangements pursuant to which, in one or a series of related transactions, the Lead Borrower or any of its Restricted Subsidiaries sells, conveys, or otherwise transfers or grants a security interest from time to time to a Receivables Purchaser one or more Accounts owing by a Designated Account Debtor to a Borrower Party (and the Related Rights and Property) (whether or not such Receivables Purchaser, in turn, sells, conveys, or otherwise transfers or grants a security interest in such Account to a subsequent Receivables Purchaser), so long as (a) the consideration therefor is equal to or greater than the fair market value thereof (as determined by the Lead Borrower in the exercise of its commercially reasonable discretion and giving effect to such factors as early receipt of payment); (b) such financing arrangements are non-recourse to any Borrower Party or Restricted Subsidiary, other than Permitted Receivables Undertakings; (c) all payments of cash made pursuant to the terms of such financing arrangements by a Receivables Purchaser to the Lead Borrower or any Restricted Subsidiary are deposited into a Blocked Account; (d) the documents evidencing such financing arrangements (including, if reasonably requested by the Administrative Agent, an intercreditor agreement with the applicable Receivables Purchaser(s)), and any amendments, restatements, supplements, or other modifications thereto, have been approved by the Administrative Agent, acting in its commercially reasonable discretion and in good faith; and (e) within three Business Days before entering into such financing arrangements, the Lead Borrower shall have delivered a pro forma Borrowing Base Certificate to the Administrative Agent, prepared on a pro forma basis by giving effect to the elimination of all Accounts of the applicable Designated Account Debtor from the calculation of the Borrowing Base, and such pro forma Borrowing Base Certificate shall demonstrate that no Overadvance exists.

“Permitted Receivables Undertakings” means, with respect to any Permitted Receivables Financing, (a) the obligations of the originator or seller of any Account (and Related Rights and Property) sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to such Permitted Receivables Financing to repurchase such Accounts in the case of any breach of representation or warranty made in connection with such sale, conveyance, or transfer; (b) the obligations of the Lead Borrower or any of its Restricted Subsidiaries to cause the seller thereof (or any Special Purpose Receivables Subsidiary) to comply with the terms and conditions of the documents evidencing such Permitted Receivables Financing; (c) Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries arising solely as a result of the recharacterization of any of the transactions comprising a Permitted Receivables Financing as a secured financing (so long as such Indebtedness does not exceed the face amount of the Accounts which are the subject of such recharacterization, plus customary interest, fees, indemnities, and reimbursements relating thereto); and (d) such other obligations and undertakings customarily entered into, made, or undertaken in connection with a Permitted Receivables Financing transaction.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) (i) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and any such modification, refinancing, refunding, renewal or extension in the form of unsecured Indebtedness, such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) with respect to any such modification, refinancing, refunding, renewal or extension in the form of unsecured Indebtedness, (A) such modification, refinancing, refunding, renewal or extension has a final maturity date which is equal to or later than the earlier of (1) the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (2) the date which is 91 days after the later of the Maturity Date and any Extended Maturity Date existing at the time such Indebtedness is incurred, and (B) such Indebtedness either (1) does not amortize or has a per annum rate of amortization not to exceed 1.00% of the original principal amount thereof (or such other rate or schedule of amortization or mandatory payments acceptable to the Administrative Agent in its reasonable discretion) or (2) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall exist or would result therefrom, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b)(i), 7.03(g) or 7.03(k) or 7.03(r) or is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided further that modified, refinanced, refunded, renewed or extended Indebtedness secured by Liens on the Collateral which are junior to the Liens securing the Obligations and subject to an Acceptable Intercreditor Agreement, to the extent such Liens are permitted by Section 7.01 hereof, shall not be deemed to be materially adverse to the Loan Parties or the Lenders, and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is (i) unsecured, then such modified, refinanced, refunded, renewed or extended Indebtedness is unsecured and (ii) secured, then such modified, refinanced, refunded, renewed or extended Indebtedness is either unsecured or secured only by Permitted Liens. Notwithstanding anything contained herein to the contrary, the Excluded Sale-Leasebacks may be amended or replaced to include a right to be exercised by the relevant lessees to purchase the relevant real properties subject to such Excluded Sale-Leasebacks if the indebtedness of the lessors under such Excluded Sale-Leasebacks is indefeasibly repaid in full by the lessee or a guarantor thereof.

“Person” means any natural person, corporation, limited liability company, unlimited liability corporation, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning given such term in Section 10.08.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means any Equity Interest with preferential rights (in relation to common equity of the same issuer) of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means the occurrence of any of the following events:

(a) any sale, transfer or other Disposition (including pursuant to a sale and leaseback transaction) of any Collateral (other than the transfer of any Collateral among locations of the Loan Parties) unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent; or

(b) any Casualty Event unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its “prime rate” in effect for U.S. dollars at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate shall be deemed to be zero). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Priority Payable Reserves” means Canadian Priority Payable Reserves and other reserves established in the good faith credit discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Secured Parties’ Liens including, without limitation, in the good faith credit discretion of the Administrative Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Foreign Plan.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, set forth in a certificate by a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent, as the case may be, projected by Holdings or the Lead Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable synergies and cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings, the Borrowers and the Restricted Subsidiaries; provided that, (i) at the election of Holdings or the Lead Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period; and provided, further that for amounts in excess of the Add-Back Cushion Amount (A) the aggregate amount of Pro Forma Adjustments shall not exceed 15% of Consolidated EBITDA for any Test Period, and (B) the aggregate amount of Pro Forma Adjustments, together with the aggregate amount of add-backs included pursuant to clauses (a)(v) and (a)(vi) of the definition of Consolidated EBITDA, shall not exceed 20% of Consolidated EBITDA for any Test Period (calculated in each case before giving effect to such Pro Forma Adjustments and other add-backs).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings, any Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrowers and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Excess Availability” means, for any date of calculation and with respect to any Specified Payment or Certain Specified Payment, average Alternate Availability calculated for the 90-day period ending immediately before the date on which such Specified Payment or Certain Specified Payment is being made (determined on each such relevant day by giving effect to such Specified Payment or Certain Specified Payment and any Loans made, or Letters of Credit issued in connection with or in contemplation of such Specified Payment or Certain Specified Payment, the proceeds of which are to be applied to such Specified Payment or Certain Specified Payment).

“Pro Forma Excess Availability Condition” means that, for any date of calculation and with respect to any Specified Payment, Pro Forma Excess Availability shall equal or exceed the Trigger Amount; provided that such threshold amount shall be increased to the greater of (a) the Trigger Amount and (b) $415,000,000 with respect to any Specified Payment under Section 7.02(j) or (n), 7.03(n), or 7.05(f) in the event that the Lead Borrower shall have elected to include any Restricted Subsidiary that is a Foreign Subsidiary in the calculation of the Consolidated Fixed Charge Coverage Ratio required to be tested in such Sections; provided further, that with respect to any transaction consummated pursuant to Section 7.02(j) (solely to the extent the consideration for such Permitted Acquisition exceeds $50,000,000), 7.02(d)(v) or (n), or 7.03(n) (solely to the extent such transaction exceeds $31,250,000), satisfaction of such condition and any other financial tests in such section, shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating, in reasonable detail, satisfaction thereof, which certificate shall be delivered to the Administrative Agent prior to making any Specified Payment.

“Pro Forma Excess Availability Condition (Certain Covenants)” means that, for any date of calculation and with respect to any Certain Specified Payment, Pro Forma Excess Availability shall equal or exceed $300,000,000; provided that such threshold amount shall be $350,000,000 with respect to any Certain Specified Payment under Section 7.01(dd) in the event that the Lead Borrower shall have elected to include any Restricted Subsidiary that is a Foreign Subsidiary in the calculation of the Consolidated Fixed Charge Coverage Ratio required to be tested in such Section; provided further, that, with respect to any transaction consummated pursuant to Section 7.01(dd) (solely to the extent such transaction exceeds $18,750,000), 7.05(d), or 7.06(e) (solely to the extent such transaction exceeds $18,750,000), satisfaction of such condition and any other financial tests in such section shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating, in reasonable detail, satisfaction thereof, which certificate shall be delivered to the Administrative Agent prior to making any Certain Specified Payment.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse any Issuing Bank, with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, Revolving Commitments, or the Revolving Loans, the percentage obtained by dividing the Revolving Exposure of such Lender by the aggregate Revolving Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and the Aggregate Revolving Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause (a) shall be the percentage obtained by dividing the Letter of Credit Exposure of such Lender by the Letter of Credit Exposure of all Lenders;

(b) with respect to a Lender’s obligation to make all or a portion of the Additional Term Loans (if any), with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Additional Term Loans, and with respect to all other computations and other matters related to the Additional Term Loan Commitments or the Additional Term Loans, the percentage obtained by dividing the Additional Term Loan Exposure of such Lender by the aggregate Additional Term Loan Exposure of all Lenders; and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 9.07 of this Agreement), the percentage obtained by dividing the sum of the Revolving Exposure and Additional Term Loan Exposure of such Lender by the sum of the aggregate Revolving Exposure and aggregate Additional Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.07; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause (c) shall be the percentage obtained by dividing the Letter of Credit Exposure of such Lender by the Letter of Credit Exposure of all Lenders.

“Projections” has the meaning specified in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning given such term in Section 10.08.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“RE Addition Amount” means the Appraised Value of Additional Real Property determined as of the applicable RE Addition Date based on a Real Property Appraisal dated not earlier than six months prior to such RE Addition Date.

“RE Addition Date” means the date on which any parcel of Additional Real Property is added to Eligible Real Property after the Sixth Restatement Effective Date.

“RE Borrowing Base Amount” has the meaning specified in clause (c) of the definition of “Borrowing Base.”

“RE Initial Amount” means the aggregate Appraised Value of each parcel of Eligible Real Property of the Borrower Parties determined as of the date of the Real Property Appraisals thereof conducted on or most recently before the Sixth Restatement Effective Date.

“RE Principal Reduction Amount” means, at any time of determination, an amount equal to the sum of (in each case, excluding any component of the following attributable to any Real Property that is no longer Eligible Real Property):

(a) for Real Property included in the Borrowing Base on the Sixth Restatement Effective Date, the product of (i) the RE Initial Amount, multiplied by (ii) 1/48th multiplied by (iii) the number of full fiscal quarters that have elapsed since the Sixth Restatement Effective Date; plus

(b) for all Additional Real Property, the sum of each product of (i) the applicable RE Addition Amount multiplied by (ii) 1/48th multiplied by (iii) the number of full fiscal quarters that have elapsed since the applicable RE Addition Date.

“Real Property” means all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas, and other improvements thereon (including all fixtures), now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Property Appraisal” means an M.A.I. appraisal prepared by an independent M.A.I. appraiser reasonably acceptable to the Administrative Agent and prepared in accordance with the Administrative Agent’s customary independent appraisal requirements and in compliance with all applicable regulatory requirements, including without limitation, FIRREA.

“Receivables Purchaser” means (a) any Special Purpose Receivables Subsidiary or (b) any Person which is not an Affiliate of the Lead Borrower.

“Reference Date” has the meaning specified in the definition of “Available Amount”.

“Register” has the meaning specified in Section 10.07(d).

“Related Rights and Property” means, with respect to any Account sold, conveyed, or otherwise transferred, or over which a security interest has been granted, pursuant to any Permitted Receivables Financing, all rights and properties associated with such Account, including all proceeds of such Accounts, all rights arising under any underlying contract or purchase order which gave rise to such Account, all monetary and performance guarantees (of any Person which is not an Affiliate of the Lead Borrower) guaranteeing such Account, all rights to replevin of the Goods sold in the creation of such Account, all rights of stoppage in transit, all returned Goods (to the extent constituting the Goods sold in the creation of such Account), all collateral securing such Account, Permitted Receivables DDAs established and maintained in connection with such Permitted Receivables Financing, all supporting obligations relating to such Account, and all other rights, assets, or properties customarily transferred (or in which security interests are customarily granted) in connection with a Permitted Receivables Financing.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning specified in Section 9.15(b).

“Request for Credit Extension” means, with respect to (a) a Borrowing of Revolving Loans or a conversion or continuation of Revolving Loans, a written request for such Borrowing pursuant to Section 2.03(a) or a SOFR Notice and (b) a Borrowing of Additional Term Loans or a conversion or continuation of Additional Term Loans, a written request for such Borrowing pursuant to the applicable Additional Credit Amendment.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Aggregate Revolving Commitments or, if the Aggregate Revolving Commitments have been terminated, the aggregate Revolving Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the applicable Lenders), and (b) the Additional Term Loan Exposure; provided that the portion of the aggregate Credit Extensions and Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Commitments, or if the Aggregate Revolving Commitments have been terminated, Revolving Lenders having more than 50% of the aggregate Revolving Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the applicable Lenders); provided that the portion of the aggregate Revolving Credit Extensions or Aggregate Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Additional Lenders having more than 50% of the Additional Term Loan Exposure; provided, that the portion of the aggregate Additional Term Loans and Additional Term Loan Commitments held by or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Reserves” means all (if any) Availability Reserves (including, without limitation, Priority Payable Reserves, Bank Product Reserves, Tax Stamp Reserves, Inventory Reserves, and any Designated Reserve; provided, however, that the Designated Reserve, if any, shall not be included in calculating average daily Excess Availability for purposes of determining the Applicable Rate or calculating Unused Fees).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, senior director – treasury, or other similar officer of a Loan Party and, as to any document delivered on the Sixth Restatement Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means when referring to cash or Cash Equivalents of the Lead Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Restricted Subsidiary prepared in accordance with GAAP (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or (iii) are not otherwise generally available for use by the Lead Borrower or such Restricted Subsidiary.

“Restricted Debt” has the meaning specified in Section 7.12(a).

“Restricted Debt Payments” in respect of any Restricted Debt, means any prepayments, redemptions, purchases and defeasances prior to the maturity thereof in respect of such Restricted Debt, including pursuant to any sinking fund or similar deposit.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrowers’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings, or the Borrowers other than an Unrestricted Subsidiary.

“Revolving Commitments” means, with respect to each Lender, the commitment of such Lender hereunder set forth as its Revolving Commitment opposite its name on Schedule I hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement (including pursuant to Section 2.17).

“Revolving Credit Extensions” means, as of any date of determination, the sum of (a) the principal balance of all Revolving Loans (including Swingline Loans) then outstanding and (b) the then amount of the Letter of Credit Outstandings.

“Revolving Credit Notes” means the promissory notes of the Borrowers payable to any Lender or its registered assigns, substantially in the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from Revolving Loans made by such Lender to the Borrowers, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Revolving Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Aggregate Revolving Commitments, the amount of such Lender’s Revolving Commitment, and (b) after the termination of the Aggregate Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Revolving Lender.

“Revolving Lender” means each Lender which holds a Revolving Commitment and any other Person who becomes a “Revolving Lender” in accordance with the provisions of this Agreement.

“Revolving Loans” means collectively, the Loans (including Swingline Loans) made by the Lenders pursuant to Section 2.01(a) and pursuant to any applicable Additional Credit Amendment which specifies that Additional Revolving Loans made thereunder shall constitute “Revolving Loans” under this Agreement.

“Rolling Stock” means all yard tractors, trucks used for delivery or back haul, trailers and tractor/trailer rigs owned by the Borrower Parties (other than a Caribbean Party).

“Rolling Stock Appraisal” means an appraisal prepared by an independent appraiser reasonably acceptable to the Administrative Agent and prepared in accordance with the Administrative Agent’s customary independent appraisal requirements and in compliance with all applicable regulatory requirements.

“RS Addition Amount” means the Appraised Value of Additional Rolling Stock determined as of the applicable RS Addition Date based on a Rolling Stock Appraisal dated not earlier than six months prior to such RS Addition Date.

“RS Addition Date” means the date on which any Additional Rolling Stock is added to Eligible Rolling Stock after the Sixth Restatement Effective Date.

“RS Borrowing Base Amount” has the meaning specified in clause (d) of the definition of “Borrowing Base.” As of the Sixth Restatement Effective Date, the RS Borrowing Base Amount equals $0.

“RS Principal Reduction Amount” means, at any time of determination, an amount equal to the sum of (in each case, excluding any component of the following attributable to any Rolling Stock that is no longer Eligible Rolling Stock) each product of (a) the applicable RS Addition Amount multiplied by (b) 1/28th multiplied by (c) the number of full fiscal quarters that have elapsed since the applicable RS Addition Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback” means any transaction or series of related transactions pursuant to which the Lead Borrower or any of its Subsidiaries (a) Disposes of any property, real or personal (other than Accounts and Inventory), whether now owned, hereafter acquired or with respect to which the Lead Borrower or any of its Subsidiaries at one time had a right to purchase, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed.

“Same Day Funds” means immediately available funds.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC or any other Governmental Authority with jurisdiction over any Credit Party or its Affiliates or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, (e) the Government of Canada, or (f) any other Governmental Authority with jurisdiction over any Credit Party or its Affiliates or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means (a) each Credit Party, (b) each Bank Product Provider, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the U.S. Security Agreement or Canadian Security Agreement as the context requires.

“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement.

“Senior Notes” means the 2027 Senior Notes, the 2029 Senior Notes, and the Sunshine Senior Notes.

“Settlement Date” has the meaning specified in Section 2.16(b).

“Sixth Restatement Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 4.01) and Section 4.02 are satisfied or waived in accordance with Section 10.01, and the initial Credit Extensions are made hereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Deadline” has the meaning specified therefor in Section 2.25(b)(i) of this Agreement.

“SOFR Loan” means each portion of a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“SOFR Notice” means a written notice in the form of Exhibit M to this Agreement.

“SOFR Option” has the meaning specified therefor in Section 2.25(a) of this Agreement.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) with respect to a Person formed under the laws of Canada or any province or territory thereof, such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to bankruptcy and insolvency and fraudulent transfers and conveyances. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Special Purpose Receivables Subsidiary” shall mean a direct Subsidiary of the Lead Borrower or a Restricted Subsidiary which (a) is established in connection with a Permitted Receivables Financing for the acquisition of Accounts (and Related Rights and Property) or interests therein or the sale of Accounts (and Related Rights and Property) or interests therein to a Receivables Purchaser; (b) conducts no business other than business related to the establishment and maintenance of its existence or dissolution and business related to Permitted Receivables Financings; and (c) is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Lead Borrower or any of its Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Lead Borrower or any such Subsidiary becomes subject to any Insolvency Proceeding.

“Specified Captive Insurance Notes” means, collectively, the secured and unsecured revolving notes issued by the Lead Borrower or any of its Subsidiaries in favor of a Captive Insurance Subsidiary (including, without limitation, the Specified Secured Captive Insurance Notes), in an aggregate principal amount up to $300,000,000, copies of which have been delivered to the Administrative Agent; provided, that, the Indebtedness evidenced by such notes (other than the Specified Secured Captive Insurance Notes) may be secured solely by the CIS Assets; provided, further, that the Specified Secured Captive Insurance Notes may be secured by the CIS Assets and by the trademarks described in the Specified Captive Trademark Security Agreement.

“Specified Captive Trademark Security Agreement” means (a) that certain Trademark Security Agreement dated as of May 2008, by and between the Lead Borrower (as successor-in-interest to Performance Food Group Company, a Tennessee corporation), and the Captive Insurance Subsidiary and (b) that certain Trademark Security Agreement dated as of June 29, 2012, by and between the Lead Borrower (as successor-in-interest to Performance Food Group Company, a Tennessee corporation), and the Captive Insurance Subsidiary.

“Specified Secured Captive Insurance Notes” means, collectively, that certain (a) Promissory Note dated as of December 8, 2004, as amended, by the Lead Borrower (as successor-in-interest to Performance Food Group Company, a Tennessee corporation) in favor of the Captive Insurance Subsidiary, in the principal amount of $20,000,000, (b) Promissory Note dated as of May 20, 2008, as amended, by the Lead Borrower (as successor-in-interest to Performance Food Group Company, a Tennessee corporation) in favor of the Captive Insurance Subsidiary, in the principal amount of $10,000,000, and (c) Promissory Note dated as of June 29, 2012, by the Lead Borrower in favor of the Captive Insurance Subsidiary, in the principal amount of $10,000,000.

“Specified Default” means the occurrence of any Event of Default specified in Section 8.01(a), 8.01(b)(ii), 8.01(f) or 8.01(g).

“Specified Equity Contribution” means cash equity contributions (which if in the form of preferred equity shall be on terms and conditions reasonably acceptable to the Administrative Agent) made to the Lead Borrower after the Sixth Restatement Effective Date and on or after the occurrence of any Trigger Event (FCCR), which equity contribution is added to Consolidated EBITDA for the purposes of calculating compliance with Section 6.17.

“Specified Existing Commitment” has the meaning specified in Section 2.23(a).

“Specified Payments” means, with respect to any period, (A) any Investment permitted under Section 7.02(d)(v), (j), (n), or (u), (B) any Indebtedness permitted under Section 7.03(h) or 7.03(n), (C) any Disposition permitted by Section 7.05(f), (D) any Restricted Payment permitted by Section 7.06(k)(ii), (E) any Restricted Debt Payment permitted by Section 7.12(a)(vi)(B), or (F) any mandatory prepayment described in Section 2.17(c)(vi).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, granting of a Lien, Restricted Payment, Subsidiary designation or Additional Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that an Additional Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subordinated Contribution Note” means the subordinated promissory note issued by the Lead Borrower in favor of Holdings evidencing a loan in the principal amount of $547,841,036.69 (which principal amount may be increased by the addition of pay-in-kind interest pursuant to the terms of such note) made by Holdings to the Lead Borrower on May 23, 2018, as amended by that certain amendment no. 1 to subordinated promissory note dated as of September 6, 2024, which note shall be unsecured and fully subordinated to the Obligations, shall bear only pay-in-kind interest and shall mature not earlier than six months after the Maturity Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrowers that are Guarantors.

“Successor Loan Party” has the meaning specified in Section 7.04(e).

“Sunshine” means Cheney Bros., Inc., a Florida corporation.

“Sunshine Acquired Companies” means Sunshine, each of its direct and indirect Subsidiaries, and any direct or indirect Subsidiary formed by the Lead Borrower in connection with or in anticipation of, or to facilitate, the Sunshine Acquisition.

“Sunshine Acquisition” means the acquisition on the Sunshine Acquisition Date by the Lead Borrower (directly or through one or more wholly owned Subsidiaries) of 100% of the Equity Interests of the Sunshine Acquired Companies pursuant to the terms of the Sunshine Acquisition Agreement.

“Sunshine Acquisition Agreement” means that certain Stock Purchase Agreement dated as of August 13, 2024, by and among Performance Food Group Company, the Lead Borrower, Sunshine, and the sellers party thereto, as such agreement may be amended, restated, supplemented, or otherwise modified from time (provided, that unless consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed), no such amendment, restatement, supplement, or other modification shall be materially adverse to any Agent or the Lenders (it being agreed that none of the following shall be materially adverse to any Agent or the Lenders: (i) any reduction in the purchase price or (ii) any increase in the purchase price, so long as such increase is not funded with debt for borrowed money)).

“Sunshine Acquisition Date” means the closing date of the Sunshine Acquisition.

“Sunshine Appraisal” means the most recent Inventory appraisal and related customary diligence performed pursuant to the Sunshine Existing Credit Agreement prior to the Sunshine Acquisition Date, the results of such appraisal and diligence to be reasonably satisfactory to Administrative Agent (including, without limitation, that such results shall be provided to Administrative Agent on a reliance basis).

“Sunshine Disclosure Schedule” means that certain Disclosure Schedule to the Sunshine Acquisition Agreement.

“Sunshine Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of January 13, 2022, by and among Sunshine, the other borrowers and guarantors from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Sunshine Field Audit” means the most recent field audit and related customary diligence performed pursuant to the Sunshine Existing Credit Agreement prior to the Sunshine Acquisition Date, the results of such field audit and diligence to be reasonably satisfactory to Administrative Agent (including, without limitation, that such results shall be provided to Administrative Agent on a reliance basis).

“Sunshine Senior Notes” means the unsecured senior notes issued by Lead Borrower under an indenture in a registered public offering or a Rule 144A or other private placement transaction, which notes shall be issued in an aggregate principal amount not to exceed $1,000,000,000 and which notes and indenture shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Sunshine Settlement Date” means the date on which the Lead Borrower receives the proceeds of the Indebtedness incurred under the Sunshine Senior Notes.

“Super Majority of Revolving Lenders” means, subject to Section 2.17(c)(ix) and as of any date of determination, Revolving Lenders having more than 66-2/3% of the Aggregate Revolving Commitments, or if the Aggregate Revolving Commitments have been terminated, Revolving Lenders having more than 66-2/3% of the aggregate Revolving Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the applicable Revolving Lenders); provided that the portion of the aggregate Revolving Credit Extensions and Revolving Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority of Revolving Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suppressed Availability” means, on any date of determination, the Borrowing Base minus the Aggregate Commitments (but not less than zero).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder to the Borrowers hereunder.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrowers pursuant to Section 2.05.

“Swingline Loan Sublimit” means $300,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.

“Swingline Note” means the promissory note of the Borrowers payable to Swingline Lender or its registered assigns, substantially in the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to Swingline Lender resulting from Swingline Loans made by Swingline Lender to the Borrowers.

“Tax Stamp” means any tax stamp, excise tax stamp, adhesive stamp, meter stamp and similar stamp, regardless of whether fixed or unaffixed, which in each case evidence the valid and effective payment of taxes with respect to Tobacco Inventory to applicable Governmental Authorities.

“Tax Stamp Reserves” means, as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in its commercially reasonable discretion, exercised in good faith, with respect to the sum of the “net stamp tax obligations” in each jurisdiction in which any Borrower Party or Guarantor purchases Tax Stamps, wherein the “net stamp tax obligations” for such jurisdiction are equal to the aggregate obligations and liabilities owing to any Governmental Authority in such jurisdiction for purchases of Tax Stamps (including any checks or instruments of payment issued by or on behalf of any Borrower Party or

Guarantor which are held by such Governmental Authorities and not yet submitted for presentment and collection and the aggregate obligations and liabilities owing to any Governmental Authority in such jurisdiction based on an audit of a Borrower Party’s or Guarantor’s monthly Tax Stamp report delivered to any Governmental Authority in such jurisdiction, but excluding all such obligations and liabilities owing to any Governmental Authority in such jurisdictions as determined by Administrative Agent in its commercially reasonable discretion, exercised in good faith); provided, that, except as otherwise agreed by Administrative Agent in its commercially reasonable discretion, exercised in good faith, to the extent that any surety bonds have been issued to or for the benefit of any Governmental Authority in a jurisdiction with respect to which Administrative Agent has implemented a Tax Stamp Reserve, the Tax Stamp Reserve with respect to such Governmental Authority in such jurisdiction shall be equal to the greater of (a) the aggregate obligations and liabilities owing to such Governmental Authority in such jurisdiction and (b) the face amount of the surety bonds issued to or for the benefit of such Governmental Authority in such jurisdiction.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Collateral” means any and all of the following assets of any Loan Party: (a) Real Property; (b) Equipment (including, without limitation, Rolling Stock); and (c) Equity Interests issued to a Loan Party, certain intercompany loans (as determined by the Administrative Agent in its reasonable discretion), and other fixed or capital assets (but excluding Intellectual Property), and other assets which would customarily constitute term loan priority collateral, as determined by the Administrative Agent in its reasonable discretion, and (d) all proceeds thereof.

“Term Collateral (Amortized)” means, at any time of determination, any item of Term Collateral (a) which constitutes Rolling Stock and (b) as to which the RS Principal Reduction Amount for such item equals or exceeds the RS Addition Amount attributable to such item.

“Term Collateral Conditions” means, with respect to any Term Collateral and the occurrence of the Term Collateral Release or Term Collateral Subordination of such Term Collateral, each of the following conditions precedent (the satisfaction of which shall, in each case, be determined by the Administrative Agent in its reasonable discretion):

(a) Administrative Agent shall have received a written request from Lead Borrower identifying such Term Collateral and stating Lead Borrower’s desire to cause a Term Collateral Release or Term Collateral Subordination with respect to such Term Collateral (and, if such request relates to a Term Collateral Subordination, the Additional Permitted Debt to be secured by the Liens to which the Collateral Agent’s Liens will be subordinated);

(b) Lead Borrower shall have delivered to Administrative Agent a pro forma Borrowing Base Certificate, calculated by giving effect to the elimination of such Term Collateral from the calculation of the Borrowing Base;

(c) Lead Borrower shall have delivered to Administrative Agent a Compliance Certificate giving pro forma effect to such release or subordination and the incurrence of any Additional Permitted Debt related to such release or subordination;

(d) in the case of a Term Collateral Subordination, the Administrative Agent or the Collateral Agent shall have executed and delivered an Acceptable Intercreditor Agreement; and

(e) immediately after giving effect to such Term Collateral Release or Term Collateral Subordination, Alternate Availability (calculated on a pro forma basis by giving effect to any payment of Obligations with the proceeds of any Additional Permitted Debt which may be incurred in connection with such Term Collateral Release or Term Collateral Subordination, to the extent the Administrative Agent has been notified of such amount and such payment is made substantially contemporaneously with the incurrence of such Additional Permitted Debt) will equal or exceed 17.5% of the Loan Cap;

provided, however, that (A) the foregoing clauses (b), (c), and (e) shall not apply with respect to any Term Collateral Release or Term Collateral Subordination of any Term Collateral (Amortized) and (B) Lead Borrower may not request a Term Collateral Release or Term Collateral Subordination of Term Collateral (Amortized) more than one time per Fiscal Quarter (unless otherwise agreed to in writing by the Administrative Agent).

“Term Collateral Release” means, as to any Term Collateral which is Real Property or Equipment (and proceeds thereof and any related assets approved by the Administrative Agent in its discretion), the release of the Collateral Agent’s Liens arising under this Agreement or any other Loan Document on such Term Collateral, specifically or by type or class, as contemplated in Section 6.18(c); provided, however, that any prior Term Collateral Release may, with respect to any of such Term Collateral, be rescinded as contemplated in Section 6.18(d) and, in such case, such Term Collateral shall thereafter be deemed not to have been the subject of a Term Collateral Release (unless and until a new Term Collateral Release with respect to such Term Collateral occurs thereafter as contemplated in Section 6.18(c)).

“Term Collateral Subordination” means, as to any Term Collateral, the subordination of the Collateral Agent’s Liens arising under this Agreement or any other Loan Document on such Term Collateral, specifically or by type or class, to Liens permitted under Section 7.01(ee) which secure Additional Permitted Debt, as contemplated in Section 6.18; provided, however, that any prior Term Collateral Subordination may, with respect to any of such Term Collateral, be rescinded as contemplated in Section 6.18(d) and, in such case, such Term Collateral shall thereafter be deemed not to have been the subject of a Term Collateral Subordination (unless and until a new Term Collateral Subordination with respect to such Term Collateral occurs thereafter as contemplated in Section 6.18(c)).

“Term SOFR” (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier to occur of (a) the Maturity Date or (b) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII.

“Territorial Caribbean Party” means a Caribbean Party organized in the U.S. Virgin Islands or the Commonwealth of Puerto Rico.

“Test Period” means, at any time of determination, the then most recent period of four consecutive fiscal quarters or twelve consecutive fiscal months of Holdings, as applicable, ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal year, quarter or month in such period have been or are required to be delivered pursuant to Section 6.01(a), (b) or (f), respectively. A Test Period may be designated by reference to the last day thereof (i.e., “the March 31, 2012 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended March 31, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $62,500,000.

“Tobacco Inventory” means Inventory consisting of cigarettes and similar tobacco based products (such as cigars, pipe tobacco, chewing tobacco, and snuff) and any Tax Stamps permanently affixed thereto (with it being acknowledged and agreed that smoking and tobacco related inventory which is not tobacco based (such as e-cigarettes, vape pens, vape liquid, etc.) constitutes Inventory but does not constitute Tobacco Inventory).

“Total Assets” means the total assets of Holdings, the Lead Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b).

“Transaction Expenses” means all arrangement, upfront and similar fees and other out-of-pocket fees and expenses paid by the Borrowers in connection with the Transactions.

“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the amendment, amendment and restatement, ratification, or modification of the other Loan Documents on the Sixth Restatement Effective Date, (b) the initial borrowings and other extensions of credit under this Agreement on the Sixth Restatement Effective Date, and (c) the payment of the Transaction Expenses.

“Trigger Amount” means an amount equal to the greater of (a) $375,000,000 and (b) 10% of the lesser of (i) the Borrowing Base and (ii) the sum of (A) the Aggregate Commitments plus (B) the outstanding principal amount of the Additional Term Loans.

“Trigger Amount (Collateral Reporting)” means an amount equal to 12.50% of the lesser of (a) the sum of (i) the Aggregate Commitments plus (ii) the outstanding principal amount of the Additional Term Loans and (b) the Borrowing Base.

“Trigger Event (Cash Dominion)” means either (a) the occurrence and continuance of any Specified Default or Event of Default specified in Section 8.01(l)(i), (b) Alternate Availability shall fall below the Trigger Amount for five consecutive Business Days or (c) Excess Availability shall fall below $0 at any time. For purposes of this Agreement, the occurrence of a Trigger Event (Cash Dominion) shall be deemed continuing (unless the Administrative Agent otherwise agrees in its reasonable discretion or the Administrative Agent, in its reasonable judgment, has determined that the circumstances surrounding such Specified Default or Event of Default specified in Section 8.01(l)(i) cease to exist) until (i) all Specified Defaults and any Event of Default specified in Section 8.01(l)(i) are no longer continuing or have been waived and/or (ii) if the Trigger Event (Cash Dominion) arises under clause (b) or (c) above, Alternate Availability for any thirty consecutive calendar days occurring thereafter is equal to or greater than the Trigger Amount; provided that a fourth Trigger Event (Cash Dominion) in any period of 365 consecutive days shall be deemed to continue for the entire term of this Agreement notwithstanding the occurrence of an event described in clause (i) or (ii) above.

“Trigger Event (FCCR)” means Alternate Availability shall fall below the Trigger Amount for five consecutive Business Days. For purposes of this Agreement, the occurrence of a Trigger Event (FCCR) shall be deemed continuing until Alternate Availability for any 60 consecutive calendar days occurring thereafter is equal to or greater than the Trigger Amount.

“Trigger Event Cure Period” means the five consecutive Business Day period starting on the day that Alternate Availability falls below the Trigger Amount.

“Type” means, with respect to any Loan or Borrowing, its character as a Base Rate Loan or a SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncontrolled Cash” means an amount equal to the lesser of (a) the sum of $15,000,000 plus all Restricted Cash then held by the Loan Parties which was received in the ordinary course of business, and (b) $35,000,000.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than with the proceeds of Revolving Credit Extensions).

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means (i) each Subsidiary of Holdings listed on Schedule 1.01C and (ii) any Subsidiary of Holdings (other than the Borrowers) designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 7.15 after the Sixth Restatement Effective Date and any Subsidiary of an Unrestricted Subsidiary.

“Unused Fee” has the meaning provided in Section 2.11(b).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.03(a) and 2.25(b), in each case, such day is also a Business Day.

“U.S. Lender” has the meaning specified in Section 10.15(b).

“U.S. Security Agreement” means, collectively, that certain Sixth Amended and Restated Security Agreement executed by the Loan Parties on the Sixth Restatement Effective Date, together with each other security agreement supplement executed and delivered pursuant to Sections 6.11, 6.13 or 6.18.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association (as successor by merger to Wachovia Bank, National Association).

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability owed to a Multiemployer Plan as a result of a complete or partial withdrawal by a Borrower or any of its ERISA Affiliates from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means,

(a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and

(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference to “the Captive Insurance Subsidiary” shall be understood to refer to “a Captive Insurance Subsidiary”.

(f) Any reference to “province” or “provincial” shall be understood to refer to “territory” or “territorial,” as applicable.

(g) (i) Any term defined in this Agreement by reference to the Uniform Commercial Code shall also have any extended, alternative or analogous meaning given to such term in the PPSA and under other Canadian laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario) and the other securities transfer legislation in effect from time to time in any of province or territory of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agents and the Lenders, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing change statements and (iii) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with historical practices in effect as of the Sixth Restatement Effective Date, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Leverage Ratio, or any other financial ratio hereunder, as applicable, shall be calculated with respect to such period and all such Specified Transactions on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation by Holdings or any of its Subsidiaries of Accounting Standards Codification 842, to the extent such adoption would require treating any lease (or similar arrangement conveying the right-to-use or right-of-use) as a Capitalized Lease or a Capitalized Lease Obligation where such lease (or similar arrangement) would not have been required to be so treated under GAAP immediately before the implementation and effectiveness of ASC 842.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X, in the calculation of the Borrowing Base, or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, at the Dollar Equivalent thereof; provided that the determination of any amount shall, as applicable, be made in accordance with Section 1.08(b). The Borrowing Base shall be calculated based on the Dollar Equivalent of any amounts thereof which are not denominated in Dollars. At each time of determination, all Credit Extensions shall be determined in the Dollar Equivalent thereof (including in determining whether any conditions precedent have been satisfied in connection with the making of such Credit Extension). Unless expressly provided otherwise in this Agreement or any other Loan Document, all Letter of Credit Disbursements made under any Letter of Credit denominated in any currency other than Dollars shall be repaid by the applicable Loan Parties in the currency in which such Letter of Credit Disbursement was made. If and to the extent this Agreement or any other Loan Document requires that any Letter of Credit be cash collateralized by a Loan Party, then the cash provided as collateralization thereof shall be in the currency in which such Letter of Credit is denominated. In all other cases, if and to the extent the Dollar Equivalent of any cash collateral held in respect of any Letter of Credit denominated in any currency other than Dollars is, at any time, less than the cash collateral otherwise required with respect to such Letter of Credit, the Administrative Agent may require payment from the party responsible for paying such cash collateral or apply proceeds or take such other actions as may be necessary to cause the Dollar Equivalent of such cash collateral to equal the amount required therefor. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in the Exchange Rate occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit in effect at such time, determined at the Dollar Equivalent thereof.

Section 1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11 Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition for purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Leverage Ratio, or any other financial ratio hereunder or any testing of baskets set forth in this Agreement, in each case, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder (including the incurrence of any Indebtedness and the making of any Investment), shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (except as provided below, the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Lead Borrower are available, the Lead Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with and (b) determining compliance with any provisions of this Agreement which requires that no Default, Event of Default, Specified Default, or specified Event of Default, as applicable, has occurred, is continuing, or would result from any such action, as applicable, such condition shall be deemed satisfied so long as no Default, Event of Default, Specified Default, or specified Event of Default, as applicable, exists on the LCA Test Date; provided, however, that, in all cases, such Limited Condition Acquisition shall be consummated on or before the date which is 180 days after the LCA Test Date (provided, however, that if such Limited Condition Acquisition shall not have been consummated on or before the such 180th day and the definitive documents for such Limited Condition Acquisition shall have neither been terminated nor expired, the Lead Borrower may elect to reset the LCA Test Date for such Limited Condition Acquisition so that the LCA Test Date for all purposes of this Section 1.11 relating to such Limited Condition Acquisition shall be the same date on which such 180-day period would have otherwise ended and, in such case, the LCA Test Date for such Limited Condition Acquisition shall be such reset LCA Test Date and all determinations made on the LCA Test Date under this Section 1.11 with respect to such Limited Condition Acquisition shall be made anew on such reset LCA Test Date, taking into account all facts and circumstances existing as of such reset LCA Test Date). If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test, or basket with respect to any transaction permitted hereunder (each, a

“Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof or the making of any Investment) have been consummated.

Section 1.12 Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.25(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.13 Quebec Interpretation. For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (g) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (h) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (i) an “agent” shall include a “mandatary”, (j) “construction liens” or “materialmen’s, repairman’s, construction contractors’, mechanics’ and other like Liens” shall include “legal hypothecs”, (k) “joint and several” shall include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (m) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (n) “easement” shall include “servitude”, (o) “priority” shall include “prior claim”, (p) “survey” shall include “certificate of location and plan”, (q) “accounts” shall include “claims” and “monetary claims”, (r) “fee simple title” shall include “absolute ownership”, (s) “leasehold interest” shall include “a valid lease” and (t) any reference to a PPSA financing statement, financing change statement or like document shall include the equivalent filing under the Civil Code. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 Commitment of the Lenders.

(a) Each Revolving Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Revolving Loans in Dollars to or for the benefit of the Borrowers subject, in each case, to the following limitations:

(i) the aggregate outstanding amount of the Revolving Credit Extensions to the Borrowers shall not at any time cause Excess Availability to be less than zero;

(ii) Letters of Credit shall be available from the Issuing Banks to the Borrowers and their Restricted Subsidiaries; provided that the Borrowers shall not at any time permit the aggregate Letter of Credit Outstandings at any time to exceed the Letter of Credit Sublimit;

(iii) no Lender shall be obligated to make any Revolving Credit Extension to the Borrowers in excess of such Lender’s Revolving Commitment;

(iv) the aggregate outstanding amount of the Revolving Credit Extensions shall not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base;

(v) [reserved];

(vi) [reserved];

(vii) subject to all of the other provisions of this Agreement, Revolving Loans to the Borrowers that are repaid may be reborrowed prior to the Termination Date;

(viii) no new Revolving Credit Extensions (other than Permitted Overadvances) shall be made to the Borrowers after the Termination Date; and

(ix) the aggregate outstanding amount of Revolving Credit Extensions in favor of (A) all Caribbean Borrowers in the aggregate shall not exceed $200,000,000 and (B) any Caribbean Borrower individually shall not exceed $100,000,000.

(b) [Reserved].

(c) Each Borrowing of Revolving Loans by the Borrowers shall be made by the Revolving Lenders in accordance with their Pro Rata Shares. The failure of any Lender to make any Loan to the Borrowers shall neither relieve any other Lender of its obligation to fund its Loan to the Borrowers in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

Section 2.02 Reserves; Changes to Reserves.

(a) The initial Inventory Reserves and Availability Reserves as of the Sixth Restatement Effective Date are the following:

(i) The reserve (an Inventory Reserve), if any, referenced in clause (b)(ii)(B) of the definition of Eligible Inventory.

(ii) A reserve (an Availability Reserve) for certain Environmental Liabilities in an amount determined by the Administrative Agent in its reasonable business judgment.

(iii) A reserve (an Availability Reserve) in (A) an amount equal to all past due rent for all of the Borrowers’ leased locations other than leased locations with respect to which the Administrative Agent has received a Collateral Access Agreement, plus (B) an amount equal to all past due rent for all of the Borrowers’ distribution centers or warehouses, other than distribution centers or warehouses with respect to which the Administrative Agent received a Collateral Access Agreement.

(iv) A reserve (a Bank Product Reserve) for certain Bank Products in an amount determined by the Administrative Agent in its reasonable business judgment, including, without limitation, so long as any Swap Contract is in effect, a reserve in an amount equal to the Swap Termination Value of such Swap Contract (calculated substantially on a net basis for all such Swap Contracts).

(v) A reserve (an Availability Reserve) for royalties payable in an amount determined by the Administrative Agent in its reasonable business judgment.

(vi) A reserve (an Availability Reserve) for (A) claims under PACA, the Food Security Act and the Packers and Stockyards Act and (B) Permitted Liens (including Liens arising from claims under PACA) on any Eligible Accounts, Eligible In-Transit Inventory, Eligible Inventory, Eligible Real Property and Eligible Rolling Stock that are prior to the Liens of the Loan Documents, in each case in an amount determined by the Administrative Agent in its reasonable business judgment.

(vii) Without duplication of any other Reserve, a reserve (an Availability Reserve) for repackaging costs.

(viii) A reserve (a Tax Stamp Reserve) relating to Tax Stamps in an amount determined by the Administrative Agent in its reasonable business judgment.

(ix) Canadian Priority Payables Reserves.

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the food and tobacco distribution industry. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Inventory or reserves or criteria deducted in computing the NOLV Percentage of Eligible Inventory. Any of the foregoing to the contrary notwithstanding, the Administrative Agent may (in the exercise of its reasonable discretion) refrain from implementing certain Reserves relating to Acquired Accounts and Acquired Inventory in connection with the Sunshine Acquisition until such time as the Administrative Agent has completed its diligence with respect to such Acquired Borrowing Base Assets.

Section 2.03 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Each Borrowing of Revolving Loans shall be made by a written request by an Authorized Person delivered to Administrative Agent (which may be delivered through Administrative Agent’s electronic platform or portal) and received by Administrative Agent no later than 2:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swingline Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a SOFR Loan, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 2:00 p.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Loan. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as otherwise provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b) Following receipt of a written request for a Borrowing of Revolving Loans by an Authorized Person, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Revolving Loan. In the case of each such Borrowing, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable written request. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is to be made on the Sixth Restatement Effective Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Lead Borrower in like funds as received by the Administrative Agent by (i) crediting the Loan Disbursement Account with the amount of such funds or (ii) if approved by Administrative Agent in writing, wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(c) [Reserved].

(d) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 15 Interest Periods in effect with respect to Revolving Loans.

(f) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

(g) [Reserved].

(h) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may, with the Borrowers’ consent, assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such

Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.03(h) shall be conclusive in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within two Business Days after the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrowers at the rate per annum applicable to Base Rate Loans, on demand, from the Borrowers. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.03(h) shall cease.

Section 2.04 Overadvances.

(a) The Administrative Agent and the Lenders shall have no obligation to make any Revolving Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b) Notwithstanding anything to the contrary in Section 2.01(a), the Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances shall constitute Swingline Loans. The making of a Permitted Overadvance is for the benefit of the Borrowers and shall constitute a Revolving Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding, nor shall the making of any such Permitted Overadvance modify or abrogate the Borrowers’ obligations under Sections 2.09(a) and (b) hereof.

(c) The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.06 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements.

Section 2.05 Swingline Loans.

(a) The Swingline Lender is authorized by the Lenders to, and shall make, Swingline Loans at any time (subject to Section 2.05(b)) to the Borrowers up to the amount of the sum of (i) the Swingline Loan Sublimit, upon receipt of a written request from an Authorized Person pursuant to Section 2.03(a), plus (ii) any Permitted Overadvances. Swingline Loans shall be Base Rate Loans and shall be subject to periodic settlement with the Lenders under Section 2.16 below. The proceeds of each Swingline Loan made in accordance with this Agreement shall be credited by the Swingline Lender to the Loan Disbursement Account.

(b) The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under Section 4.02 are satisfied (unless such conditions have been waived). If the conditions for borrowing under Section 4.02 cannot in fact be fulfilled, (x) the Lead Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice, and (y) the Required Revolving Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 10.01. Unless the Required Revolving Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one Business Day after the Noncompliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this Section 2.05(b) if the Revolving Credit Extensions and/or the aggregate outstanding amount of the Revolving Credit Extensions and Swingline Loans would exceed the limitations set forth in Section 2.01 and Section 2.05(a). Immediately upon the issuance of any Swingline Loan by the Swingline Lender, and without any further action on the part of the Swingline Lender, the Swingline Lender shall be deemed to have sold to each Revolving Lender, and each Revolving Lender shall be deemed unconditionally and irrevocably to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Pro Rata Share, in such Swingline Loan. Upon any change in the Revolving Commitments pursuant to Section 2.17 of this Agreement, it is hereby agreed that with respect to all Swingline Loans outstanding, there shall be an automatic adjustment to the participations hereby created to reflect the new Pro Rata Shares of the assigning and assignee Revolving Lenders and the Additional Lenders, if applicable.

Section 2.06 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Standby Letter of Credit or a Commercial Letter of Credit for the account of Lead Borrower or Restricted Subsidiary. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, the Lead Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer, (ii) delivered to Administrative Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Letter of Credit Sublimit, (ii) the Letter of Credit Outstandings attributable to Letters of Credit issued by any Issuing Bank shall exceed the Individual Letter of Credit Sublimit, or (iii) the Revolving Credit Extensions and/or the aggregate Revolving Credit Extensions (including Swingline Loans) would exceed the limitations set forth in Section 2.01. If the Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Revolving Commitments.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.24(a), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.24(a). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars (provided that such Letter of Credit may be issued in Canadian Dollars if approved by the applicable Issuing Bank).

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. The Borrowers, the Lenders, and each Issuing Bank hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Sixth Restatement Effective Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of the Lead Borrower on the Sixth Restatement Effective Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars (or, if approved by the applicable Issuing Bank, Canadian Dollars). If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made, which payment shall be in the currency in which such Letter of Credit Disbursement was made or, if permitted by the applicable Issuing Bank, in the Dollar Equivalent thereof, and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a

Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4) in an amount equal to the Dollar Equivalent thereof and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment (in the currency in which it was received) to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.06(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.06(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.06(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or any Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit, with the amount of such payment being the Dollar Equivalent of such Letter of Credit Disbursement. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.06(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason, with the amount of such payment being the Dollar Equivalent of such amount. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to the Dollar Equivalent of its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.06(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4. If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate per annum applicable to Base Rate Loans until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each of the Administrative Agent, each Issuing Bank, and each Lender (including Swingline Lender) (including the branches, Affiliates, and correspondents of each Issuing Bank) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) any payment, non-payment or delay in payment of any amount payable by Issuing Bank to the appropriate party of a Letter of Credit arising out of a requirement for U.S. Food and Drug Administration or any third party approval of goods shipped in connection with a Letter of Credit;

(xi) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xii) any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xiii) any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiv) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted directly from the gross negligence, bad faith, or willful misconduct of such Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity within ten Business Days after demand therefor all amounts owing under this Section 2.06(f). If and to the extent that the obligations of Borrowers under this Section 2.06(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence, bad faith, or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.06(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.06 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.06(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.06(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.06 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay to the Administrative Agent for the account of the applicable Issuing Bank all costs, fees, charges, expenses and Fronting Fee relating to Letters of Credit issued by such Issuing Bank, all in accordance with Section 2.11.

(l) If by reason of (x) any Change in Law, or (y) compliance by the Administrative Agent, any Issuing Bank, or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on the Administrative Agent, any Issuing Bank or any Lender any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Administrative Agent, any Issuing Bank or any Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Lead Borrower, and Borrowers shall pay within 30 days after written demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate the Administrative Agent, any Issuing Bank or any Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.06(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.06(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date), five Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically (unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed) for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date, unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date)). Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Administrative Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) 120 days after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the

Administrative Agent and the applicable Issuing Bank) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer 120 days after the Maturity Date), five Business Days prior to the Maturity Date.

(n) If any Specified Default shall occur and be continuing, Excess Availability is less than zero, or the Termination Date shall occur, then on the Business Day that the Lead Borrower receives notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrowers shall immediately deposit in the applicable Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings owing by such Borrowers as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy the other respective Obligations of the applicable Borrower. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of a Specified Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two Business Days after all Specified Defaults have been cured or waived.

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(p) Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.06 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.06 shall control and govern.

(r) The provisions of this Section 2.06 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(t) The Lead Borrower may appoint Additional Issuing Banks by delivering written notice to the Administrative Agent at least five Business Days prior to the issuance of any Letters of Credit by such Additional Issuing Bank. Any Lender designated as an Additional Issuing Bank shall remain as such until the Lead Borrower gives written notice to the Administrative Agent that such Lender is no longer an Additional Issuing Bank. After the removal of an Additional Issuing Bank hereunder, such Additional Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Additional Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal until no Letter of Credit Outstandings remain outstanding with respect to such Additional Issuing Bank, but shall not be required or permitted to issue additional Letters of Credit, unless such Additional Issuing Bank has been reappointed in accordance with the terms hereof.

(u) For the avoidance of doubt, each Borrower agrees that it is jointly and severally liable with respect to each Letter of Credit issued (or deemed issued) hereunder (together with all Letter of Credit Outstandings and all associated fees, charges, and indemnities associated with such Letter of Credit), to the same extent as it would have been liable had such Letter of Credit been issued (or deemed issued) for its own account.

Section 2.07 Optional Termination or Reduction of Commitments.

(a) Upon at least two Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Commitments; provided, that the Lead Borrower may not terminate or reduce to an amount below $3,500,000,000 the Aggregate Revolving Commitments at any time when any Additional Term Loan is outstanding. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Revolving Commitments of each Revolving Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letter and all Unused Fees accrued on the Revolving Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Revolving Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Revolving Commitments are to be reduced effective on such date.

(b) [Reserved].

(c) [Reserved].

(d) In connection with any reduction in the Revolving Commitments before the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board. Nothing in the paragraph shall limit the terms of Sections 5.13(a) or 7.10.

Section 2.08 Optional Prepayment of Loans; Reimbursement of Lenders.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (and, in the case of Revolving Loans, without a reduction in the Revolving Commitments) outstanding Loans in whole or in part, (x) with respect to SOFR Loans, upon at least one Business Day’s prior written, telex or facsimile notice to the Administrative Agent, prior to 12:00 noon, and (y) with respect to Base Rate Loans, on the same Business Day as such notice is furnished to the Administrative Agent, prior to 12:00 noon, subject in each case to the following limitations:

(i) Subject to Section 2.09, all optional prepayments in respect of Revolving Loans or Swingline Loans shall be paid to the Administrative Agent for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Loans (other than Swingline Loans) ratably in accordance with each Revolving Lender’s Pro Rata Share, and third, if a Specified Default then exists or if the Termination Date has occurred, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 101.5% of all Letter of Credit Outstandings;

(ii) Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding SOFR Loans are prepaid (except as otherwise directed by the Lead Borrower). Each partial prepayment of SOFR Loans shall be in an integral multiple of $500,000 (but in no event less than $2,500,000). No partial prepayment of a Borrowing of SOFR Loans shall result in the aggregate principal amount of the SOFR Loans remaining outstanding pursuant to such Borrowing being less than $2,500,000 (unless all such outstanding SOFR Loans are being prepaid in full); and

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Class and Type of the Loans to be prepaid and, in the case of SOFR Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be revocable, provided that, within five Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Funding Losses in reasonable detail, the Borrowers shall reimburse the Lenders for all Funding Losses associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) [Reserved].

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.08 and Section 2.09 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, Funding Losses.

Notwithstanding any of the other provisions of this Section 2.08 or Section 2.09, so long as no Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.08 or Section 2.09, prior to the last day of the Interest Period therefor and less than three months are remaining in such Interest Period, in lieu of making any payment pursuant to this Section 2.08 or Section 2.09 in respect of any such SOFR Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.08 or Section 2.09. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.08 or Section 2.09.

Section 2.09 Mandatory Prepayment; Commitment Termination; Cash Collateral. The outstanding Obligations shall be subject to prepayment and/or cash collateralization of Letters of Credit as follows:

(a) If at any time the amount of the Revolving Credit Extensions by the Revolving Lenders exceeds the lesser of the Aggregate Revolving Commitments or the Borrowing Base, the Borrowers will, immediately upon notice from the Administrative Agent: (i) prepay the Revolving Loans (including Swingline Loans) in an amount necessary to eliminate such deficiency and (ii) if, after giving effect to the prepayment in full of all outstanding Revolving Loans, such deficiency has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 101.5% of the Letter of Credit Outstandings.

(b) If at any time the amount of the Revolving Credit Extensions by the Revolving Lenders causes Excess Availability to be less than zero, the Borrowers will, immediately upon notice from the Administrative Agent: (i) prepay the Revolving Loans (including Swingline Loans) in an amount necessary to eliminate such deficiency and (ii) if, after giving effect to the prepayment in full of all outstanding Revolving Loans, such deficiency has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 101.5% of the Letter of Credit Outstandings.

(c) The Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of Section 2.19, to the extent then applicable.

(d) [Reserved].

(e) Except during the continuance of a Trigger Event (Cash Dominion), any Net Cash Proceeds, Cash Receipts and other payments received by the Administrative Agent shall be applied as the Lead Borrower shall direct the Administrative Agent in writing, and otherwise consistent with the provisions of Section 2.08.

(f) Subject to the foregoing, except as otherwise directed by the Lead Borrower (whose direction may be given only if a Trigger Event (Cash Dominion) has not occurred and is not continuing), outstanding Base Rate Loans shall be prepaid before outstanding SOFR Loans are prepaid.

(g) A prepayment of the Revolving Loans and Swingline Loans pursuant to Section 2.08 or this Section 2.09 shall not permanently reduce the Revolving Commitments.

(h) Upon the Termination Date, the Aggregate Commitments shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing by them and the Letters of Credit shall be cash collateralized as provided for in Section 2.06.

Section 2.10 Interest.

(a) Subject to the provisions of Section 2.10(b) and Section 2.25(d), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in Dollars.

(e) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(f) In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.11 Fees.

(a) The Borrowers shall pay to the Administrative Agent such fees as shall have been separately agreed upon in the Fee Letter and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the Administrative Agent).

(b) The Borrowers shall pay the Administrative Agent, for the account of the Revolving Lenders, an aggregate fee (the “Unused Fee”) equal to the average daily Excess Availability, during the calendar quarter just ended (or relevant period with respect to the payment being made on the Termination Date) at a rate of 0.250% per annum. The Unused Fee shall be paid in arrears, on the first day of each calendar quarter ending after the Sixth Restatement Effective Date and on the Termination Date. The Administrative Agent shall pay the Unused Fee to each Revolving Lender upon the Administrative Agent’s receipt of the Unused Fee based upon such Revolving Lender’s Pro Rata Share of an amount equal to the aggregate Unused Fee.

(c) The Borrowers shall pay the Administrative Agent, for the account of the Revolving Lenders who are then participating in the Letters of Credit, on the first Business Day of each calendar quarter, in arrears, for the calendar quarter just ended (or relevant period with respect to the payment being made through the first calendar quarter ending after the Sixth Restatement Effective Date or on the Termination Date), a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the aggregate face amount of the of Letters of Credit then outstanding:

(i) With respect to Standby Letters of Credit, at a per annum rate equal to the then Applicable Rate for SOFR Loans;

(ii) With respect to Commercial Letters of Credit, at a per annum rate equal to (A) the Applicable Rate for SOFR Loans minus (B) 1/2 of 1 percent (0.50%);

(iii) After the occurrence and during the continuance of a Specified Default, at any time that the Collateral Agent is not holding in the Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings as of the date of occurrence, plus accrued and unpaid interest thereon, effective upon written notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Revolving Lenders after the occurrence of any such Event of Default), the Letter of Credit Fees set forth in clauses (i) and (ii) of this Section 2.11(c) shall be increased, at the option of the Administrative Agent or the Required Revolving Lenders, by an amount equal to 2.00% per annum.

(d) The Borrowers shall pay to each Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for herein, (i) promptly after written demand, the reasonable and customary fees, commissions, and charges of such Issuing Bank in connection with the negotiation, settlement and amendment of each Letter of Credit issued by such Issuing Bank and any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations) and (ii) a fronting fee (each, a “Fronting Fee”) equal to 1/8 of 1% (0.125%) per annum on the aggregate Stated Amount of all Letters of Credit (or such lesser amount as agreed to by the Borrowers and the applicable Issuing Bank). Each such Fronting Fee shall be payable, in arrears, on the first day of each calendar quarter and on demand on the Termination Date.

(e) All fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

Section 2.12 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime lending rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender with respect to each Class of Loans (or Commitments in respect thereof) held by such Lender, which shall evidence such Lender’s Loans (of the applicable Class) in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.13(a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.13(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.13(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.14 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 4:00 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments received by the Administrative Agent shall be deemed not to be received by the Administrative Agent on any Business Day unless immediately available funds have been credited to Administrative Agent’s Account prior to 4:00 p.m. on such Business Day. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent in immediately available funds after 4:00 p.m., shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.14(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Lead Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Additional Credit Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties and the Guarantors under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Credit Extensions, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender (taking into account the various priorities among the Classes of Loans specified herein).

Section 2.15 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it or the participations in Letters of Credit and Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof or contrary to the priority of the Obligation in respect of which such payment was obtained (as determined by the Administrative Agent by reference to the priorities demonstrated in Section 8.04), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Letters of Credit or Swingline Loans held by them, as the case may be, in each case, of the then outstanding highest priority (as determined by the Administrative Agent by reference to the priorities demonstrated in Section 8.04) as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations of such priority, as the case may be, pro rata with each of them (and so on with respect to the Obligations of next highest priority); provided that (x) all such payments so obtained by a Lender shall be deemed to be a payment in respect of then outstanding Obligations of the highest priority and, only after all Obligations in respect of such then highest priority have been paid or cash collateralized as required herein, shall any excess be deemed to be a payment in respect of the Obligations of the next highest priority (and so on) and (y) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.16 Settlement Among Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly, as provided in Section 2.16(b)), on behalf of the Borrowers (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent to cause the Revolving Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the outstanding amount of Swingline Loans made in accordance with Section 2.05, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Revolving Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Revolving Lenders and the request therefor is received prior to 12:00 noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) The amount of each Lender’s Pro Rata Share shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its Pro Rata Share of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Pro Rata Share outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

Section 2.17 Additional Commitments.

(a) Requests for Additional Commitments. So long as no Default exists or would arise therefrom, at any time and from time to time after the Sixth Restatement Effective Date, subject to the terms and conditions set forth herein, the Lead Borrower may (on behalf of the Borrowers), by notice to the Administrative Agent, request (i) an increase of the Revolving Commitments to be included hereunder (“Additional Revolving Commitments”) and/or (ii) add a new term loan credit facility to be included under this Agreement (the “Additional Term Loan Commitments”; the Additional Revolving Commitments and the Additional Term Loan Commitments, the “Additional Commitments”; any Loans made under or pursuant to any Additional Revolving Commitments, the “Additional Revolving Loans”; any Loans made pursuant to any Additional Term Loan Commitments, the “Additional Term Loans”; Additional Revolving Loans and Additional Term Loans, collectively, the “Additional Loans”). Each Additional Commitment shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Additional Commitments consummated, effected, or given effect after the Sixth Restatement Effective Date shall not exceed the Available Incremental Amount.

(b) Additional Term Loan Commitments. At the Lead Borrower’s option, any Additional Term Loans may (i) rank pari passu (“Additional Pari Passu Term Loans”) in right of priority with respect to the Collateral and payment with respect to the Obligations in respect of the Revolving Commitments and any corresponding and then existing Additional Pari Passu Term Loans or (ii) rank junior (“Additional Junior Term Loans”) in right of priority with respect to the Collateral and payment with respect to the Obligations in respect of the Revolving Commitments, any Additional Pari Passu Term Loans, and any other Additional Junior Term Loans which remain outstanding at the time such Additional Junior Term Loan is made. Additional Pari Passu Term Loans shall constitute usage of the Borrowing Base and during the period commencing upon the issuance of any Additional Term Loan Commitment providing for any Additional Pari Passu Term Loans and the making of such Additional Pari Passu Term Loans, the Administrative Agent shall, in the exercise of its commercially reasonable discretion, establish an Availability Reserve in respect thereof in an amount reasonably determined by the Administrative Agent (and, in cases where such Additional Pari Passu Term Loans are intended to fund all or a part of the purchase price of a Permitted Acquisition, taking into account on a pro forma basis any increase to Excess Availability which might arise upon the consummation of such Permitted Acquisition).

(c) Ranking and Other Provisions. The Additional Commitments and Additional Loans may be effected by an Additional Credit Amendment (as defined below) as may be necessary and appropriate in the opinion of the Lead Borrower and the Administrative Agent to effect the provisions of this Section 2.17; provided that:

(i) the Additional Loans shall have the same guarantees as, and be secured by the same Collateral securing, the other Loans to the Borrowers;

(ii) in the case of Additional Revolving Commitments, such Additional Revolving Commitments and the Additional Loans made thereunder will be secured on a pari passu basis by the same Collateral securing the Revolving Loans and Additional Pari Passu Term Loans and shall rank pari passu in right of payment with the Revolving Loans and the Additional Pari Passu Term Loans and the Obligations in respect thereof;

(iii) [reserved];

(iv) in the case of any Additional Term Loan Commitment which provides for Additional Pari Passu Term Loans, (A) such Additional Term Loan Commitment and such Additional Pari Passu Term Loans will be secured on a pari passu basis with the same Collateral securing the Revolving Loans and the other Additional Pari Passu Term Loans and shall rank pari passu in right of payment with the Revolving Loans and the other Additional Pari Passu Term Loans and, in each case, the Obligations in respect thereof and (B) the Additional Credit Amendment providing for such Additional Term Loan Commitment may provide, at the Lead Borrower’s option, that (1) so much of such Additional Term Loan Commitment as may, at any time, be unfunded may be converted to a Revolving Commitment and (2) any Additional Pari Passu Term Loans made pursuant to such Additional Term Loan Commitment may be converted to a Revolving Loan and a corresponding and equal Revolving Commitment, subject, in each case, to (aa) the consent of the Additional Committing Lenders providing such Additional Term Loan Commitment and Additional Pari Passu Term Loans; (bb) the consent of the Administrative Agent; and (cc) at the time of such conversion under the immediately preceding clause (2) and after giving pro forma effect thereto, Excess Availability would exceed $0.00 and the conditions precedent in Section 4.02 would be satisfied (and any Revolving Commitment arising upon the conversion of any Additional Term Loan Commitment or Additional Pari Passu Term Loans in accordance with this clause (iv) shall constitute, for other purposes of this Section 2.17, a new or increased Revolving Commitment, as if implemented pursuant to an Additional Revolving Commitment);

(v) in the case of any Additional Term Loan Commitment which provides for Additional Junior Term Loans, such Additional Term Loan Commitment and such Additional Junior Term Loans will be secured, on a junior basis, by the same Collateral securing the Loans, the Additional Pari Passu Term Loans, and the other Additional Junior Term Loans and shall rank junior only to the Revolving Loans, the Additional Pari Passu Term Loans, and such other Additional Junior Term Loans which remain outstanding at the time such Additional Junior Term Loans are made and, in each case, the Obligations in respect thereof;

(vi) no amendment effecting an Additional Commitment may provide for (A) any Additional Commitment or the Additional Loans made pursuant thereto to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (B) with respect to any Additional Revolving Commitment and any Additional Term Loan Commitment providing for Additional Pari Passu Term Loans and the Additional Loans made pursuant thereto, any mandatory prepayment provisions that, so long as any Loans (other than Additional Junior Term Loans) are outstanding, do not also apply to the Revolving Loans and the other Additional Pari Passu Term Loans on a pro rata basis while an Event of Default of the type described in clauses (a), (f) or (g) of Section 8.01 has occurred and is continuing or upon an acceleration of the Obligations; or (C) with respect to any Additional Term Loan Commitment and the Additional Junior Term Loans made pursuant thereto, any mandatory prepayment provisions (other than provisions which require mandatory prepayment upon an acceleration of the Obligations or which require prepayment only if, at the time such mandatory prepayment is to be made and after giving pro forma effect thereto, (1) no Default shall exist or would result therefrom; (2) on the date such mandatory prepayment is made, Pro Forma Excess Availability shall equal or exceed 15.00% of the Loan Cap; and (3) if, on the date such mandatory prepayment is made, Pro Forma Excess Availability is less than 17.50% of the Loan Cap, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the Test Period) shall be at least 1.10 to 1.00)) (provided, that compliance with the Pro Forma Excess Availability conditions referred to in this Section 2.17(c)(vi) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment);

(vii) the maturity date of such Additional Commitments shall not be earlier than the Maturity Date (provided, however, that at any time up to $200,000,000 of Additional Commitments (or the Additional Loans which have been made pursuant to any such Additional Commitments) may have a maturity date that is earlier than the Maturity Date, subject only to the written agreement of the Administrative Agent, the Lead Borrower, and the Lenders extending such Additional Commitments (or Additional Loans));

(viii) the interest rate margins applicable to the Additional Loans shall be determined by the Lead Borrower and the Lenders extending Additional Commitments;

(ix) such Additional Credit Amendment may provide for (A) the inclusion, as appropriate, of (1) Lenders extending Additional Commitments in any required vote or action of the Required Lenders and (2) Lenders extending Additional Revolving Commitments or Additional Term Loan Commitments which provide for Additional Pari Passu Term Loans in any required vote or action of the Super Majority of Revolving Lenders and (B) Class protection for the Revolving Lenders and any Lenders providing Additional Loans pursuant to any Additional Commitments (and, in any event, any such Additional Credit Amendment shall provide Class protection for the Revolving Lenders with respect to the conditions precedent set forth in Section 4.02 in connection with the funding of any Revolving Credit Extension, as applicable);

(x) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Additional Credit Amendment, shall otherwise be reasonably satisfactory to the Lead Borrower and the Administrative Agent;

(xi) upon each increase in the Revolving Commitments pursuant to an Additional Revolving Commitment under this Section 2.17, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Committing Lender providing a portion of the Additional Revolving Commitment in respect of its Additional Revolving Commitment, and each such Additional Committing Lender will automatically and without further act be deemed to have assumed, in the case of an increase to the Revolving Commitments, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Additional Committing Lender) will equal such Lender’s Pro Rata Share;

(xii) on each Additional Credit Closing Date and after giving effect to any Additional Revolving Commitments which become effective on such Additional Credit Closing Date:

(A) to the extent such Additional Revolving Commitments are Revolving Commitments (including any Revolving Commitments arising under Section 2.17(c)(iv)), each Additional Lender providing a new Revolving Commitment shall thereafter be a Revolving Lender, and each such Additional Lender and each existing Revolving Lender providing an increased Revolving Commitment shall make Revolving Loans which will, as applicable and as reasonably determined by the Administrative Agent, be applied to effect the reallocation of the Revolving Loans among the Revolving Lenders (with any repayment of a Revolving Loan in connection with such reallocation being accompanied by accrued interest on the Revolving Loan being repaid and any Funding Losses) such that, after giving effect thereto and the reallocations contemplated in the foregoing clause (vii), each Revolving Lender’s share of all Revolving Credit Extensions shall equal its Pro Rata Share thereof;

(B) [reserved];

(xiii) this Section 2.17 shall supersede any provisions in Section 2.15 or 10.01 to the contrary.

(d) Additional Amendments. Each notice from the Lead Borrower, on behalf of the Borrowers, pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Additional Commitment. Additional Commitments (or any portion thereof) may be made by any existing Lender or by any other bank, other financial institution or investing entity which qualifies as an Assignee (any such bank, investing entity or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section 2.17 or otherwise on terms reasonably acceptable to the Administrative Agent. No Lender shall be obligated to provide any Additional Commitments unless it so agrees. Additional Commitments shall be included under this Agreement pursuant to an amendment (an “Additional Credit Amendment”) to this Agreement and, as appropriate, the other Loan Documents, pursuant to Section 2.17(b), executed by each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Credit Closing Date (as defined below), each Lender agreeing to provide such Additional Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent. An Additional Credit Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.17.

(e) Certain Conditions. The effectiveness of any Additional Credit Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lender, be subject to the satisfaction on the date thereof (each, an “Additional Credit Closing Date”) of each of the following conditions:

(i) the Administrative Agent shall have received on or prior to the Additional Credit Closing Date each of the following, each dated the applicable Additional Credit Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(A) the applicable Additional Credit Amendment executed by each Additional Committing Lender and each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Credit Closing Date (and each other Borrower hereby consents to such Additional Credit Amendment);

(B) certified copies of resolutions of the Board of Directors of each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Credit Closing Date, approving the execution, delivery and performance of the Additional Credit Amendment; and

(C) to the extent reasonably requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated the Additional Credit Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(ii) to the extent the Additional Credit Amendment provides for Additional Revolving Commitments, the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Additional Credit Amendment and the initial Additional Revolving Loans provided thereby;

(iii) there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Lead Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Credit Closing Date;

(iv) on or before such Additional Credit Closing Date, the Lead Borrower shall have received all of the confirmations required by Section 10.25(a); and

(f) in connection with any Additional Credit Amendment, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board (provided, that the provisions of this clause (f) shall not limit the terms of Sections 5.13(a) or 7.10).

Section 2.18 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b) Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Lead Borrower has requested a Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.

(d) The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by an Authorized Person of each Borrower and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

Section 2.19 Cash Management.

(a) Immediately upon the occurrence of any Trigger Event (Cash Dominion), the Borrowers, upon the request of the Administrative Agent, shall deliver to the Administrative Agent a schedule of all DDAs that, to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository, (ii) the account name and number(s) maintained with such depository and (iii) a contact person at such depository.

(b) Within 90 days after the Sixth Restatement Effective Date (or, so long as no Trigger Event (Cash Dominion) has occurred, such longer period as the Administrative Agent may agree in its discretion), each Loan Party shall enter into a blocked account agreement with any Blocked Account Bank (each, a “Blocked Account Agreement”) with respect to the DDAs of such Loan Parties (except with respect to Excluded Accounts or unless expressly waived by the Administrative Agent) that are not currently subject to a Blocked Account Agreement in favor of the Collateral Agent, including such accounts listed on Schedule 2.19(b) attached hereto (collectively, the “Blocked Accounts”), which Blocked Account Agreement shall be reasonably satisfactory to the Collateral Agent (but in any event giving the Collateral Agent control (as such term is used in Article 9 of the Uniform Commercial Code) over such DDAs (or, with respect to any DDA maintained in Canada, such similar control over such DDA)), with any Blocked Account Bank.

(c) Each Blocked Account Agreement entered into by a Loan Party shall require, during the continuance of a Trigger Event (Cash Dominion) (and delivery of notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than Uncontrolled Cash which may be deposited into a segregated DDA which the Lead Borrower designates in writing to the Administrative Agent as being the “Uncontrolled Cash Account” (the “Designated Account”)) to the Concentration Account, from:

(i) the sale of Inventory and other Collateral (whether or not constituting a Prepayment Event);

(ii) all proceeds of collections of Accounts (whether or not constituting a Prepayment Event);

(iii) all Net Cash Proceeds on account of any Prepayment Event;

(iv) each Blocked Account (including all cash deposited therein from each DDA) (including any Designated Funds which are on deposit in any Blocked Account).

If, at any time during the continuance of a Trigger Event (Cash Dominion), any cash or Cash Equivalents owned by any Loan Party (other than Uncontrolled Cash) are deposited to any account (other than an Excluded Account), or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Collateral Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Trigger Event (Cash Dominion), the Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked Accounts.

(d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (except with respect to any Excluded Account or unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 2.19 and otherwise reasonably satisfactory to the Collateral Agent.

(e) The Loan Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(f) The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. Holdings and each Borrower, for itself and on behalf of each Restricted Subsidiary, hereby acknowledges and agrees that (i) no Loan Party nor any Restricted Subsidiary has any right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 2.19, during the continuation of a Trigger Event (Cash Dominion), any Loan Party or Restricted Subsidiary receives or otherwise has dominion and control of any such proceeds or collections (other than Uncontrolled Cash), such proceeds and collections shall be held in trust by such Loan Party or Restricted Subsidiary for the Collateral Agent, shall not be commingled with any of such Loan Party’s or Restricted Subsidiary’s other funds or deposited in any account of such Loan Party or Restricted Subsidiary and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party or Restricted Subsidiary may be instructed by the Collateral Agent.

(g) Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(h) The Collateral Agent shall promptly (but in any event within five Business Days) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Trigger Event (Cash Dominion).

(i) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York, New York time, on that Business Day);

(ii) funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York, New York time, on that Business Day);

(iii) if a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv) if any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return;

(v) all amounts received under this Section 2.19 shall be applied in the manner set forth in Section 8.04.

(j) During any Trigger Event Cure Period, unless and until the Lead Borrower has demonstrated that Consolidated Fixed Charge Coverage Ratio is at least 1.00 to 1.00 (determined on a consolidated twelve-month (or four-quarter, if applicable) basis as of the fiscal month end immediately preceding the commencement of such Trigger Event Cure Period for which financial statements are available (but in any event as of the most recent fiscal month ending at least 30 days prior to the commencement of such Trigger Event Cure Period)) by delivery to the Administrative Agent of the monthly financial statements required by Section 6.01(f) for the fiscal month specified above and the related Compliance Certificate, (i) the Borrowers shall not be permitted to request any Loans or the issuance of any Letters of Credit and (ii) Holdings, the Borrowers and their respective Restricted Subsidiaries shall not be permitted to (A) declare any Restricted Payment in the form of a dividend under Sections 7.06(k), (B) consummate any transaction described under Sections 7.01(dd), 7.02(d)(v), 7.02(j), 7.02(n), 7.02(u), 7.03(n), 7.06(h), 7.06(k) or 7.12(a)(vi) (other than the payment of dividends which were not declared in violation of the preceding clause (A)), or (C) without the consent of the Administrative Agent, any transaction described under Section 7.05(f), 7.05(j) or 7.05(n).

Section 2.20 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or from other Persons for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by Section 2.09(e) or Section 8.04, as applicable. After the end of each month, the Administrative Agent shall send to the Borrowers a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements, absent manifest error, shall be deemed presumptively correct.

Section 2.21 Additional Borrowers.

(a) The Lead Borrower may at any time, upon not less than 15 Business Days’ notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Material Subsidiary that is a Domestic Subsidiary of the Lead Borrower (an “Applicant Borrower”) as a Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Borrower Request and Assumption Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require and the Applicant Borrower shall have complied with the terms and conditions of Sections 6.11 and 6.13 as if such Applicant Borrower were a Restricted Subsidiary referenced therein. If the Administrative Agent agrees that an Applicant Borrower shall be entitled to receive such Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send Borrower Notice to the Lead Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Borrower to receive such Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(b) The Lead Borrower may from time to time, upon not less than 15 Business Days’ notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Borrower’s status as such, provided that there are no outstanding Loans payable by such Borrower, or other amounts payable by such Borrower on account of any Loans made to it, as of the effective date of such termination; provided, further no Borrower’s status shall be terminated as such until and unless such Borrower satisfies the requirements of Sections 6.11 and 6.13 to become a Guarantor as if such Borrower were the Restricted Subsidiary referenced therein. The Administrative Agent will promptly notify the Lenders of any such termination of a Borrower’s status.

Section 2.22 Additional Caribbean Parties.

(a) The Lead Borrower may at any time, upon not less than 15 Business Days’ notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary that is a Caribbean Subsidiary of the Lead Borrower (an “Applicant Caribbean Party”) as a Guarantor or a Borrower hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Borrower Request and Assumption Agreement, with such changes as are necessary or advisable under local Law; provided that (i) such Applicant Caribbean Party which would be a Non-Territorial Caribbean Party shall have, in the aggregate, at least $3,000,000 in combined Eligible Accounts and Eligible Inventory at the time it is made a Guarantor or Borrower, (ii) the Administrative Agent shall have received satisfactory inventory appraisals and conducted such field exams with respect to the Eligible Accounts and Eligible Inventory of such Applicant Caribbean Party as it deems necessary in its discretion and (iii) such Applicant Caribbean Party is organized in an Approved Caribbean Jurisdiction. The parties hereto acknowledge and agree that prior to any Applicant Caribbean Party becoming a Guarantor or a Borrower, (1) the Administrative Agent and the Lenders shall have received (x) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and (y) Notes signed by such new Borrowers to the extent any Lenders so require and (2) such Applicant Caribbean Party shall have complied with the terms and conditions of Sections 6.11 and 6.13 as if such Applicant Caribbean Party were the Restricted Subsidiary referenced therein, which shall include the execution and delivery of such agreements, instruments and documents as are necessary or customary in the jurisdiction of such Caribbean Party for (x) such Applicant Caribbean Party to become a Guarantor or a Borrower, as applicable, to Guarantee the Obligations and to grant a perfected first priority security interest in its Accounts and Inventory and (y) 100% of the issued and outstanding Equity Interests of such Caribbean Party to be pledged in favor of the Collateral Agent. If the Administrative Agent agrees that an Applicant Caribbean Party that is a Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a Borrower Notice to the Lead Borrower and the Lenders specifying the effective date upon which the Applicant Caribbean Party shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement unless expressly stated otherwise.

(b) The Lead Borrower may from time to time, upon not less than 15 Business Days’ notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Caribbean Party’s status as a Loan Party, provided that (i) there are no outstanding Loans payable by such Caribbean Party if it is a Caribbean Borrower, or other amounts payable by such Caribbean Party if it is a Caribbean

Borrower on account of any Loans made to it, as of the effective date of such termination and (ii) no Event of Default shall have occurred and be continuing or would occur after giving effect thereto. Upon the termination of a Caribbean Party’s status as a Loan Party, any Investment by the other Loan Parties therein or Indebtedness of such Caribbean Party owed to any other Loan Parties shall automatically constitute an Investment in or Indebtedness of, as applicable, a Non-Loan Party in accordance with Sections 7.02 and 7.03, respectively, and shall be required to comply with the provisions thereof. The Administrative Agent will promptly notify the Lenders of any such termination of a Caribbean Party’s status.

Section 2.23 Extension Amendments.

(a) The Lead Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments or any Additional Commitments, each existing at the time of such request (each, an “Existing Commitment” and any related Revolving Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the Maturity Date thereof and the scheduled maturity date(s) (each, an “Extended Maturity Date”) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans” being together referred to as an “Extended Tranche”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Commitments, the Lead Borrower shall provide a notice to the Administrative Agent (an “Extension Notice”) setting forth the terms of the Extended Commitments to be established, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except:

(i) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Commitments;

(ii) (A) the Applicable Rate with respect to the Extended Commitments may be higher or lower than the Applicable Rate for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased Applicable Rate contemplated by the preceding clause (A);

(iii) the Unused Fee with respect to the Extended Commitments may be higher or lower than the Unused Fee for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; and

(iv) the Lead Borrower may select, at its option, Extended Commitments or earlier maturing Revolving Commitments or Additional Commitments for permanent reduction and/or termination on a non-pro rata basis;

provided that:

(A) the borrowing and repayment (other than in connection with a permanent reduction and/or termination of commitments) of Loans with respect to any Commitments (including all Extended Commitments) shall be made on a pro rata basis with all other outstanding Revolving Commitments or Additional Commitments, as applicable (including all Extended Commitments); and

(B) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and the Revolving Loans related to such Commitments set forth in Section 10.07.

No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Notice. Any Extended Commitments shall constitute a separate Extended Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment (if a revolving Commitment) shall be treated identically to all revolving Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Section 2.06 and Swingline Loans under Section 2.05, except that the applicable Extension Amendment may provide that the maturity date for Swingline Loans and/or Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees and/or commitment reductions and terminations referenced in Section 2.23(a)(i)-(iv) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.23(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, the Collateral Agent and the applicable Extending Lenders. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 10.01 to any Additional Extension Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, an “Additional Extension Amendment”) to this Agreement and the other Loan Documents; provided that such Additional Extension Amendments do not become effective prior to the time that such Additional Extension Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Additional Extension Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (a) any Extended

Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis upon an acceleration of the Loans. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.23 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Additional Extension Amendment. In connection with any Extension Amendment, the Lead Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement,

(i) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Extended Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date), and

(ii) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the extension of its Commitment on the terms set forth in the applicable Extension Notice (each such other Lender, a “Non-Extending Lender”) then the Lead Borrower may, on notice to the Administrative Agent and the Non-Extending Lender:

(i) cause such Non-Extending Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Lead Borrower in such instance) all or a portion of its rights and obligations under this Agreement to one or more assignees; provided that (A) neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a new Lender, (B) the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment and (C) all obligations of the Borrowers (other than assignment fee and any other costs and expenses paid by the Lead Borrower) owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption, or

(ii) upon notice to the Administrative Agent, to prepay the Loans and, at the Lead Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 2.25(b)(ii), without premium or penalty.

(f) No Extension Amendment or Additional Extension Amendment shall become effective unless and until the Lead Borrower shall have received all of the confirmations required by Section 10.25(a).

In connection with any assignment by a Non-Extending Lender under Section 2.23(e)(i), if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such assignment by the later of (A) the date on which the new Lender executes and delivers such Assignment and Assumption and/or such other documentation and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Lead Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender.

Section 2.24 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and the definition of Required Lenders, Required Revolving Lenders, Required Term Loan Lenders, or Super Majority of Revolving Lenders, as applicable.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure in accordance with Section 2.24(d); fourth, as the Lead Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this

Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions precedent (including, without limitation, set forth in Section 4.02 or in an applicable Additional Credit Amendment) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.24(a)(iv).

(C) With respect to any Unused Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to the Administrative Agent for the account of each applicable Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.24(c).

(b) Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Cash Collateralization. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall deposit cash collateral into the Cash Collateral Account in an amount not less than 101.5% of the Issuing Banks’ Fronting

Exposure (determined after giving effect to Section 2.24(a)(iv) and any cash collateral provided by such Defaulting Lender); provided that such cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held in the Cash Collateral Account pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess cash collateral; provided, further, that, subject to Section 2.24, the Person providing cash collateral and each Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(d) Termination of Commitment of Defaulting Lender. The Lead Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender. The Administrative Agent and the Lenders agree that the pro rata payment and commitment reduction and termination requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to make any Swingline Loan and no Issuing Bank shall be required to issue, amend, or extend any Letter of Credit, in each case, to the extent (i) the Defaulting Lender’s Pro Rata Share of such Swingline Loan or Letter of Credit cannot be reallocated pursuant to this Section 2.24(a)(iv), or (ii) the Swingline Lender or such Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swingline Lender or such Issuing Bank, as applicable, and Borrowers to eliminate the Swingline Lender’s or such Issuing Bank’s Fronting Exposure with respect to the Defaulting Lender’s participation in Swingline Loans or Letters of Credit.

Section 2.25 SOFR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.25(b) below (the “SOFR Option”) to have interest on all or a portion of the Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Term SOFR. Interest on SOFR Loans shall be payable on the Interest Payment Date applicable thereto. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Administrative Agent or the Required Lenders, Borrowers no longer shall have the option to request that Loans bear interest at a rate based upon Term SOFR.

(b) SOFR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Administrative Agent (which notice Administrative Agent may elect to give or not give in its discretion unless Administrative Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the SOFR Option during the continuance of such Event of Default, elect to exercise the SOFR Option by notifying Administrative Agent prior to 2:00 p.m. at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Borrowers’ election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a SOFR Notice received by Administrative Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Administrative Agent shall provide a notice thereof to each of the affected Lenders.

(ii) Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).

(iii) A certificate of Administrative Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.25 shall be conclusive absent manifest error. Borrowers shall pay such amount to Administrative Agent or such Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Administrative Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Administrative Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Administrative Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iv) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 15 Interest Periods in effect with respect to all Loans.

(c) Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral in accordance herewith or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.25(b)(ii).

(d) Special Provisions Applicable to Term SOFR.

(i) Term SOFR may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 3.01), in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrowers and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.25(b)(ii)).

(ii) Subject to the provisions set forth in Section 2.25(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrowers and Administrative Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted to Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Lead Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.25(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Lead Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.25(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Lead Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrowers (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) any withholding taxes imposed under FATCA and any taxes imposed on or measured by its net income (including any branch profits taxes), and franchise (and similar) taxes imposed on it in lieu of net income taxes (however denominated), by the jurisdiction (or any political subdivision thereof) as a result of such Agent or such Lender, as the case may be, being organized or maintaining a Lending Office, or engaging in business (other than a business such Agent or Lender is deemed to be engaging in by reason of the transactions contemplated by this Agreement or any other Loan Document), in such jurisdiction, (ii) Canadian federal withholding taxes imposed as a result of an Agent or Lender (A) not dealing at “arm’s length” (within the meaning of the Income Tax Act (Canada)) with a Canadian Guarantor or (B) being a “specified shareholder” (as that term is defined in subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Guarantor or being a Person not dealing at “arm’s length” (within the meaning of the Income Tax Act (Canada)) with such a “specified shareholder”, except where such non-arm’s length relationship arises, or the Agent or Lender is or does not deal at “arm’s length” (within the meaning of the Income Tax Act (Canada)) with such a “specified shareholder”, as a consequence of the Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or any other Loan Document, and (iii) all liabilities (including additions to tax, penalties and interest) with respect thereto (all such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities not excluded pursuant to (i) to (iii) above and which are not Other Taxes as defined below in Section 3.01(b) being hereinafter referred to as “Taxes”). If any Laws require the deduction or withholding of any Taxes or Other Taxes (defined below in Section 3.01(b)) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or a Guarantor shall make such deductions, (iii) the Borrowers or a Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), the Borrowers or a Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrowers or a Guarantor fail to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, recording, filing or similar taxes, charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Lead Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrowers agree to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) withheld or deducted on payments to, or payable by, such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrowers with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within 20 days after the date such Lender or such Agent makes a demand therefor; provided that if the Lead Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, each Agent and each Lender will use reasonable efforts to cooperate with the Lead Borrower to obtain a refund of such Taxes or Other Taxes so long as such efforts would not, in the sole determination of such Agent or Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) The Borrowers shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, for any U.S. federal withholding taxes to the extent that such Lender or such Agent becomes subject to such taxes after the Sixth Restatement Effective Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrowers (and provided that nothing in this clause (d) shall be construed as relieving the Borrowers from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax which is excluded from Taxes under this clause (e)) imposed by such jurisdiction at such rate shall be considered excluded from Taxes; provided that, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include the U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender or Agent determines, in its reasonable discretion, that it is entitled to receive a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall use reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Loan Party, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (including any interest or penalties imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Lead Borrower’s request, provide the Lead Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to make available its tax returns or any other information it deems confidential or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Lead Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) at Borrowers’ expense to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c).

(h) Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified such Agent for such Taxes and Other Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(f) relating to the maintenance of a Participant Register and (iii) any taxes and related interest, penalties and additions to tax (other than Taxes) attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (h). Each Lender’s obligations under this Section 3.01(h) shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Issuing Bank. For the avoidance of doubt, for purposes of this Section 3.01 and Section 10.15, the term “Lender” includes each Issuing Bank.

(j) FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the Sixth Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 3.02 [Reserved].

Section 3.03 [Reserved].

Section 3.04 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Administrative Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.25(d)(i) or amounts under Section 3.04(a) or sends a notice under Section 2.25(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Lead Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.25(d)(i) or Section 3.04(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.25(d)(i) or Section 3.04(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.25(d)(i) or Section 3.04(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.25(d)(i) or Section 3.04(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Administrative Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.25(d), and 3.04 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 3.04 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

Section 3.05 [Reserved].

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, no Borrower shall be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make SOFR Loans as a result of any condition described in Section 2.25(d)(i)-(ii) or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may, upon written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class or Classes of Loans or Commitments that are the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender under Section 3.07(d)(i), the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents, and (C) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender under Section 3.07(d)(ii), the applicable Eligible Assignees shall have provided the applicable confirmations.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letter of Credit Disbursements and Swingline Loans, as applicable, and (ii) deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in Letter of Credit Disbursements and Swingline Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned and all other amounts owing by the Borrowers to the assigning Lenders including, if applicable, the compensation or payments giving rise to the required assignment shall be paid in full by the assignee Lender (or the Borrowers, if applicable) to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to the Administrative Agent and such Issuing Bank (including the furnishing of a back-up Standby Letter of Credit in form and substance, and issued by an issuer reasonably satisfactory to the Administrative Agent and such Issuing Bank or the depositing of cash collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) A Lender shall be a “Non-Consenting Lender” if:

(i) (A) the Lead Borrower or the Administrative Agent has requested that the Lenders (or the Lenders with respect to any Class) consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (B) the consent, waiver or amendment in question requires the agreement of all affected Lenders (or all affected Lenders relating to such Class) in accordance with the terms of Section 10.01 or all the Lenders (or all Lenders of such Class), (C) the Required Lenders have agreed to such consent, waiver or amendment, and (D) such Lender has not agreed to such consent, waiver, or amendment; or

(ii) (A) a Lender shall have been notified by the Administrative Agent of any contemplated Additional Credit Amendment, Extension Amendment, or Additional Extension Amendment, or other amendment hereto which has the effect of extending the Maturity Date, and such Lender shall not, for whatever reason, have provided to the Lead Borrower all of such Lender’s confirmations under Section 10.25 within the time period specified in Section 10.25, and (B) the Required Lenders (or, if applicable only to a certain Class, the Required Lenders determined with respect to such Class) shall have provided such confirmation within such time period.

(e) In connection with any replacement of a Non-Consenting Lender under Section 3.07(a), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (i) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (ii) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-

Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Lead Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Consenting Lender.

Section 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive Payment in Full.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder on or after the Sixth Restatement Effective Date is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrowers and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel (subject to Section 6.13(c)):

(i) executed counterparts of this Agreement, the Security Agreements, and each Guaranty;

(ii) Notes executed by the Borrowers in favor of each Lender that has requested Notes at least two Business Days in advance of the Sixth Restatement Effective Date;

(iii) each Collateral Document set forth on Schedule 1.01B required to be executed on the Sixth Restatement Effective Date as indicated on such schedule, together with evidence that all other actions, searches, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent (and the elements of the Collateral and Guarantee Requirement required to be satisfied on the Sixth Restatement Effective Date shall have been satisfied); provided that to the extent any lien search, Collateral or insurance referred to in this clause (iii) (other than pledge and perfection of security interests in Equity Interests of Domestic Subsidiaries and Canadian Subsidiaries of the Borrowers and the Guarantors (to the extent required hereunder) and other assets with respect to which a Lien may be perfected by the filing of a financing agreement under the Uniform Commercial Code or PPSA) is not provided on the Sixth Restatement Effective Date after the Borrowers’ use of commercially reasonable efforts to do so, the delivery of such lien search, Collateral or insurance referred to in this clause (iii) shall not constitute a condition precedent to the availability of the Revolving Loans on the Sixth Restatement Effective Date but shall be required to be delivered after the Sixth Restatement Effective Date pursuant to Section 6.13(c) (it being understood that, due to the eligibility requirements set forth in the definitions of “Eligible Accounts”, “Eligible Inventory”, “Eligible In-Transit Inventory”, “Eligible Real Property” and “Eligible Rolling Stock”, Excess Availability may be adversely affected if the above mentioned conditions are not satisfied);

(iv) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and each Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or such Guarantor is a party or is to be a party on the Sixth Restatement Effective Date, and (B) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Sixth Restatement Effective Date;

(v) (A) an opinion from Hunton Andrews Kurth LLP, New York counsel to the Loan Parties, and (B) opinions of local counsel to the Loan Parties, which opinions, in each case, shall be reasonably acceptable to the Administrative Agent with regard to such matters of law as the Administrative Agent shall reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying that since June 29, 2024, there has been no Material Adverse Effect;

(vii) a certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on the Sixth Restatement Effective Date after giving effect to the Transactions, from the Treasurer of Holdings;

(viii) [reserved]; and

(ix) subject to clause (iii) above, evidence that all insurance (other than title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that Wells Fargo, as the Collateral Agent, has been named as lender loss payee and additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.

(b) All fees and expenses required to be paid hereunder or under the Fee Letter and invoiced on or before the Sixth Restatement Effective Date shall have been paid in full in cash or will be paid on the Sixth Restatement Effective Date (or the Administrative Agent shall be satisfied with the arrangements made for the payment thereof).

(c) The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries and, if different, of Holdings and its Restricted Subsidiaries for the most recently ended fiscal quarter ending at least 45 days before the Sixth Restatement Effective Date, (ii) quarterly projected consolidated balance sheets of Holdings and its Subsidiaries (prepared by giving Pro Forma Effect to the Transactions) as of each fiscal quarter end through the end of the fiscal year 2025, and the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto, and (iii) annual projected consolidated balance sheets of Holdings and its Subsidiaries (prepared by giving Pro Forma Effect to the Transactions) as of each fiscal year end for each of fiscal years 2026 and 2027, and the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto (and such projections shall not be inconsistent with information provided to Wells Fargo before the Sixth Restatement Effective Date).

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) At least three Business Days before the Sixth Restatement Effective Date, the Administrative Agent and the Lenders shall have received a Beneficial Ownership Certification and all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent or any Lender at least ten Business Day before the Sixth Restatement Effective Date.

(h) The Administrative Agent shall have received confirmation from each of the Administrative Agent, the Collateral Agent, and each Lender that (i) such Person’s due diligence with respect to flood insurance requirements for all Mortgaged Properties has been completed, (ii) the results of such due diligence are satisfactory to such Person, and (iii) such Person has received all evidence of compliance with flood insurance requirements set forth in the Loan Documents and found such evidence reasonably satisfactory.

(i) The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Sixth Restatement Effective Date, relating to the fiscal month ended on August 24, 2024, and executed by a Responsible Officer of the Lead Borrower, and such Borrowing Base Certificate shall reflect an Excess Availability (after giving effect to (without duplication) the Transactions and the Credit Extensions made on the Sixth Restatement Effective Date) of at least $1,000,000,000.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (excluding a SOFR Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) and of each Issuing Bank to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant Issuing Bank or the Swingline Lender shall have received a Request for Credit Extension (or with respect to Letters of Credit, such other notice required hereunder) in accordance with the requirements hereof.

Each Request for Credit Extension (other than a SOFR Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension the Borrowers shall continue to be in compliance with the Borrowing Base.

ARTICLE V

Representations and Warranties

Holdings and the Borrowers represent and warrant (and, with respect to Section 5.21, the Caribbean Parties represent and warrant) to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions (to the extent of such Person’s involvement therein), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party and each Guarantor that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party or Guarantor, as the case may be, enforceable against each Loan Party and each Guarantor that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and by a covenant of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The audited consolidated balance sheet of Holdings and its Subsidiaries for and as of the fiscal year ending June 29, 2024, and related statements of income, stockholders’ equity and cash flows and (ii) the consolidated balance sheet of Holdings and its Subsidiaries for and as of the fiscal quarter ended March 30, 2024, and related statements of income, stockholders’ equity and cash flows, in each case, fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except for (in the case of interim statements) customary year-end adjustments and the absence of complete footnotes and as otherwise expressly noted therein.

(b) Since June 29, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and its Restricted Subsidiaries, copies of which have been furnished to the Administrative Agent before the Sixth Restatement Effective Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither Holdings, any Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Compliance.

(a) There are no pending or, to the knowledge of Holdings or the Borrowers, threatened claims, actions, suits, or proceedings alleging potential liability under or violation of any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (ii) there is no asbestos or asbestos-containing material on or at any property or facility currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iii) there has been no Release of Hazardous Materials by any of the Loan Parties and their Restricted Subsidiaries at, on, under or from any location in a manner which could reasonably be expected to give rise to liability under applicable Environmental Laws.

(c) There are no Hazardous Materials at, on, under or migrating from any of the properties currently or formerly owned, leased or operated by Holdings, the Borrowers and the Restricted Subsidiaries in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or remediation under, or (iii) could reasonably be expected to give rise to liability under, applicable Environmental Laws, which violations, investigations or remediations and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of Holdings, the Borrowers nor any of their respective Restricted Subsidiaries are conducting, either individually or together with other potentially responsible parties, any investigation or remediation relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at, on, under or from any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or remediation that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at or transported by or on behalf of Holdings or any of its Restricted Subsidiaries from any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries for off-site treatment or disposal have been treated or disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Restricted Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) As of the Sixth Restatement Effective Date, the Lead Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

(i) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws and have all Environmental Permits which are in full force and effect.

Section 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have timely filed all federal, state, provincial, foreign and other tax returns and reports required to be filed, and have timely paid all federal, state, provincial, foreign and other taxes (including in its capacity as a withholding agent), assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance; Canadian Pension Matters.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the period beginning six years prior to the date on which this representation is made through the date on which this representation is made or deemed made; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders, (ii) neither a Loan Party nor any Restricted Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan, (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued, and (iv) no Canadian Pension Event has occurred. No Loan Party maintains or contributes or has any liability with respect to a Canadian Defined Benefit Plan.

Section 5.12 Subsidiaries; Equity Interests. As of the Sixth Restatement Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrowers and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all such Equity Interests owned by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Sixth Restatement Effective Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrowers and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Sixth Restatement Effective Date pursuant to the Collateral and Guarantee Requirement.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Federal Reserve Board. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

(b) None of Holdings, the Borrowers, any Person Controlling Holdings, the Borrowers or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material. The information provided in any Beneficial Ownership Certification delivered under this Agreement shall be true and correct in all respects on the date on which such Beneficial Ownership Certification is delivered.

Section 5.15 Solvency. On the Sixth Restatement Effective Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Subordination of Junior Financing. The Obligations are (a) “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) and “Designated Senior Debt”, “Designated Senior Indenture”, “Designated Guaranteed Secured Debt”, or “Designated Senior Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (b) “First Lien Debt” (or any comparable term) under, and as defined in, any intercreditor or subordination agreement relating to any Additional Permitted Debt (in cases where the Collateral Agent’s Liens arising under this Agreement and the other Loan Documents are intended to be senior to the Liens securing such Additional Permitted Debt, as contemplated in Section 6.18(c)).

Section 5.17 Collateral Documents. The Collateral Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any applicable Law, including, without limitation, the applicable Uniform Commercial Code and PPSA, which security interest, upon the filing of financing statements or the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, PPSA or Canadian securities transfer legislation, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers and each Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code or PPSA, or by obtaining “control”.

Section 5.18 Senior Indebtedness. The monetary Obligations hereunder rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior indebtedness of the Borrowers; provided that the prior secured claims of any other senior indebtedness solely with respect to particular collateral will not be deemed to result in such Obligations not being at least pari passu in right of payment to such other senior indebtedness.

Section 5.19 Anti-Corruption Laws and Sanctions. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction). Any other term or provision of this Agreement to the contrary notwithstanding, nothing in this Agreement shall require any Loan Party organized under the laws of Canada or its provinces or territories or any of its Canadian Subsidiaries or any director, officer, employee, agent or Affiliate of any such Loan Party or any of its Canadian Subsidiaries that are registered or incorporated under the laws of Canada or a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

Section 5.20 Certain Licenses. Each Borrower Party (to the extent that its business activities would require it to do so under applicable law) is a licensed stamping agent and licensed distributor of Tobacco Inventory in each jurisdiction in which the conduct or nature of its business activities requires that it be a licensed stamping agent and licensed distributor of Tobacco Inventory, as applicable.

Section 5.21 Representations as to Caribbean Parties. Each of the Lead Borrower and each Caribbean Party represents and warrants to the Agents and the Lenders that:

(a) Such Caribbean Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Caribbean Party, the “Applicable Caribbean Party Documents”), and the execution, delivery and performance by such Caribbean Party of the Applicable Caribbean Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Caribbean Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Caribbean Party is organized and existing in respect of its obligations under the Applicable Caribbean Party Documents.

(b) The Applicable Caribbean Party Documents are in proper legal form under the Laws of the jurisdiction in which such Caribbean Party is organized and existing for the enforcement thereof against such Caribbean Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability (except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and by a covenant of good faith and fair dealing), priority or admissibility in evidence of the Applicable Caribbean Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Caribbean Party Documents that the Applicable Caribbean Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Caribbean Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Caribbean Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Caribbean Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) To the knowledge of the Lead Borrower and the applicable Caribbean Party, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Caribbean Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Caribbean Party Documents or (ii) on any payment to be made by such Caribbean Party pursuant to the Applicable Caribbean Party Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Caribbean Party Documents executed by such Caribbean Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Caribbean Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) The Collateral Documents with respect to each Caribbean Party create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in Eligible Accounts and Eligible Inventory of such Caribbean Party under the laws of such Caribbean Party’s jurisdiction of organization, which security interest, upon taking the appropriate actions under the local Law (including, without limitation, the filing of financing statements or the equivalent thereof), will constitute a fully perfected Lien on, and security interest in, all right, title and interest of each such Caribbean Party thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Liens).

ARTICLE VI

Affirmative Covenants

Until Payment in Full, Holdings and the Borrowers shall, and Holdings and the Borrowers shall cause (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or, in lieu of such audited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) a consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or, in lieu of such unaudited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries and Holdings and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes, and delivered together with the related management discussion and analysis for such fiscal quarter, in form and detail consistent with that previously delivered under the Existing Credit Agreement;

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) on the 10th Business Day of each fiscal month (or more frequently as the Lead Borrower may elect), a certificate substantially in the form of Exhibit J (which such form of certificate may be amended, restated, supplemented, or otherwise modified from time to time (including, without limitation, changes to the format thereof) as approved by Administrative Agent in Administrative Agent’s sole discretion, each, a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business for the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Lead Borrower, a subsequent date), each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Responsible Officer of the Lead Borrower; provided that if Alternate Availability is at any time less than the Trigger Amount (Collateral Reporting), such Borrowing Base Certificate shall be furnished, at the election of the Administrative Agent in its sole discretion, within twelve days following the close of business of the second and fourth fiscal weeks of each fiscal month (or, if such twelfth day is not a Business Day, on the next succeeding Business Day), as of the close of business of such preceding second or fourth fiscal week of the fiscal month; and provided, further that after any Disposition or Casualty Event with respect to Collateral subject to the Borrowing Base having a fair market value in excess of $5,000,000 (other than sales of inventory in the ordinary course of business), the Lead Borrower shall promptly (and in any event prior to the next Borrowing of Revolving Loans) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event; and provided, further that Lead Borrower and the Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through the Administrative Agent’s electronic platform or portal, subject to the Administrative Agent’s authentication process, by such other electronic method as may be approved by the Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate any Borrowing Base as may be approved by the Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate with the same legal effect as if such Borrowing Base Certificate had been manually executed by Lead Borrower and delivered to the Administrative Agent; and

(f) as soon as available, and in any event no later than 30 days after the end of each fiscal month of Holdings for which the Consolidated Fixed Charge Coverage Ratio is required to be tested pursuant to Section 6.17, an unaudited consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal month, and the related (i) consolidated statements of income or operations for such fiscal month and for the portion of the fiscal year then ended and (ii) a consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year (or, in lieu of such unaudited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail (and setting forth Consolidated Interest Expense paid in cash, Unfinanced Capital Expenditures and cash taxes referenced in clause (a)(iii) of the definition of Consolidated Fixed Charge Coverage Ratio for such fiscal month) and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries and Holdings and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end and quarter-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such financial statements are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five days after the delivery of the financial statements referred to in Sections 6.01(a), (b) and (f), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings substantially in form of Exhibit C (including, without limitation, reasonably detailed calculations with respect to the average daily Excess Availability (based on the most recent monthly and/or weekly Borrowing Base Certificates furnished to the Administrative Agent) and the Consolidated Fixed Charge Coverage Ratio, including a reconciliation reflecting any impact from the application of Section 1.03(c) (it being understood and agreed that calculation of the Consolidated Fixed Charge Coverage Ratio shall be for informational purposes only, other than as required by Section 6.17 or pursuant to Section 2.19(j)));

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) from or material statements or material reports furnished (i) to any holder of debt securities of any Loan Party or of any of its Subsidiaries having an aggregate outstanding principal amount greater than the Threshold Amount, or (ii) pursuant to the terms of any Junior Financing Documentation having an aggregate outstanding principal amount greater than the Threshold Amount;

(d) together with (i) the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a) with respect to such financial statements, a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Sixth Restatement Effective Date or the date of the last such report and (ii) the delivery of the financial statements pursuant to Sections 6.01(a), (b), and (f) and each Compliance Certificate pursuant to Section 6.02(a), a list of Subsidiaries that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Sixth Restatement Effective Date and the date of the last such list;

(e) promptly following any request by a Lender or the Administrative Agent therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings and any of its ERISA Affiliates may request with respect to any Multiemployer Plan, (ii) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan, and (i) any documents that a Lender or the Administrative Agent may request with respect to any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan sponsored or administered by the Loan Parties where such documents are in the Loan Parties’ possession or control or are obtainable upon request; or (ii) any documents that the Loan Parties may request with respect to any Canadian Multi-Employer Plan; provided that if Holdings, any of its ERISA Affiliates or any other applicable Loan Party have not requested such documents or notices from the administrator or sponsor of the applicable Plan, Multiemployer Plan, Canadian Defined Benefit Plan or Canadian Multi-Employer Plan, Holdings, its ERISA Affiliates or other applicable Loan Parties shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly, to the extent that such materials are received, after receipt thereof;

(f) The financial and collateral reports described on Schedule 6.02(f) hereto, at the times set forth in such Schedule 6.02(f);

(g) [reserved];

(h) promptly upon the request of any Agent or Lender, an update to the information provided in any Beneficial Ownership Certification delivered pursuant to this Agreement, if there has been any change to the list of beneficial owners identified in the then most recently delivered Beneficial Ownership Certification (or, if there has been no such change, written confirmation from the Lead Borrower that there has been no such change); and

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including a list of jurisdictions in which any Borrower Party is a licensed stamping agent or a licensed distributor of Tobacco Inventory and the locations at which any Borrower Party keeps and maintains any unaffixed Tax Stamps).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or 6.02 (a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notices. Promptly after obtaining actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including such matters arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any applicable Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event, Canadian Pension Event or similar event with respect to Foreign Plans;

(c) [reserved];

(d) the existence of any Liens on Collateral subject to the Borrowing Base arising from claims under PACA and, promptly upon the reasonable request by the Administrative Agent, the existence of any Liens on Collateral subject to the Borrowing Base arising from claims under the Food Security Act or the Packers and Stockyards Act; and

(e) the receipt of any notice of default by a Loan Party under, or notice of termination of, any Lease for any of the Loan Parties’ distribution centers or warehouses.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c),(d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect, it being understood that neither Holdings, the Borrowers nor any of their respective Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Subject to Section 6.13(c) and the terms of any Acceptable Intercreditor Agreement, property coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to Real Property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Each endorsement to such casualty or liability policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled (x) by reason of nonpayment of premium except upon (A) in the case of liability policies, not less than 10 days’ prior notice thereof by the insurer to the Collateral Agent or (B) in the case of casualty policies, not less than 30 days’ prior notice thereof by the insurer to the Collateral Agent or (y) for any other reason except upon not less than 30 days’ prior notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amounts and on terms that are satisfactory to the Administrative Agent, Collateral Agent, and all Lenders, if at any time the area in which any improvements located on any Mortgaged Property is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with all Flood Laws.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, other than such orders, writs, injunctions and decrees as to which an appeal has been timely and properly taken in good faith, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain (a) proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Lead Borrower or any Restricted Subsidiary, as the case may be and (b) to the extent applicable, written records pertaining to any claims filed against Holdings, the Lead Borrower or any Restricted Subsidiary under PACA or under the Packers and Stockyards Act.

Section 6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrowers’ expense; provided, further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Lead Borrower the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) In addition to the foregoing, from time to time upon the request of the Administrative Agent, permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and field examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base, and (ii) the assets subject to the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay to Administrative Agent the reasonable and documented out-of-pocket fees and reasonable and documented expenses of the Administrative Agent or such professionals with respect to such field examination and appraisal fees and charges, as and when incurred or chargeable, as follows: (x) a reasonable and documented fee at the Administrative Agent’s then-standard rate per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Administrative Agent and (y) the reasonable and documented fees, charges, or expenses paid or incurred by Administrative Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof; provided that:

(i) the Administrative Agent may conduct no more than one field examination in any calendar year; provided, further that the Administrative Agent, in its reasonable discretion, (A) if any Event of Default exists, may cause such additional field examinations to be taken as the Administrative Agent reasonably determines (each, at the expense of the Loan Parties) and (B) at any time that Alternate Availability is or has been less than 15.00% of the Loan Cap during any calendar year, the Administrative Agent may conduct up to two field examinations in such calendar year at the Loan Parties’ expense (provided that, the Administrative Agent may undertake at its sole expense whether or not an Event of Default exists, one additional field examination); and

(ii) the Administrative Agent may undertake no more than one appraisal of Inventory (including for each category) of each Loan Party and, to the extent it remains in the Borrowing Base, each of Real Property and Rolling Stock of each Loan Party in any calendar year; provided, further that the Administrative Agent, in its reasonable discretion, (A) if any Event of Default exists, may cause such additional appraisals to be taken as the Administrative Agent reasonably determines (each, at the expense of the Loan Parties) and (B) at any time that Alternate Availability is or has been less than 15.00% of the Loan Cap during any calendar year, the Administrative Agent may conduct up to two appraisals of Inventory (including for each category) of each Loan Party and, to the extent it remains in the Borrowing Base, each of Real Property and Rolling Stock of the Loan Parties in such calendar year at the Loan Parties’ expense (provided that, the Administrative Agent may undertake at its sole expense whether or not an Event of Default exists, one additional appraisal of Inventory (including for each category), Real Property and Rolling Stock);

provided that appraisals and field examinations of assets acquired in connection with a Permitted Acquisition shall not count toward the number of appraisals and field examinations specified above in this Section 6.10(b). With respect to Acquired Inventory and Acquired Accounts, as long as the Administrative Agent has received reasonable prior notice of a relevant Permitted Acquisition and the Borrower Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use commercially reasonable efforts to complete such due diligence and a related appraisal on or prior to such Person becoming a Borrower Party or the closing date of such Permitted Acquisition.

Section 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent or Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 7.15 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary:

(i) except as provided below, within 45 days after such formation, acquisition or designation or such longer period as the Collateral Agent or the Administrative Agent may agree in its discretion:

(A) [reserved];

(B) cause each such Domestic Subsidiary and Canadian Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent (as appropriate) (consistent with the Security Agreements, Intellectual Property Security Agreements and other

Collateral Documents in effect on the Sixth Restatement Effective Date or executed and delivered on a post-closing basis after, but pursuant to the terms and conditions of, this Agreement), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Domestic Subsidiary and Canadian Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local Law) and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) take and cause such Domestic Subsidiary and Canadian Subsidiary and each direct or indirect parent of such Domestic Subsidiary or Canadian Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of Uniform Commercial Code and PPSA financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent (as appropriate) to vest in the Administrative Agent or the Collateral Agent (as appropriate) (or in any representative of the Administrative Agent or the Collateral Agent (as appropriate) designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and by an implied covenant of good faith and fair dealing,

(ii) within 45 days after the request therefor by the Administrative Agent or the Collateral Agent (as appropriate) (or such longer period as the Administrative Agent or the Collateral Agent (as appropriate) may agree in its sole discretion), deliver to the Administrative Agent or the Collateral Agent (as appropriate) a signed copy of an opinion, addressed to the Administrative Agent or the Collateral Agent (as appropriate) and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) [Reserved];

(b) obtaining the security interests and Guarantees set forth on Schedule 1.01B on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01B; and

(c) [Reserved];

In connection with any joinder of any Sunshine Acquired Company required pursuant to the provisions of this Section 6.11, the Lead Borrower may update any of Schedules 2.19(b), 7.01(b), 7.02(g), 7.03(b), 7.08, and 7.09, solely to reflect the assets and liabilities of such Sunshine Acquired Company described on the Sunshine Disclosure Schedule; provided, that any such update to any Schedule must be (x) reasonably similar in type and amount as items of a similar nature disclosed on such Schedule on the Sixth Restatement Effective Date and (y) otherwise reasonably satisfactory to Administrative Agent. Any of the provisions of the foregoing clauses (a) and (b), the terms of the Collateral and Guarantee Requirement, and the provisions of Section 6.13 to the contrary notwithstanding, the Administrative Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and the Administrative Agent and each Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent and the Lenders.

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all commercially reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials at, on, under or emanating from any currently or formerly owned or operated property or facility, in accordance with the requirements of all applicable Environmental Laws.

Section 6.13 Further Assurances and Post Closing Conditions.

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments including any amendments or assignments thereto as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents as set forth therein. Without limiting the foregoing, the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a Lease after the Sixth Restatement Effective Date for a warehouse or distribution center prior to entering into such Lease.

(b) [Reserved].

(c) Perform the obligations set forth on Schedule 6.13(c) in each case within the time limits set forth on Schedule 6.13(c) or such longer period as determined by the Administrative Agent in its sole discretion; provided that, with respect to any obligation set forth on Schedule 6.13(c) requiring the consent, waiver, approval or other participation of a third party not controlled by Holdings or its Restricted Subsidiaries, such Loan Party shall only be required to use its commercially reasonable efforts to perform such obligation, and the Administrative Agent may, in its sole discretion, extend or waive such obligations to the extent such Loan Party’s use of commercially reasonable efforts has not resulted, and in the judgment of the Administrative Agent will not result, in the performance of such obligation.

(d) Upon the request of the Collateral Agent (which the Collateral Agent shall not request unless either negotiable documents of title are issued for the Inventory in transit or an Event of Default exists), use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Collateral Agent covering such matters and in such form as the Collateral Agent may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory hereunder.

Section 6.14 Information Regarding Collateral. Furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office, registered office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number (including its business number for Canada Revenue Agency or other purposes) or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the Uniform Commercial Code, PPSA or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Collateral Documents (subject only to Permitted Liens having priority under applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

Section 6.15 Physical Inventories. Cause, at their own expense, not less than one physical count of Inventory to be undertaken in each 12-month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted in a manner, at the times and following such methodology as is, in each case, consistent with historical practice in effect immediately prior to the Sixth Restatement Effective Date or as otherwise may be reasonably satisfactory to the Agents. Following the completion of such Inventory count, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall deliver the results of such physical inventory to the Administrative Agent and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

Section 6.16 Corporate Separateness.

(a) Satisfy, and cause each of its Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, in each case, to the extent required by law and the maintenance of corporate offices and records.

(b) Ensure that (i) no payment is made by it or any of its Restricted Subsidiaries to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, (ii) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrowers, Holdings or any direct or indirect parent of the Borrowers or any of their Restricted Subsidiaries, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrowers, Holdings or any direct or indirect parent of the Borrowers or any of their Restricted Subsidiaries.

Section 6.17 Consolidated Fixed Charge Coverage Ratio.

(a) Immediately upon and during the occurrence of any Trigger Event (FCCR), maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.00 to 1.00 determined on a consolidated 12-month (or four-quarter, if applicable) basis as of the immediately preceding fiscal month end for which financial statements are available (but in any event as of the most recent fiscal month ending at least 30 days prior to such Trigger Event (FCCR) and as of each subsequent fiscal month end thereafter); provided that during any Trigger Event (FCCR), unless and until the Lead Borrower has demonstrated its compliance with the Consolidated Fixed Charge Coverage Ratio requirement set forth above by delivery to the Administrative Agent of the monthly financial statements for the fiscal month specified above and the related Compliance Certificate, (i) the Borrowers shall not be permitted to request any Loans or the issuance of any Letters of Credit and (ii) Holdings, the Borrowers and their respective Restricted Subsidiaries shall not be permitted to (A) declare any Restricted Payment in the form of a dividend under Section 7.06(k), (B) consummate any transaction described under Sections 7.01(dd), 7.02(j), 7.02(n), 7.02(u), 7.03(n), 7.06(k) or 7.12(a)(vi) (other than the payment of dividends which were not declared in violation of the preceding clause (A)), or (C) without the consent of the Administrative Agent, consummate any transaction described under Section 7.05(f), 7.05(j) or 7.05(n).

(b) For purposes of determining satisfaction with the foregoing Consolidated Fixed Charge Coverage Ratio under this Section 6.17, any Specified Equity Contribution made during the period from the last day of the relevant period until the expiration of the 10th day after the date on which financial statements are required to be delivered hereunder with respect to the relevant period will, at the request of the Lead Borrower, be included in the calculation of Consolidated EBITDA for any period of calculation which includes the month in which such Specified Equity Contribution was received by the Loan Parties, provided that (A) during the term of this Agreement, Specified Equity Contributions shall be made no more than four times, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings and the Borrowers to be in compliance with the Consolidated Fixed Charge Coverage Ratio specified above on a Pro Forma Basis and (C) all Specified Equity Contributions shall be disregarded for purposes of determining the amount or availability of any baskets with respect to the covenants contained herein.

Section 6.18 Additional Real Property and Rolling Stock; Term Collateral Release; Term Collateral Subordination.

(a) The Borrowers (other than a Caribbean Party or a Canadian Subsidiary) may, at the election of the Lead Borrower, add Real Property to the Borrowing Base after the Sixth

Restatement Effective Date (“Additional Real Property”); provided that (i) the Lead Borrower shall provide 30 days’ (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of its intent to add any Additional Real Property (including a list of such Real Property identifying the owner and address of such Real Property), (ii) the Additional Real Property shall meet the requirements of Eligible Real Property, (iii) Additional Real Property shall not be added to the Borrowing Base more than one time per fiscal quarter unless the Administrative Agent otherwise agrees in its sole discretion, (iv) such Real Property, specifically or by type or class, has not been the subject of a Term Collateral Release or Term Collateral Subordination (unless such Term Collateral Release or Term Collateral Subordination has been rescinded as contemplated in Section 6.18(d)), and (v) the provisions of Section 10.25 shall be satisfied with respect to such Real Property.

(b) The Borrowers (other than a Caribbean Party or a Canadian Subsidiary) may, at the election of the Lead Borrower, add Rolling Stock to the Borrowing Base after the Sixth Restatement Effective Date (“Additional Rolling Stock”); provided that (i) the Lead Borrower shall provide 30 days’ (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of its intent to add any Additional Rolling Stock (including a list of such Rolling Stock identifying the owner, make, model, year, state of registration, vehicle identification number, title number and company identification number of such Rolling Stock), (ii) the Additional Rolling Stock shall meet the requirements of Eligible Rolling Stock (including the requirements of the Collateral and Guarantee Requirement and Sections 6.11 and 6.13, in each case as if such provisions were directly applicable to such Additional Rolling Stock), (iii) Additional Rolling Stock shall not be added to the Borrowing Base more than one time per fiscal quarter unless the Administrative Agent otherwise agrees in its sole discretion, and (iv) such Rolling Stock, specifically or by type or class, has not been the subject a Term Collateral Release or Term Collateral Subordination (unless such Term Collateral Release or Term Collateral Subordination has been rescinded as contemplated in Section 6.18(d)).

(c) From time to time, the Lead Borrower may direct a Term Collateral Release or Term Collateral Subordination with respect to any Term Collateral (provided, however, that a Term Collateral Release shall apply only with respect to Real Property and/or Equipment (and proceeds thereof and any related assets approved by the Administrative Agent in its reasonable discretion)), all as provided in this Section 6.18(c). Upon the satisfaction of the Term Collateral Conditions with respect to any Term Collateral:

(i) in the case of any Term Collateral Release (as specified in the notice contemplated in clause (a) of the definition of “Term Collateral Conditions”), the Collateral Agent’s Liens arising under this Agreement and the other Loan Documents on such Term Collateral shall be deemed released and the Collateral Agent may, without further consent of any Lender, take such actions to effect the release of such Liens as are requested by the Borrowers or as the Collateral Agent may deem necessary, all at the Borrowers’ sole cost and expense; and

(ii) in the case of any Term Collateral Subordination (as specified in the notice contemplated in clause (a) of the definition of “Term Collateral Conditions”), the Collateral Agent’s Liens arising under this Agreement and the other Loan Documents on such Term Collateral shall be subordinated to the applicable Additional Permitted Debt (specified in the notice delivered to the Administrative Agent as contemplated in the definition of “Term Collateral Conditions”) on the terms set forth in the applicable Acceptable Intercreditor Agreement.

(d) Term Collateral which constitutes Real Property and Rolling Stock which has been the subject of a Term Collateral Release or Term Collateral Subordination may be reintroduced to the calculation of the Borrowing Base (as Eligible Real Property and Eligible Rolling Stock, as applicable), subject to the satisfaction of the following conditions precedent (as reasonably determined by the Administrative Agent): (i) the Administrative Agent shall have received a written request from Lead Borrower specifically identifying such Term Collateral, stating Lead Borrower’s desire to cause such Term Collateral to be reintroduced to the calculation of the Borrowing Base, and specifying the intended date on which such Term Collateral shall be reintroduced to the calculation of the Borrowing Base (which date may be determined by the satisfaction of conditions specified in such notice (such as the payment or other satisfaction of other Indebtedness or the release of certain Liens)) and (ii) the Loan Parties satisfy, with respect to such Term Collateral, all applicable requirements of including Additional Real Property and Additional Rolling Stock (as set forth in Sections 6.18(a) and (b)), as if such Real Property and Rolling Stock, as applicable, were Additional Real Property and Additional Rolling Stock, as applicable (and the Loan Parties agree that any such Term Collateral shall constitute Additional Real Property and Additional Rolling Stock, as applicable). Any Term Collateral reintroduced to the calculation of the Borrowing Base under this clause (d) must also constitute Eligible Real Property or Eligible Rolling Stock, as applicable, before any availability is derived from such assets. Upon the date specified in such notice (or the satisfaction of the conditions set forth in such notice), the Term Collateral Release and Term Collateral Subordination applicable to the Term Collateral specified in such notice shall be deemed rescinded.

(e) Subject to the satisfaction of the Term Collateral Conditions and the provisions of Section 6.18(c), as applicable, nothing in this Agreement or any other Loan Document shall prohibit the Borrowers from (A) first, obtaining Term Collateral Subordination with respect to any Term Collateral and, thereafter, obtaining Term Collateral Release with respect to the same, and (B) obtaining Term Collateral Subordination with respect to a portion of the Term Collateral while the Collateral Agent’s Liens in and to other Term Collateral remains senior to other Liens (including, by way of example, in connection with any “split-lien” or “reciprocal lien” transaction). The Borrowers may effect a Term Collateral Release or Term Collateral Subordination on specific items of Term Collateral or on a class or type of Term Collateral and, thereafter, such item or items of Term Collateral or class of Term Collateral shall be deemed to have been the subject of a Term Collateral Release or a Term Collateral Subordination until such time, if ever, such Term Collateral Release or Term Collateral Subordination is rescinded as contemplated in the preceding clause (d). Upon the occurrence of a Term Collateral Release or Term Collateral Subordination with respect to any Term Collateral, such Term Collateral shall automatically be eliminated from the calculation of the Borrowing Base and may not thereafter be included in the calculation of the Borrowing Base, except as provided in the preceding clause (d).

Section 6.19 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VII

Negative Covenants

Until Payment in Full, neither Holdings nor any Borrower shall, nor shall any of them permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following (each of the following, a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Sixth Restatement Effective Date (other than consensual Liens on Inventory, Accounts, Real Property and Rolling Stock that, in each case is subject to the Borrowing Base); provided that any Lien securing Indebtedness in excess of $2,000,000 individually or in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 7.01(b)) shall only be permitted to the extent such Lien is listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Loan Parties, as applicable, to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment or employment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrowers or any Restricted Subsidiary thereof;

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature

(including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) Liens which are granted to an issuer of surety bonds and secure only the obligations of the Lead Borrower or any of its Restricted Subsidiaries to such issuer in respect of surety bonds obtained, issued, or entered into in the ordinary course of the Lead Borrower or such Restricted Subsidiaries’ business in support of Tax Stamp obligations, but only if (A) such Liens are at all times unperfected or (B) each Agent shall have received an intercreditor agreement, in form and substance reasonably satisfactory to such Agent, duly authorized, executed, and delivered by such issuer;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrowers or any Material Subsidiary, and any exceptions on the title policies issued in connection with the Mortgaged Property;

(h) (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and (ii) Liens arising from claims under PACA, the Food Security Act or the Packers and Stockyards Act;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses (in each case, including without limitation, with respect to Intellectual Property) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrowers or any Material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of Holdings, the Borrowers or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(o) Liens existing on property (other than consensual Liens on Inventory, Accounts, Real Property and Rolling Stock that, in each case is subject to the Borrowing Base) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 7.15), in each case after the Sixth Restatement Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(p) any interest or title of a lessor under leases entered into by Holdings, the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrowers or any of their respective Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrowers and any of their respective Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrowers or any Restricted Subsidiary thereof in the ordinary course of business;

(t) Liens solely on any cash earnest money deposits made by Holdings, the Borrowers or any of their respective Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness permitted under Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) permitted under Section 7.03(g) in connection with such Permitted Acquisition;

(v) ground leases in respect of Real Property on which facilities owned or leased by Holdings, the Borrowers or any of their Subsidiaries are located;

(w) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrowers or any Material Subsidiary;

(z) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(aa) Liens (i) on assets and Equity Interests of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 7.03(h), (ii) on the CIS Assets securing any Indebtedness owed to the Captive Insurance Subsidiary by any Borrower or any Restricted Subsidiary, and (iii) granted pursuant to the Specified Captive Trademark Security Agreement to secure the Indebtedness under the Specified Secured Captive Insurance Notes;

(bb) the modification, replacement, renewal or extension of any Lien permitted by clause (b), (i), (o) or (u) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd) (i) other Liens (other than consensual Liens on Inventory, Accounts, Real Property and Rolling Stock that is, in each case subject to the Borrowing Base) securing

Indebtedness of Holdings, the Lead Borrower or the Restricted Subsidiaries, or other obligations in an aggregate principal amount such that the Pro Forma Excess Availability Condition (Certain Covenants) shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Certain Specified Payment), no Event of Default exists or would result therefrom and the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) shall for the Test Period (determined by reference to the date on which such Indebtedness is incurred) be at least 1.10 to 1.00; provided that, to the extent such Liens are on Collateral, other than Collateral subject to the Borrowing Base, such Liens shall be junior to the Liens securing the Obligations and be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and (ii) other Liens securing Indebtedness of Holdings, the Lead Borrower or the Restricted Subsidiaries, or other obligations in an aggregate principal amount not to exceed $75,000,000, provided that, to the extent such Liens are on Collateral of the type included in the calculation of the Borrowing Base, the Collateral subject to such Liens shall not be included in the calculation of the Borrowing Base after the applicable Borrower Party obtains knowledge thereof and, as soon as practicable (but, in any event, within five Business Days) after obtaining such knowledge, the Lead Borrower shall submit a corrected Borrowing Base which demonstrates that Alternate Availability is equal to or greater than the Trigger Amount, provided, further, that if (A) such Liens are on Real Property included in the calculation of the Borrowing Base and (B) Suppressed Availability (calculated for purposes of this clause (ii) on a pro forma basis by removing such Real Property from the calculation of the Borrowing Base) equals or exceeds $100,000,000, then (1) such Real Property may remain in the calculation of the Borrowing Base until the earlier of (aa) the 90th day after the day on which the applicable Borrower Party obtains knowledge of such Liens and (bb) the date when the applicable Borrower Party ceases to diligently pursue the removal of such Liens from such Real Property and (2) no later than the date that is five Business Days after the earlier of the dates referred to in the foregoing clauses (aa) and (bb), the Lead Borrower shall submit a corrected Borrowing Base Certificate demonstrating that Suppressed Availability is equal to or greater than the Trigger Amount;

(ee) Liens securing Additional Permitted Debt, so long as:

(i) to the extent such Liens are on Collateral (other than Term Collateral), such Liens are subordinate to the Collateral Agent’s Liens on such Collateral pursuant to the terms of an Acceptable Intercreditor Agreement; and

(ii) to the extent such Liens are on Term Collateral, either (A) a Term Collateral Release has occurred with respect to such Term Collateral (and has not been rescinded as contemplated in Section 6.18(d)) or (B) either (1) to the extent such Liens are or are intended to be senior to the Collateral Agent’s Liens on such Term Collateral arising under this Agreement or the other Loan Documents, as contemplated in Section 6.18(c), then a Term Collateral Subordination has occurred with respect to such Term Collateral (and has not been rescinded as contemplated in Section 6.18(d)) and such Liens are subject to an Acceptable Intercreditor Agreement or (2) to the extent such Liens are intended to be junior to the Collateral Agent’s Liens on such Term Collateral arising under this Agreement and the other Loan Documents, as contemplated in Section 6.18(c), then such Liens are subject to the terms of an Acceptable Intercreditor Agreement; and

(ff) (i) Liens on Accounts (and Related Rights and Property) sold, transferred, or conveyed, or over which a security interest is granted, pursuant to a Permitted Receivables Financing and (ii) Liens granted by any Special Purpose Receivables Subsidiary on its assets to secure its obligations under any Permitted Receivables Financing.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrowers or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) to the extent permitted by Law and not resulting in any Change of Control, in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to a Loan Party in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $20,000,000 at any time outstanding (net of any realized return representing a return of capital in respect of any such Investment);

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party, (iii) by any Non-Loan Party in any Loan Party (provided, that any such Investment by any Non-Loan Party in any Loan Party shall be subordinated to the Obligations pursuant to a subordination agreement or terms of subordination, as applicable, in form and substance reasonably satisfactory to the Administrative Agent), (iv) [reserved], and (v) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary (so long as (A) such Investment is made in the ordinary course of business or (B) at the time such Investment is made (1) such Investment is evidenced by a note and allonge (each in form and substance reasonably satisfactory to the Administrative Agent) pledged to the Collateral Agent as Collateral on a first-priority basis as collateral security for the Obligations (but subject to the terms of any Acceptable Intercreditor Agreement), (2) no Event of Default exists or would result therefrom, and (3) the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment));

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(g) Investments (i) existing or contemplated on the Sixth Restatement Effective Date and set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Sixth Restatement Effective Date by Holdings, the Borrowers or any Restricted Subsidiary in the Borrowers or any other Restricted Subsidiary and any modification, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Sixth Restatement Effective Date except pursuant to the terms of such Investment as of the Sixth Restatement Effective Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of Holdings or the Borrowers (including as a result of a merger, amalgamation, or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(A) a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) [reserved];

(C) the purchased or acquired property, assets, business or Person is in the same or substantially the same line of business as Holdings and its Subsidiaries, taken as a whole (or a business that is reasonably related or ancillary thereto);

(D) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(E) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, but subject to Section 1.11 with respect to any Limited Condition Acquisitions, (1) no Default shall exist or would result therefrom and (2) the aggregate amount of consideration paid in respect of such purchases or acquisitions does not exceed, during any period of 12 consecutive fiscal months, $100,000,000, unless either of the following is satisfied: (aa) after giving effect to such purchase or acquisition, Pro Forma Excess Availability shall equal or exceed 20% of the Loan Cap or (bb) (I) the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto and (II) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) shall for the Test Period (determined by reference to the date on which such purchase or other acquisition is consummated) be at least 1.10 to 1.00 (provided, that compliance with the Pro Forma Excess Availability conditions set forth in this Section 7.02(j) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment); and

(F) the Lead Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (other than the requirement that newly created or acquired Subsidiaries and the Subsidiaries of such created or acquired Subsidiaries shall be Guarantors and shall have complied with the requirements of Section 6.11, if the provisions of Section 6.11 do not require such Subsidiaries to comply with its provisions on or before the date on which such certificate is delivered to the Administrative Agent under this clause (F));

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings or the Borrowers (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings or the Borrowers (or such direct or indirect parent) in accordance with Section 7.06(e) or (f);

(n) so long as immediately after giving effect to any such Investment no Default has occurred and is continuing, other Investments that do not exceed at any time (x) the greater of $375,000,000 and 4.00% of Total Assets (determined as of the date such Investment is made), or (y) if the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto, the greater of $400,000,000 and 4.00% of Total Assets (determined as of the date such Investment is made), in each case in the aggregate and net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, if the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto, such amount shall be increased by, (i) the Net Cash Proceeds of Permitted Equity Issuances (other than Specified Equity Contributions) that are Not Otherwise Applied and (ii) if as of the last day of the Test Period, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is at least 1.10 to 1.00, the Available Amount that is Not Otherwise Applied; provided, further that if any Investment made under this clause (n) is for the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person, then the conditions of clause (j) above (other than clauses (E) and (F) of the proviso thereto) shall be satisfied prior to any such Investment and such Investment shall be deemed to be a Permitted Acquisition for purposes of clause (q) of the definition of “Eligible Accounts” and clause (m) of the definition of “Eligible Inventory” (provided, that compliance with the Pro Forma Excess Availability Condition described in this Section 7.02(n) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment);

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or by the Borrowers (other than a Caribbean Borrower) or any Intermediate Holding Company or any direct or indirect parent of Holdings);

(q) Investments held by a Restricted Subsidiary acquired after the Sixth Restatement Effective Date or of a corporation merged into Holdings or the Borrowers or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Sixth Restatement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) Guarantees by Holdings, the Borrowers or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments in the Captive Insurance Subsidiary in an aggregate amount that does not exceed the sum of $5,000,000 plus the minimum amount of capital required under the laws of the jurisdiction in which the Captive Insurance Subsidiary is formed or any jurisdiction in which it does business;

(t) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(u) (i) the formation of Special Purpose Receivables Subsidiaries (but excluding the capitalization thereof, other than de minimis amounts necessary to pay costs and fees relating directly to the formation and organization of such Special Purpose Receivables Subsidiaries) and (ii) other Investments by the Lead Borrower or any Restricted Subsidiary in any Special Purpose Receivables Subsidiary in connection with any Permitted Receivables Financing (A) which are made in the form of contributions to the capital of such Special Purpose Receivables Subsidiary of Accounts (and Related Rights and Property) owing by the Designated Account Debtor associated with such Permitted Receivables Financing, (B) which constitute Indebtedness owing by such Special Purpose Receivables Subsidiary to the Lead Borrower or any Restricted Subsidiary, to the extent such Indebtedness arises from the deferred payment of the purchase price or other consideration payable by such Special Purpose Receivables Subsidiary in connection with such Permitted Receivables Financing, and (C) which constitute contributions made in cash or other immediately available funds to the capital of such Special Purpose Receivables Subsidiary, but only if, for purposes of this clause (C) (1) no Default shall exist or would result therefrom and (2) if, after giving effect to such contribution, the aggregate amount of all cash contributions made by the Lead Borrower or any Restricted Subsidiary in all Special Purpose Receivables Subsidiaries (net of any returns of equity actually received in cash by the Lead Borrower or the Restricted Subsidiary making such contributions, as applicable) exceeds $15,000,000, (aa) on the date such contribution is made, Pro Forma Excess Availability shall equal or exceed 15.00% of the Loan Cap, (bb) if, on the date such contribution is made, Pro Forma Excess Availability is less than 17.50% of the Loan Cap, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the Test Period) shall be at least 1.10 to 1.00, and (cc) if the amount of such contribution exceeds $10,000,000, the Chief Financial Officer or other financial officer of the Lead Borrower shall have executed and delivered a certificate to the Administrative Agent demonstrating in reasonable detail the satisfaction of each of the conditions set forth in this clause (C) (provided, that compliance with the Pro Forma Excess Availability conditions described in this Section 7.02(u) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment);

(v) to the extent constituting an Investment, the undertaking and consummation of Permitted Receivables Financings and Permitted Receivables Undertakings; and

(w) the Sunshine Acquisition;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder (w) to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of any Restricted Debt to the extent prohibited under Section 7.12, (x) if such Investment consists of a transfer of any property (other than Real Property or Rolling Stock) of the type subject to the Borrowing Base, (y) if the Pro Forma Excess Availability Condition (Certain Covenants) shall not have been satisfied with respect to such Investment (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Certain Specified Payment) or (z) any Event of Default exists or would result therefrom. For purposes of this Section 7.02, the term “Investment” shall include the acquisition of the Equity Interests of the owner/lessor under any Excluded Sale-Leaseback or the acquisition of the Real Property subject to such Excluded Sale-Leaseback.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings, the Borrowers or any of their respective Subsidiaries under the Loan Documents;

(b) (i) Indebtedness outstanding on the Sixth Restatement Effective Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Sixth Restatement Effective Date;

(c) Guarantees by Holdings, the Borrowers and the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrowers or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings, the Borrowers or any Restricted Subsidiary owing to Holdings, the Borrowers or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that (x) is not a Loan Party or (y) is a Caribbean Party, in each case, shall be subject to subordination terms reasonably satisfactory to the Administrative Agent;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 360 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of Sale-Leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of Holdings, the Borrowers or of any Restricted Subsidiary assumed in connection with any Permitted Acquisition, provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), and

(iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (g) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, and (y) both immediately prior and after giving effect thereto (A) no Default shall exist or would result therefrom and (B) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (g) does not exceed (x) for all Loan Parties, the greater of $250,000,000 and 3.00% of Total Assets (determined as of the date of incurrence) and (y) for all Non-Loan Parties, the greater of $200,000,000 and 2.25% of Total Assets (determined as of the date of incurrence) (provided that the aggregate amount of Indebtedness outstanding for all Non-Loan Parties pursuant to this clause (g) and clause (h) below shall not exceed at any one time $300,000,000);

(h) Indebtedness of Non-Loan Parties in an aggregate principal amount outstanding not to exceed at any time (x) $105,000,000 or (y) if no Default shall exist or would result therefrom and the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment), $75,000,000 (provided that (A) up to an additional $75,000,000 of Indebtedness in aggregate principal amount outstanding at any time may be incurred in connection with Permitted Acquisitions of Persons which are or become a Foreign Subsidiary and (B) the aggregate amount of Indebtedness outstanding among Non-Loan Parties pursuant to this clause (h) and clause (g) above shall not exceed at any one time $300,000,000);

(i) Indebtedness representing deferred compensation to employees of Holdings or the Borrowers (or any direct or indirect parent of the Borrowers) and the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by Holdings, the Borrowers or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition permitted hereunder, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of Holdings, the Borrowers or any of the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Obligations with respect to Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness of Holdings, the Borrowers or any of the Restricted Subsidiaries that are Guarantors not otherwise permitted under this Section 7.03; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $312,500,000 at any time unless, both immediately prior and after giving Pro Forma Effect to such incurrence (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the Test Period (determined by reference to the date on which such Indebtedness is incurred) is at least 1.10 to 1.00, (B) the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment) and (C) no Default shall exist or would result therefrom;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by Holdings, the Borrowers or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrowers or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Additional Permitted Debt;

(s) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(t) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances;

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above;

(v) Contingent Obligations incurred in the ordinary course of business;

(w) Indebtedness in respect of the Excluded Sale-Leasebacks in the event that such Excluded Sale-Leasebacks constitute Capitalized Leases, including as a result of a conversion to or re-characterization as Capitalized Leases in accordance with GAAP; provided that the aggregate principal amount of Indebtedness under this clause (w) shall not exceed $100,000,000;

(x) Indebtedness of (i) any Special Purpose Receivables Subsidiary in connection with any Permitted Receivables Financing and (ii) the Lead Borrower or any of its Restricted Subsidiaries in the form of Permitted Receivables Undertakings; and

(y) the Specified Captive Insurance Notes.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (w) above, the Lead Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03, and (ii) all Additional Permitted Debt will be deemed to have been incurred on such date in reliance only on the exception set forth in Section 7.03(r).

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Restricted Subsidiary may merge or amalgamate with any Loan Party (other than a Caribbean Party) (including a merger or amalgamation, the purpose of which is to reorganize such Loan Party into a new jurisdiction); provided that (A) a Loan Party shall be the continuing or surviving Person, (B) if a Borrower is a party to such merger or amalgamation, then such Borrower shall be the continuing and surviving Person, (C) if Holdings, the Lead Borrower, a Loan Party which is a Domestic Subsidiary, or a Domestic Subsidiary is party to such merger or amalgamation, then Holdings, the Lead Borrower, such Loan Party, or a Domestic Subsidiary will be the continuing or surviving Person, and (D) if a Loan Party which is a Canadian Subsidiary is party to such merger or amalgamation, and none of Holdings, the Lead Borrower, any Loan Party which is a Domestic Subsidiary, nor any Domestic Subsidiary is party to such merger or amalgamation, then such Canadian Subsidiary which is a Guarantor shall be the continuing or surviving Person or (ii) any Restricted Subsidiary (other than a Loan Party that is a Domestic Subsidiary or a Canadian Subsidiary) may merge with any Caribbean Party (including a merger, the purpose of which is to reorganize such Loan Party into a new jurisdiction); provided that (A) such Caribbean Party shall be the continuing or surviving Person, (B) if a Caribbean Borrower is a party to such merger, then such Caribbean Borrower shall be the continuing and surviving Person and (C) such Caribbean Party shall be incorporated under the Laws of an Approved Caribbean Jurisdiction;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) (A) any Subsidiary (other than any Borrower) may liquidate or dissolve or (B) any Borrower or any Subsidiary may change its legal form if, in each case, such Borrower or Subsidiary determines in good faith that such action is in the best interests of such Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or another Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party which is not a Caribbean Party, then the transferee must be a Loan Party (other than a Caribbean Party), (ii) if the transferor in such a transaction is a Caribbean Party, then the transferee must be a Loan Party and (iii) if the transferor in such a transaction is a Loan Party, to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party or which is a Caribbean Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, Holdings and each Borrower may merge or consolidate with any other Person; provided that (i) Holdings or such Borrower, as the case may be, shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or such Borrower, as the case may be (any such Person, the “Successor Loan Party”), (A) the Successor Loan Party shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (except that, in the case of a merger, amalgamation or consolidation of a Caribbean Borrower and not involving Holdings, the Lead Borrower, any other Borrower which is a Domestic Subsidiary, or any Loan Party which is a Domestic Subsidiary, the Successor Loan Party may be organized in an Approved Caribbean Jurisdiction), (B) the Successor Loan Party shall expressly assume all the obligations of Holdings or such Borrower, as the case may be, under this Agreement and the other Loan Documents to which Holdings or such Borrower, as the case may be, is party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Loan Party’s obligations under this

Agreement, (D) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Security Agreement confirmed that its obligations thereunder shall apply to the Successor Loan Party’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Loan Party’s obligations under this Agreement, and (F) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any other Loan Document comply with this Agreement; provided, further that if the foregoing are satisfied, the Successor Loan Party will succeed to, and be substituted for, the applicable Loan Party under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent applicable; and

(f) so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions or abandonment of obsolete, worn out or surplus property, (including, without limitation, Intellectual Property), whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings, the Borrowers and the Restricted Subsidiaries;

(b) Dispositions or discounts of inventory and Dispositions of immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or become abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to Holdings, the Borrowers or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) which is not a Caribbean Party, the transferee thereof must be a Loan Party (other than a Caribbean Party), (ii) which is a Caribbean Party, the transferee must be a Loan Party or (iii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02; provided, further that (A) if the property being disposed of is transferred to a Subsidiary that is not a Loan Party or is a Caribbean Party, the Administrative Agent may require, in the exercise of its reasonable business judgment, that the transferee execute an agreement granting the Administrative Agent access to such property for purposes of conducting a Liquidation, and (B) if the property being disposed of constitutes Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Real Property or Eligible Rolling Stock and is being transferred to (x) a Subsidiary which is not a Loan Party or (y) a Caribbean Party (other than a transfer by a Caribbean Party), such disposition shall be made only if the Pro Forma Excess Availability Condition (Certain Covenants) shall have been satisfied with respect thereto and no Event of Default exists or would result therefrom;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) (i) Dispositions of property pursuant to Sale-Leaseback transactions related to Real Property and Rolling Stock; provided that no Default shall exist or would result from such Disposition and any such Disposition related to Real Property (other than Excluded Property) or Rolling Stock shall only be permitted to the extent that on a pro forma basis after giving effect to such Disposition, (x) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) shall for the Test Period (determined by reference to the date on which such Disposition is effected) be at least 1.10 to 1.00 and (y) the Pro Forma Excess Availability Condition shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment) and (ii) Dispositions of property pursuant to Sale-Leaseback transactions related to property (other than Real Property, Rolling Stock or other property that is subject to the Borrowing Base); provided that no Default shall exist or would result from such Disposition and with respect to such property owned by Holdings, the Borrowers and their Restricted Subsidiaries on the Sixth Restatement Effective Date, the fair market value of all property so Disposed of after the Sixth Restatement Effective Date shall not exceed $50,000,000 per calendar year (with any unused amounts in any calendar year being carried over to the next succeeding calendar year only) and in each case, with respect to any such property acquired by Holdings, the Borrowers or any Restricted Subsidiary after the Sixth Restatement Effective Date, the applicable Sale-Leaseback transaction occurs within 360 days after the acquisition or construction (as applicable) of such property;

(g) Dispositions in the ordinary course of business of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that:

(i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition,

(ii) the aggregate book value of all property Disposed of in reliance on this clause (j) shall not exceed $200,000,000 per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years); provided that (A) such amount may, at the option of the Lead Borrower, be increased by an amount up to $20,000,000 (which such amount shall reduce the annual amount for the subsequent calendar year), (B) in no event shall the aggregate book value of all property Disposed of in reliance on this clause (j) exceed $400,000,000 in any period of 12 consecutive fiscal months, and (C) if the property being Disposed of in reliance on this clause (j) constitutes Inventory or Accounts or other property subject to the Borrowing Base and has an aggregate book value greater than $60,000,000 (calculated with respect to such Disposition or series of related Dispositions) or if the aggregate book value of all Inventory or Accounts or other property subject to the Borrowing Base Disposed of (whether in a single Disposition or different Dispositions) since the date of the then most recent Borrowing Base Certificate delivered pursuant to this Agreement exceeds $62,500,000 then, in each case, Lead Borrower shall have demonstrated that, after giving effect thereto, Alternate Availability shall equal or exceed the Trigger Amount, and

(iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $20,000,000, Holdings, the Borrowers or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on Holdings, such Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 1.00% of Total Assets (determined as of the date of such Disposition) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) (i) Dispositions of Accounts or notes receivable in the ordinary course of business in connection with the collection or compromise thereof or the conversion of Accounts to notes receivable and (ii) dispositions of Accounts (and Related Rights and Properties) in connection with Permitted Receivables Financings;

(m) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) Dispositions to the Captive Insurance Subsidiary of CIS Assets; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (n) shall not exceed (A) $10,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years) and (B) $62,500,000 (after the Sixth Restatement Effective Date), plus in each case of clause (A) and (B), the dollar amount of any CIS Assets resold by the Captive Insurance Subsidiary to any Loan Party (such dollar amount not to exceed the original dollar amount paid by the Captive Insurance Subsidiary for any such CIS Assets), and (iii) Holdings, the Borrowers or a Restricted Subsidiary shall receive 100% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a) and Section 7.01(l));

(o) the unwinding of any Swap Contract pursuant to its terms; and

(p) Dispositions of Real Property and Equipment (including Rolling Stock) in connection with Sale-Leaseback transactions pursuant to payment in lieu of taxes programs with an applicable municipal or state government;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e), (o), and (p), and except for Dispositions from a Loan Party to another Loan Party or from a Non-Loan Party to another Non-Loan Party or from a Non-Loan Party to a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition and, in the case of Accounts and Inventory, solely for cash consideration. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested of the Administrative Agent, upon the certification by the Lead Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) Holdings and the Lead Borrower may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings, the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) to the extent constituting Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08 (other than Section 7.08(e));

(d) repurchases of Equity Interests in Holdings, the Borrowers or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent all or part of the exercise price of such options or warrants or tax withholdings upon the exercise of stock options or warrants or the vesting or settlement of shares of restricted stock or other Equity Interests;

(e) Holdings, any Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent thereof) held by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings, any Intermediate Holding Company, any Borrower (or any direct or indirect parent of the Borrowers) or any of their respective Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or any of their Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed $50,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to Holdings or the Lead Borrower, the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Specified Equity Contributions) of Holdings or the Lead Borrower and, to the extent contributed to Holdings or the Lead Borrower, Equity Interests of any of the Borrowers’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, the Borrowers, any of their Subsidiaries or any of its direct or indirect parent companies that occurs after the Sixth Restatement Effective Date; plus

(ii) the Net Cash Proceeds of key man life insurance policies received by Holdings, the Borrowers or their Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(e);

provided, further that cancellation of Indebtedness owing to Holdings or any Borrower from members of management of Holdings or such Borrower, any of the Borrowers’ direct or indirect parent companies or any of the Borrowers’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrowers’ direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; provided, further that the value of any Equity Interests repurchased, retired or acquired pursuant to this clause (e) shall be determined based on the imputed per share (or interest) price of any such Equity Interest as of the Sixth Restatement Effective Date; provided, further that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed $100,000,000 in any calendar year (including any amounts carried over) unless the Pro Forma Excess Availability Condition (Certain Covenants) shall have been satisfied with respect thereto (which shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Certain Specified Payment).

(f) Holdings and the Borrowers may make Restricted Payments to Holdings or any direct or indirect parent of Holdings and the Borrowers:

(i) the proceeds of which shall be used to pay (A) its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of Holdings and the Borrowers attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries) and (B) management fees in accordance with Section 7.08;

(ii) the proceeds of which will be used to pay consolidated, combined or unitary federal, state, provincial or local income taxes attributable to the income of Holdings, the Borrowers and their respective Subsidiaries in an amount not to exceed such income taxes that would have been payable by Holdings, the Borrowers and their respective Subsidiaries on a stand-alone basis, excluding any such income taxes paid or to be paid directly by Holdings, the Borrowers or their respective Subsidiaries (other than, in the case of a Restricted Payment to Holdings, payments by Holdings as parent of the applicable consolidated, combined or unitary group); provided that, in determining the stand-alone income tax liability of Holdings, the Borrowers and their respective Subsidiaries, any interest expense in a direct or indirect parent of Holdings and the Borrowers substantially all of whose assets consist (directly or indirectly) of equity and debt of Holdings or the Borrowers, shall be treated as an interest expense of Holdings or the Borrowers, as the case may be.

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain its (or so long as its direct or indirect parents directly or indirectly own no other assets than the Equity Interest in Holdings, the Borrowers or any of their direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or the Borrowers, as the case may be, shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by it or contributed to a Restricted Subsidiary or (2) the merger or amalgamation (to the extent permitted in Section 7.04) of the Person formed or acquired into a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings and the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrowers and their respective Restricted Subsidiaries;

(g) Holdings, any Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) the declaration and payment of Restricted Payments, so long as (i) no Default exists or would result therefrom, (ii) Alternate Availability for each of the 30 days immediately preceding the making of such Restricted Payment and on the date on which such Restricted Payment is made (determined on each such relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Payment, the proceeds of which are to be applied to the payment of such Restricted Payment), equals or exceeds the Trigger Amount, and (iii) the amount of such Restricted Payment does not exceed the greater of (A) $50,000,000 per annum and (B) a per annum amount determined by the following:

(1) 3.50% of Market Capitalization, if, on a Pro Forma Basis for the Test Period, the Consolidated Total Net Leverage Ratio is greater than 5.00 to 1.00;

(2) 4.75% of Market Capitalization, if, on a Pro Forma Basis for the Test Period after giving effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio is greater than 4.00 to 1.00 and less than or equal to 5.00 to 1.00;

(3) 7.50% of Market Capitalization, if, on a Pro Forma Basis for the Test Period after giving effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio is greater than 3.50 to 1.00 and less than or equal to 4.00 to 1.00; and

(4) an unlimited amount, if, on a Pro Forma Basis for the Test Period after giving effect to the payment of any such Restricted Payment, the Consolidated Total Net Leverage Ratio is less than or equal to 3.50 to 1.00;

(i) payments made or expected to be made by Holdings, the Borrowers or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(j) [reserved]; and

(k) in addition to the foregoing Restricted Payments:

(i) Holdings and Borrowers may make additional Restricted Payments, so long as (A) no Default shall exist or would result therefrom and (B) the aggregate amount of such Restricted Payments (together with the aggregate amount of loans and advances to any direct or indirect parent of the Borrowers made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (k)) does not exceed an amount per fiscal year equal to $100,000,000, plus (1) if Alternate Availability for each of the five days immediately preceding the making of such Restricted Payment and on the date on which such Restricted Payment is made (determined on each such relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Payment, the proceeds of which are to be applied to the payment of such Restricted Payment), equals or exceeds the Trigger Amount, the Net Cash Proceeds of Permitted Equity Issuances (other than Specified Equity Contributions) that are Not Otherwise Applied, and (2) if as of the last day of the Test Period, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is at least 1.10 to 1.00, the Available Amount that is Not Otherwise Applied; and

(ii) Holdings and Borrowers may make additional Restricted Payments, so long as (A) no Default shall exist or would result therefrom; (B) on the date such Restricted Payment is made, Pro Forma Excess Availability shall equal or exceed 15.00% of the Loan Cap; (C) if, on the date such Restricted Payment is made, Pro Forma Excess Availability is less than 17.50% of the Loan Cap, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the Test Period) shall be at least 1.10 to 1.00; and (D) the Chief Financial Officer or other financial officer of the Lead Borrower shall have executed and delivered a certificate to the Administrative Agent demonstrating in reasonable detail the satisfaction of each of the conditions set forth in this clause (ii) (provided, that compliance with the Pro Forma Excess Availability conditions referred to in this Section 7.06(k)(ii) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment).

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrowers and the Restricted Subsidiaries on the Sixth Restatement Effective Date or any business reasonably related or ancillary thereto or any business acquired as a result of Permitted Acquisition.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrowers, whether or not in the ordinary course of business, other than (a) transactions between or among the Loan Parties or any entity that becomes a Loan Party as a result of such transaction or between or among Non-Loan Parties, including entities that become Restricted Subsidiaries as a result of such transaction, (b) transactions on terms not materially less favorable to Holdings, such Borrower or such Restricted Subsidiary as would be obtainable by Holdings, such Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the issuance of Equity Interests to any officer, director, employee or consultant of Holdings, the Borrowers or any of their respective Subsidiaries or any direct or indirect parent of Holdings or the Borrowers in connection with any Transaction, (d) [reserved], (e) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings, the Borrowers or any of their respective Restricted Subsidiaries to any director, officer, employee or consultant of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, or as otherwise permitted under Section 7.06, (f) loans and other transactions by Holdings, the Borrowers and the Subsidiaries to the extent permitted under this Article VII, (g) employment and severance arrangements between Holdings, the Borrowers and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (h) payments by Holdings, the Borrowers (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings, the Borrowers (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings, the Borrowers and the Restricted Subsidiaries, (i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, current and former directors, officers, employees and consultants of Holdings, the Borrowers and the Restricted Subsidiaries or any direct or indirect parent of Holdings and the Borrowers in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrowers and the Restricted Subsidiaries, (j) transactions pursuant to permitted agreements in existence on the Sixth Restatement Effective Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions, repurchases and other Restricted Payments permitted under Section 7.06, (l) customary payments by Holdings, the Borrowers and any Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings, the Lead Borrower or the entity making such payment in good faith, (m) the existence of, or the performance by any of Holdings, the Borrowers or any of their respective Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Sixth Restatement Effective Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Holdings, the Borrowers or any of their respective Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Sixth Restatement Effective Date shall be permitted by this clause (m) only to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole, and (n) the transactions comprising Permitted Receivables Financings.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, or any Additional Permitted Debt Documents) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to this Agreement and the Obligations or under the other Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Sixth Restatement Effective Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or at the time such Restricted Subsidiary merges or amalgamates with or into the Lead Borrower or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 7.15, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Lien permitted by Section 7.01(t) or any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof, (vii) are customary restrictions in leases, subleases, licenses, asset sale or similar agreements, including with respect to intellectual property and other similar agreements, otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g), 7.03(n) or 7.03(u) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Section 7.01, (xiii) are obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate or currency risks in effect on the Sixth Restatement Effective Date, or (xiv) are (A) applicable to any Special Purpose Receivables Subsidiary in connection with any Permitted Receivables Financing, (B) applicable only to the Accounts (and Related Rights and Property) which are owing by the Designated Account Debtor associated with such Permitted Receivables Financing, or (C) are customary in the context of a Permitted Receivables Financing and have been approved by the Administrative Agent (in its commercially reasonable discretion exercised in good faith).

Section 7.10 Use of Proceeds. (a) Use the proceeds of any Borrowing or Letter of Credit, whether directly or indirectly, for any purpose other than (i) to undertake the Transactions and to pay Transaction Expenses, (ii) to provide working capital from time to time for the Borrowers and their respective subsidiaries or (iii) for other lawful general corporate purposes (including, without limitation, for Permitted Acquisitions, permitted Restricted Payments, permitted Investments and permitted payments with respect to Indebtedness) or (b) request any Borrowing or Letter of Credit, and the Loan Parties shall not use, and shall not permit their Subsidiaries to use any part of the proceeds of the any Borrowing or Letter of Credit (x) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) directly or to Lead Borrower’s knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (z) directly or to Lead Borrower’s knowledge after due care and inquiry, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and any Borrower may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12 Prepayments, Etc. of Indebtedness.

(a) Make any Restricted Debt Payments (whether in cash, securities or other property) of any Additional Permitted Debt, any Junior Financing (other than the Subordinated Contribution Note), any Excluded Sale-Leaseback or any Permitted Refinancing of the foregoing (collectively, the “Restricted Debt”), except:

(i) Restricted Debt Payments in the form of Equity Interests (so long as no Change of Control would result therefrom) of Holdings or any Intermediate Holding Company, the conversion of such Restricted Debt to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Intermediate Holding Company (as long as no Change of Control would result therefrom);

(ii) payments of principal as and when due in respect of any Restricted Debt (subject to applicable subordination provisions relating thereto);

(iii) Restricted Debt Payments with the Net Cash Proceeds of any Permitted Equity Issuances for the purpose of making such payment or prepayment;

(iv) Restricted Debt Payments from any Permitted Refinancing thereof;

(v) Restricted Debt Payments in respect of the Specified Captive Insurance Notes so long as no Event of Default then exists or would arise as a result of the making of such payment; and

(vi) in addition to the foregoing Restricted Debt Payments:

(A) additional Restricted Debt Payments, so long as (1) no Default shall exist or would result therefrom and (2) the aggregate amount of such Restricted Debt Payments does not exceed an amount per fiscal year equal to $100,000,000, plus (aa) if Alternate Availability for each of the five days immediately preceding the making of such Restricted Debt Payment and on the date on which such Restricted Debt Payment is made (determined on each such relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment, the proceeds of which are to be applied to the payment of such Restricted Debt Payment), equals or exceeds the Trigger Amount, the Net Cash Proceeds of Permitted Equity Issuances (other than Specified Equity Contributions) that are Not Otherwise Applied, and (bb) if as of the last day of the Test Period, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is at least 1.10 to 1.00, the Available Amount that is Not Otherwise Applied; and

(B) additional Restricted Debt Payments, so long as (1) no Default shall exist or would result therefrom; (2) on the date such Restricted Debt Payment is made, Pro Forma Excess Availability shall equal or exceed 15.00% of the Loan Cap; (3) if, on the date such Restricted Debt Payment is made, Pro Forma Excess Availability is less than 17.50% of the Loan Cap, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the Test Period) shall be at least 1.10 to 1.00; and (4) the Chief Financial Officer or other financial officer of the Lead Borrower shall have executed and delivered a certificate to the Administrative Agent demonstrating in reasonable detail the satisfaction of each of the conditions set forth in this clause (B) (provided, that compliance with the Pro Forma Excess Availability conditions referred to in this Section 7.12(a)(vi)(B) shall be demonstrated by an Alternate Availability Calculation delivered to Administrative Agent by Lead Borrower at least five Business Days prior to the making of the applicable Specified Payment);

(C) [reserved];

(D) additional Restricted Debt Payments in the form of payments of principal of Additional Permitted Debt (and any related payment of interest, fees, and expenses which are paid simultaneously) which constitutes senior, unsecured Indebtedness, so long as (1) no Default shall exist or would result therefrom; (2) Alternate Availability (determined on a pro forma basis by giving effect to such Restricted Debt Payment) equals or exceeds the Trigger Amount; and (3) until such time as either fixed assets are not eligible for inclusion in, and are not included in, the calculation of the Borrowing Base, or the amount of availability derived from Eligible Real Property and Eligible Rolling Stock is equal to or less than 15% of the Borrowing Base, such payment is made with Designated Funds; and

(E) additional Restricted Debt Payments in the form of payments of principal of Additional Permitted Debt which constitutes senior, first-lien Indebtedness, so long as (1) until such time as fixed assets are neither eligible for inclusion in, nor included in, the calculation of the Borrowing Base, Alternate Availability (determined on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment), equals or exceeds the Trigger Amount or (2) at all other times, Alternate Availability (determined on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment), equals or exceeds $0.00.

(b) Amend, modify or change in any manner materially adverse to interests of the Lenders any term or condition of any Junior Financing Documentation, any Additional Permitted Debt Documents or any documents relating to any Permitted Refinancing of the foregoing without the consent of the Administrative Agent; provided that amending, modifying or changing any Additional Permitted Debt Documents to secure the obligations with respect thereto with Liens on the Collateral which are permitted by Section 7.01(ee) hereof and, if applicable, subject to the terms of an Acceptable Intercreditor Agreement, shall not be deemed to be materially adverse to the interests of the Lenders. For the avoidance of doubt, any amendment, modification or change to any term or provision contained in any Additional Permitted Debt Document which directly or indirectly restricts, prohibits or otherwise limits the amount of secured Loans and secured Letters of Credit permitted to be incurred by the Borrowers and the Guarantors under this Agreement or any of the other Loan Documents, shall be deemed to be materially adverse to the interests of the Lenders (it being understood and agreed that the restrictions in the Additional Permitted Debt Documents evidencing any Senior Notes or in any other Additional Permitted Debt Documents which are no more restrictive than the restrictions in effect as of the Sixth Restatement Effective Date shall be deemed not to be materially adverse to the interests of the Lenders).

Section 7.13 Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, other than (i) Indebtedness and obligations under this Agreement and the other Loan Documents and (ii) Indebtedness represented by Holdings’ guarantee of obligations under any Additional Permitted Debt Documents, the Excluded Sale-Leasebacks, any documents relating to any Permitted Refinancing of the foregoing and operating leases of its Subsidiaries, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than Liens permitted by Section 7.01 (but only to the extent securing obligations or liabilities which Holdings is not prohibited from incurring or owing under the terms of this Agreement and the other Loan Documents), or (c) engage in any business or activity or own any assets (other than (i) those incidental to its ownership of the Equity Interests of the Borrowers and any Captive Insurance Subsidiary, (ii) holding the Subordinated Contribution Note, (iii) maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iv) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted to be incurred by Holdings under this Agreement or the other Loan Documents, (v) to the extent not otherwise prohibited by the terms of this Agreement or the other Loan Documents, financing activities relating to the issuance of its securities, the declaration and payment of dividends, the making of contributions to the capital of the Borrower, and guaranteeing the obligations of the Borrowers, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash incidental to any activities permitted under this Section 7.13, (viii) providing indemnification to officers, managers and directors and (ix) any activities incidental to the foregoing). Holdings shall not incur any Liens on Equity Interests of the Lead Borrower other than those permitted by Sections 7.01(a) and (ee).

Section 7.14 Designated Account. After the occurrence and during the continuance of a Trigger Event (Cash Dominion), use the funds on deposit in the Designated Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of any Additional Permitted Debt), and (b) for such other ordinary course purposes as the Loan Parties deem appropriate.

Section 7.15 Designation of Subsidiaries. Designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, unless such designation is made by the board of directors of Holdings; provided that no Subsidiary shall be designated an Unrestricted Subsidiary if (i) a Default shall exist or would result therefrom, (ii) such Subsidiary is a Borrower or such Subsidiary owns any property subject to the Borrowing Base, or (iii) such Subsidiary continues to be a borrower or guarantor in respect of any Additional Permitted Debt, any Junior Financing, or any Permitted Refinancing of any of the foregoing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the net book value of the Lead Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement, (ii) within three Business Days after the same becomes due, any interest on any Loan or (iii) within 20 calendar days after the same become due, any other amount, including fees, payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.02(a), 6.03(a), 6.05(a) (solely with respect to the Borrowers) or 6.17 or Article VII or (ii) Section 6.01(e), 6.01(f), 6.07(b) or 6.10(b) and such failure continues for 15 days after such covenant was required to be satisfied; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Lead Borrower of written notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect,” or words of similar import, such representation and warranty shall be incorrect or misleading in any respect when made or deemed made); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that such failure is unremedied and is not waived by the holders of such Indebtedness; provided, further that, with respect to any Default arising under this clause (e) as a result of a default under any Excluded Sale-Leaseback, Holdings, the Borrowers and their respective Restricted Subsidiaries shall have 30 days following the occurrence of any such event (subject to any applicable grace period) to cure such default (it being understood that no such default will become an Event of Default until the end of such 30 day period); or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal, Canadian Pension Event or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Guarantor contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Guarantor denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of Payment in Full), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05 or as contemplated in Section 6.18) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code or PPSA continuation statements and except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) except to the extent contemplated in Section 6.18, any of the Equity Interests of the Borrowers ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement, Liens created pursuant to Section 7.01(ee) or any nonconsensual Liens arising solely by operation of Law; or

(m) Subordinated Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions and lien priorities set forth in any Junior Financing Documentation or, in the event any Additional Permitted Debt is secured, the documents relating to such Additional Permitted Debt (or any documents relating to any Permitted Refinancing of the foregoing if such Indebtedness is secured), including any Acceptable Intercreditor Agreement, shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, any Additional Permitted Debt or any Permitted Refinancing of the foregoing, if applicable.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent or Collateral Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans (including Swingline Loans) and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans (including Swingline Loans), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) subject to Section 2.06(n), require that the Borrowers cash collateralize the amount of the Letter of Credit Outstandings (in an amount equal to 101.5% of the then Stated Amount of outstanding Letters of Credit plus 100% of the then unreimbursed amounts due to the Issuing Bank); and

(d) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans (including Swingline Loans) and any obligation of the Issuing Banks to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans (including Swingline Loans) and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrowers to cash collateralize the amount of the Letter of Credit Outstandings as aforesaid shall automatically become effective, in each case, without further act of any Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that is not a Material Subsidiary (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, the Swingline Lender and the Issuing Banks, in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans, payable to the Swingline Lender, in its capacity as such;

Fifth, to payment of that portion of the Obligations constituting (x) unpaid principal of the Loans and (y) any amounts then certified by each applicable Hedge Bank (such certification to be in form and substance reasonably satisfactory to Administrative Agent) to be due and owing under Secured Hedge Agreements (including the Swap Termination Value under Secured Hedge Agreements), but, in the case of this clause (y), not in excess of the Bank Product Reserve established in respect of the Bank Products of such Hedge Bank as a Bank Product Provider, for the foregoing clauses (x) and (y), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Collateral Agent, to be held by Collateral Agent, for the ratable benefit of each Issuing Bank and the Revolving Lenders as cash collateral in an amount up to 101.5% of the then Stated Amount of Letters of Credit until paid in full;

Seventh, to pay outstanding Obligations with respect to Bank Products (other than in respect of Bank Products described in clause Fifth) furnished to any Loan Party or any Restricted Subsidiary by the Secured Parties; and

Eighth, to the payment of all other Obligations (including any other outstanding Other Liabilities) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX

Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative

Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

(c) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender (if applicable), Issuing Bank (if applicable) and a potential Bank Product Provider and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message or other electronic method of transmission, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or a Guarantor), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Sixth Restatement Effective Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), on an Pro Rata Share basis, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses

(including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive Payment in Full and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 10.04) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrowers or any of their Domestic Subsidiaries or Canadian Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other Lenders as may be required under Section 10.01), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) if the property subject to such Lien is owned by a Caribbean Party, upon release of such Caribbean Party from its obligations pursuant to clause (f) below, (vi) as provided in Section 6.18(c), (vii) at any time selected by the Administrative Agent, in its discretion, but only with the consent of the Lead Borrower, if such property is a Mortgaged Property (A) which the Administrative Agent, the Collateral Agent, or any Lender has reasonably determined to be a Flood Property and (B) as to which the Lead Borrower has not received all of the confirmations contemplated in Section 10.25 within the time period specified in Section 10.25, or (viii) with respect to any Account (and Related Rights and Property), at the time the same is sold, transferred, or conveyed, or a security interest therein is granted, pursuant to a Permitted Receivables Financing;

(b) to release or subordinate, as applicable, any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), 7.01(aa), 7.01(ff), or, if such property constitutes Term Collateral, to the extent a Term Collateral Release or Term Collateral Subordination has occurred with respect to such Term Collateral (and has not been rescinded as contemplated in Section 6.18(d));

(c) if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, (i) such Subsidiary shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Additional Permitted Debt, any Junior Financing or any Permitted Refinancing of the foregoing;

(d) if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Subsidiary and Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Additional Permitted Debt, any Junior Financing, or any Permitted Refinancing of the foregoing;

(e) the Agents (or either of them) may amend, restate, supplement or otherwise modify the Collateral Documents or any Acceptable Intercreditor Agreements or enter into new Collateral Documents or new Acceptable Intercreditor Agreements in connection with (A) any Additional Credit Amendment as provided in Section 2.17 and any Extension Amendment as provided in Section 2.23, (B) the addition or removal of any Caribbean Party as provided in Section 2.22 or (C) any Additional Permitted Debt;

(f) if any Caribbean Subsidiary shall cease to be a Caribbean Party pursuant to Section 2.22, (i) such Caribbean Subsidiary shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Caribbean Subsidiary and, subject to the requirements of the Collateral and Guarantee Requirement, Liens on the Equity Interests of such Caribbean Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Additional Permitted Debt, any Junior Financing or any Permitted Refinancing of the foregoing; and

(g) the Agents (or either of them) may enter into any intercreditor or subordination agreement in connection, or amend, restate, supplement or otherwise modify any existing intercreditor or subordination agreement, in each case, in connection with any Permitted Receivables Financing (to the extent such intercreditor or subordination agreement relates to the Accounts (and Related Rights and Property) sold, transferred, or conveyed, or in which security interests are granted, pursuant to such Permitted Receivables Financing).

Upon request by the Administrative Agent at any time, the Required Lenders or Required Term Loan Lenders (if the Loan Documents provide for a separate Class vote with respect to the same) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement or any other Loan Document as a “syndication agent”, “documentation agent”, “managing agent”, “joint bookrunner”, “lead arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan

Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

Section 9.15 Reports and Financial Statements.

By signing this Agreement, each Lender (and with respect to clause (a), each Secured Party):

(a) agrees to furnish the Administrative Agent on the first day of each month (or such other times as may be permitted, or may be reasonably requested, by the Administrative Agent in its sole discretion) with a summary of all Other Liabilities due or to become due to such Lender, including amounts due and owing under Secured Hedge Agreements (including the Swap Termination Value under Secured Hedge Agreements) (it being agreed that in the absence of an updated summary, the Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider, Hedge Bank, or Lender or Affiliate of a Lender providing Cash Management Services, as applicable, is the amount last certified to the Administrative Agent by such Person as being due and payable (less any distributions made to such Person on account thereof));

(b) is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower under Section 6.01(a) through and including Section 6.01(f), and all field examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of Section 6.01);

(c) expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, or use any Report in any other manner, subject to the same exceptions provided with respect to the Information furnished by the Borrowers to the Lenders set forth in Section 10.08, mutatis mutandis; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and each Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in Swingline Loans and Letters of Credit, or the indemnifying Lender’s purchase of, Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent and each Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including Attorney Costs) incurred by such Agent or such Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

Section 9.16 Acceptable Intercreditor Agreements.

(a) Each of the Lenders agrees to be bound by each Acceptable Intercreditor Agreement.

(b) Each Lender (and each person that becomes a Lender hereunder pursuant to Section 10.07) hereby authorizes and directs the Administrative Agent to enter into each Acceptable Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of each Acceptable Intercreditor Agreement.

(c) Notwithstanding anything contained herein to the contrary, the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Loan Documents, and the exercise of any right or remedy by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement and the other Loan Documents (other than the Acceptable Intercreditor Agreements), are subject to the provisions of the Acceptable Intercreditor Agreements. In the event of any conflict between the terms of any Acceptable Intercreditor Agreement, on the one hand, and this Agreement and the other Loan Documents (other than the Acceptable Intercreditor Agreements), on the other hand, the terms of the Acceptable Intercreditor Agreements shall govern and control.

Section 9.17 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Secured Party or any Person who has received funds on behalf of a Secured Party (any such Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient or any other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.17 and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Secured Party or any Person who has received funds on behalf of a Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment, or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Secured Party or other such recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment, or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.17(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.17(a) or on whether or not an Erroneous Payment has been made.

(c) Each Secured Party hereby authorizes the Administrative Agent to set off, net, and apply any and all amounts at any time owing to such Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Secured Party under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Secured Party, to the rights and interests of such Secured Party) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations or Secured Obligations (as defined in the Security Agreement) owed by any Borrower or any other Loan Party; provided that this Section 9.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense, or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Secured Party, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations and / or Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc.

(a) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest (subject to Section 10.01(e), below), or fees payable under the Loan Documents without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iii) reduce the principal of, or (subject to Section 10.01(e), below) the rate of interest specified herein on, any Loan, or (subject to clause (C) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; it being understood that any change to the definition of Excess Availability or in each case in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv) change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Term Loan Lenders”, “Pro Rata Share,” “Super Majority of Revolving Lenders”, any provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent thereunder, or Section 2.09, 2.14 (to the extent relating to the pro rata distribution of payments), 2.15, or 8.04 without the written consent of each Lender affected thereby;

(v) (A) subordinate the Obligations to the obligations owing to any other Person or (B) other than Liens permitted pursuant to, and in accordance with, Sections 7.01(i) and 7.01(aa), subordinate the priority of any Liens on Collateral subject to the Borrowing Base granted to the Collateral Agent under the Loan Documents to Liens granted to any other Person, in each case, without the consent of each Lender;

(vi) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(viii) permit any assignment or transfer by Borrowers of any of their rights and obligations under this Agreement or the other Loan Documents, or release any Borrower without the consent of each Lender;

(ix) change the definition of “Alternate Availability”, “Excess Availability,” “Suppressed Availability”, or “Borrowing Base” or, in any case, any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of a Super Majority of Revolving Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Inventory, Accounts, Real Property or Rolling Stock acquired in a Permitted Acquisition or any other acquisition to the Borrowing Base as provided herein; or

(x) modify the definition of Permitted Overadvance so as to increase the amount thereof, or to cause the Aggregate Revolving Commitments (or the Revolving Commitments of any Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Overadvance without the written consent of each Revolving Lender;

provided, further that (A) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (D) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(b) Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(c) Notwithstanding any provision herein to the contrary, (i) this Agreement and the other Loan Documents may be amended in accordance with Section 2.17 to incorporate the terms of any Additional Commitments (including to add a new revolving or term loan facility under this Agreement with respect to any Additional Commitments) with the written consent of the Lead Borrower, the Lenders providing such Additional Commitments and the Administrative Agent; provided that if such amendment includes an Additional Commitment of a bank or other financial institution that is not at such time a Lender or an Affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, the Swingline Lender and each Issuing Bank at the time of such amendment, (ii) the Commitment of a Lender may be increased as contemplated by Section 2.17 with the written consent (not to be unreasonably withheld or delayed) of the Lead Borrower, such Lender, the Swingline Lender and each Issuing Bank, (iii) this Agreement and the other Loan Documents may be amended in accordance with Section 2.22 to incorporate such terms as may be necessary or customary under the local Laws of the jurisdiction of any Applicant Caribbean Party or advisable by local counsel in the jurisdiction of any Applicant Caribbean Party to make such Person a Guarantor or a Borrower and to add additional exclusionary criteria or eligibility criteria to the eligibility definitions in this Agreement with the written consent of the Lead Borrower and the Administrative Agent, and (iv) the scheduled date of maturity of any Loan owed to any Lender may be extended, and this Agreement and the other Loan Documents may be extended with the written consent of the Lead Borrower, such Lender and the Administrative Agent, as contemplated by Section 2.23 or otherwise. Without limiting the generality of the foregoing, subject to the limitations on non-pro rata payments in Sections 2.17 and 2.23, any provision of this Agreement and the other Loan Documents, including Sections 2.15 or 10.09 hereof, may be amended to the extent set forth in the immediately preceding sentence pursuant to any Additional Credit Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Loans, including any Additional Commitments or Additional Loans and any Extended Loan.

(d) Notwithstanding any provision herein to the contrary, the Administrative Agent may, in connection with any Conversion, amend Schedule I to this Agreement as contemplated in Section 2.07(c).

(e) [Reserved].

(f) Notwithstanding anything to the contrary in this Section 10.01, any amendment contemplated by Section 2.25 of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.25.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Swingline Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Guarantors, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

Section 10.03 Joint and Several Obligations; No Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrowers agree (a) to pay or reimburse (i) the Administrative Agent, the Collateral Agent and Wells Fargo, in its capacity as a joint lead arranger, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including (x) all Attorney Costs of Greenberg Traurig, LLP, and one local and foreign counsel in each relevant jurisdiction and (y) outside consultants for the Agents consisting of one inventory appraisal firm, one real estate appraisal firm, and one field examination firm, in each case in accordance with Section 6.10(b), and (ii) each Issuing Bank for all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Bank and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Agents and outside consultants for the Agents (including, without limitation, inventory appraisal firms, real estate appraisal firms and field examination firms)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) and documented out-of-pocket expenses incurred by the Agents. The agreements in this Section 10.04 shall survive Payment in Full. All amounts due under this Section 10.04 shall be paid within ten Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party or Guarantor fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party or such Guarantor by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, agents, trustees and investment advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee or (z) any dispute among Indemnitees other than claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any other similar role hereunder and other than any claims arising out of any act or omission of the Borrowers or their affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Sixth Restatement Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. This Section 10.05 shall not apply with respect to taxes other than any taxes that represent liabilities, obligations, losses, etc., arising from any non-tax claim. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, and Payment in Full.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than (1) the Lead Borrower or any of its respective Affiliates, (2) an entity designated in writing by the Lead Borrower as a “disqualified lender” on or prior to the Sixth Restatement Effective Date (each such “disqualified lender”, a “Disqualified Lender”), (3) a Defaulting Lender or any of its Subsidiaries, (4) any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender, or (5) any natural person) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Lead Borrower, provided that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or if a Specified Default has occurred and is continuing;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank at the time of such assignment, provided that no consent of any Issuing Bank shall be required for any assignment to an Agent or an Affiliate of an Agent or for an assignment of all or any portion of the Additional Term Loans; and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of the Additional Term Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Lead Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Lead Borrower shall be required if a Specified Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.25(b)(ii), 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, and the surrender by the assigning Lender of its Notes, the Borrowers (at their expense) shall execute and deliver new Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, Letters of Credit, Letter of Credit Outstandings and amounts due under Sections 2.08 and 2.09 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Disqualified Lender, or the Lead Borrower or any of its respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.25(b)(ii), 3.01 (subject to the requirements of Section 10.15) and 3.04 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.25 (b)(ii), 3.01, or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lead Borrower’s, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice for the limited purpose set forth in the proviso above in this clause (f). For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.25(b)(ii), 3.01, or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Issuing Bank or the Swingline Lender may, upon 30 days’ notice to the Lead Borrower and the Lenders, resign as an Issuing Bank or the Swingline Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank or the Swingline Lender shall have identified, in consultation with the Lead Borrower, a successor Issuing Bank or Swingline Lender willing to accept its appointment as successor Issuing Bank or Swingline Lender, as applicable. In the event of any such resignation of any Issuing Bank or the Swingline Lender, the Lead Borrower shall be entitled to appoint from among the Revolving Lenders willing to accept such appointment a successor Issuing Bank or Swingline Lender hereunder; provided that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank or the Swingline Lender, as the case may be. If any Issuing Bank resigns as an “Issuing Bank”, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Outstandings with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in the Letter of Credit Outstandings pursuant to Section 2.08(c)). If the Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract or to any swap or derivative transaction relating to the Borrowers and their obligations, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrowers or any of their subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08.

Each Borrower Party agrees that the Administrative Agent may make materials or information provided by or on behalf of Holdings and its Subsidiaries hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the communications on IntraLinks, SyndTrak, or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Borrower Materials or the Platform. Each of Holdings and the Borrowers (and each other Loan Party by virtue of its execution and delivery of the Guaranty) further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Lead Borrower shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each Issuing Bank and its Affiliates is authorized at any time and from time to time, without prior notice to the Lead Borrower or any other Loan Party, any such notice being waived by the Lead Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Issuing Bank and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such Issuing Bank and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no Issuing Bank or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such Issuing Bank or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of the Borrowers. Each Lender and Issuing Bank agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender or Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each Issuing Bank under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such Issuing Bank may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Lead Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or any other Loan Document. This Agreement and each other Loan Document may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document as set forth herein will be as effective as delivery of a manually executed counterpart of the Agreement or such other Loan Document, as applicable. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Agreement and each other Loan Document through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 Tax Forms.

(a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent, on or prior to the date which is ten Business Days after the Sixth Restatement Effective Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Lead Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Lead Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrowers within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall, to the extent it is legally entitled to do so, (A) promptly submit to the Lead Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid or reduce any United States federal withholding tax, or such evidence as is reasonably satisfactory to the Lead Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Lead Borrower or the Administrative Agent, and (B) promptly notify the Lead Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents, shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Lead Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish that the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account is not subject to United States federal withholding tax or is subject to a reduced rate of such tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and that such portion is not subject to United States federal withholding tax or is subject to a reduced rate of such tax.

(iii) The Borrowers shall not be required to pay any additional amount or any indemnity payment under Section 3.01 with respect to any U.S. federal withholding tax resulting from (A) any Foreign Lender’s failure to comply with the foregoing provisions of this Section 10.15(a), (B) any U.S. Lender’s failure to comply with the provisions of Section 10.15(b) or (C) any Lender’s failure to comply with the provisions of Section 10.15(c); provided nothing in this Section 10.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that Section 10.15(a)(ii) has not been complied with if the Borrowers are entitled, under applicable Law, to rely (for purposes of establishing that the amounts payable under the Loan Documents are not subject to United States federal withholding tax) on any applicable forms and statements required to be provided under this Section 10.15 and that have been provided by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Lead Borrower two duly signed, properly completed copies of IRS Form W-9, or any successor thereto, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax (i) on or prior to the Sixth Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Lead Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Lead Borrower or the Administrative Agent. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 10.16 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, WILL BE TRIED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, SUCH COURTS. THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender, Swingline Lender and Issuing Bank that each such Lender, Swingline Lender and Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.20 Lender Action. Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Restricted Subsidiaries or any Deposit Accounts of any Loan Party or its Restricted Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral; provided, that any Lender may file proofs of claim or appear and file pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.21 USA PATRIOT Act; CAML.

(a) Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall be at the expense of the Borrowers. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (after giving effect to exemptions thereunder), the Lead Borrower shall cause such Borrower to provide a Beneficial Ownership Certification promptly upon the request of the Administrative Agent or any Lender and thereafter provide information and documentation reasonably requested by the Administrative Agent or any Lender in connection therewith for purposes of compliance with the Beneficial Ownership Regulation.

(b) Each Loan Party acknowledges that, pursuant to CAML the Administrative Agent and each Lender may be required to obtain, verify and record information regarding the Borrowers, the other Loan Parties and their respective directors, authorized signing officers and controlling direct or indirect shareholders, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent or any Lender, or any prospective assignee or participant of a Lender (which shall not include any Disqualified Lender), in order to comply with any applicable CAML, whether now or hereafter in existence. If the Administrative Agent has ascertained the identity of a Borrower or Loan Party or any authorized signatories of a Borrower or a Loan Party for the purposes of applicable CAML, then the Administrative Agent: (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable CAML; and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of Borrowers or any Loan Party or any authorized signatories of Borrowers or any Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Borrowers or any Loan Party or any such authorized signatory in doing so.

Section 10.22 Agent for Service of Process. The Borrowers agree that promptly following request by the Administrative Agent it shall cause each Material Foreign Subsidiary or for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such Material Foreign Subsidiary.

Section 10.23 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Sixth Restatement Effective Date. It is the express intent of the parties to this Agreement that (A) the execution and delivery of this Agreement not constitute a novation or extinguishment of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement but that such indebtedness and other obligations under the Existing Credit Agreement shall continue, uninterrupted, but on the amended and restated terms set forth in this Agreement and, as applicable, the other Loan Documents; (B) this Agreement does not supersede the Existing Credit Agreement but, instead, amends and restates the Existing Credit Agreement on the terms set forth herein; (C) the execution and delivery of any amendment to, or amendment and restatement of, any Collateral Document executed or delivered in connection with the Existing Credit Agreement not constitute a novation or extinguishment of any security interest or Lien created under such Collateral Document; and (D) all security interests in and Liens on the Collateral granted under any Collateral Document executed or delivered in connection with the Existing Credit Agreement shall, upon the execution and delivery of this Agreement, continue, uninterrupted, to secure the Loan Parties’ indebtedness and obligations under the Loan Documents (as applicable) on the terms set forth in the such Collateral Document or, as applicable, any amendment to or amendment and restatement of such Collateral Document executed or delivered in connection with this Agreement). On the Sixth Restatement Effective Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the corresponding credit facilities described herein, and all loans and other obligations of the Borrowers and the obligations of the other Loan Parties outstanding or existing as of such date under the Existing Credit Agreement are and shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary for the outstanding balance of such Revolving Loans, together with any Revolving Loans funded on the Sixth Restatement Effective Date, to comport with the respective Revolving Commitments of the Revolving Lenders hereunder (and each Revolving Lender party hereto agrees to cooperate with the Administrative Agent in determining and making such transfers and in accepting such transfers). In furtherance of (but not limited to) the foregoing, (i) all interest and fees of the Loan Parties under the Existing Credit Agreement shall accrue at the rates therefor under the Existing Credit Agreement and shall, on and after the Sixth Restatement Effective Date, accrue at the rates set forth in this Agreement and be payable on the dates set forth in this Agreement and (ii) all Letters of Credit issued pursuant to the Existing Credit Agreement and outstanding on the Sixth Restatement Effective Date are and shall be deemed to be Letters of

Credit under this Agreement. On the Sixth Restatement Effective Date, all outstanding loans under the Existing Credit Agreement made by any Person that is a “Lender” under the Existing Credit Agreement who is not a Lender hereunder (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights of such Exiting Lender shall be terminated (except that such Exiting Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 of the Existing Credit Agreement, with respect to facts and circumstances occurring prior to the Sixth Restatement Effective Date).

Section 10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.25 Certain Real Property Matters.

(a) Each of the parties hereto acknowledges and agrees that, any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, no Additional Credit Amendment, Extension Amendment, or Additional Extension Amendment, nor any other amendment hereto which has the effect of extending the Maturity Date or increasing the Aggregate Commitments, shall become effective or be consummated unless and until the Lead Borrower shall have received (within 30 days (or such greater number of days approved by the Administrative Agent in its discretion) after the Administrative Agent notified the Lenders of such contemplated Additional Credit Amendment, Extension Amendment, or Additional Extension Amendment, or other such amendment having the effect of extending the Maturity Date or increasing the Aggregate Commitments), confirmation from each of the Administrative Agent, the Collateral Agent, and each Lender that (i) such Person’s due diligence with respect to flood insurance requirements for all Mortgaged Properties has been completed, (ii) the results of such due diligence are satisfactory to such Person, and (iii) such Person has received all evidence of compliance with flood insurance requirements set forth in the Loan Documents and found such evidence reasonably satisfactory.

(b) Any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding (i) the Lead Borrower shall provide at least 30 days’ prior written notice to the Administrative Agent and the Lenders before delivering a Mortgage with respect to any Real Property and shall not execute and deliver any Mortgage with respect to any Real Property before receiving confirmation from each of the Administrative Agent, the Collateral Agent, and each of the Lenders of the completion of their respective due diligence with respect to flood insurance requirements for such Real Property and receipt of evidence of compliance with flood insurance requirements set forth in the Loan Documents that is reasonably satisfactory thereto and (ii) if, solely because of the effect of this clause (b), any Loan Party is unable to satisfy any requirement under this Agreement or any other Loan Document (including, without limitation, the Collateral and Guarantee Requirement), then such Loan Party’s performance of such requirement shall be excused, but only for so long as this clause (b) is the sole reason for such Loan Party’s failure to satisfy such requirement.

Section 10.26 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.27 Acknowledgement Regarding Any Supported QFCs(a) . To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(i) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.28 Appointment for the Province of Quebec

(a) Each Credit Party and each other Secured Party hereby irrevocably constitutes the Administrative Agent, as part of its duties as Administrative Agent and Collateral Agent, as the hypothecary representative within the meaning of Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Loan Party hereunder and under the other Loan Documents. The execution by Administrative Agent, acting as hypothecary representative prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

(b) The constitution of Administrative Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of the rights and obligations of any Lender or other Secured Party under this Agreement by the execution of an assignment (or other agreement pursuant to which it becomes such assignee or participant) and by each successor Administrative Agent by the compliance with such formalities pursuant to which it becomes a successor Administrative Agent under this Agreement.

(c) Administrative Agent acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Administrative Agent in this Agreement, which shall apply mutatis mutandis to Administrative Agent acting as hypothecary representative. In the event of the resignation of Administrative Agent (which shall include its resignation as the hypothecary representative as contemplated in Section 10.28(a) and appointment of a successor Administrative Agent under this Agreement), such successor Administrative Agent shall also act as the hypothecary representative, as contemplated by Section 10.28(a).

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PERFORMANCE FOOD GROUP, INC.

By:	/s/ Jeffery W. Fender
Name:	Jeffery W. Fender
Title:	Senior Vice President and Treasurer

PFGC, INC.

By:	/s/ Jeffery W. Fender
Name:	Jeffery W. Fender
Title:	Senior Vice President and Treasurer

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Swingline Lender, an Issuing Bank, and a Lender

By:	/s/ Brendan Hogan
Name:	Brendan Hogan
Title:	Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Bonnie J. David
Name:	Bonnie J. David
Title:	Authorized Officer

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF MONTREAL, as a Lender

By:	/s/ Terrence McKenna
Name:	Terrence McKenna
Title:	Director

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Bank of America N.A, as a Lender

By:	/s/ Steve Siravo
Name:	Steve Siravo
Title:	SVP

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Capital One, National Association, as a Lender

By:	/s/ Micah Spellman
Name:	Micah Spellman
Title:	Director

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

CÖOPERATIEVE RABOBANK, U.A., New York Branch, as a Lender

By:	/s/ Jennifer Smith
Name:	Jennifer Smith
Title:	Executive Director

CÖOPERATIEVE RABOBANK, U.A., New York Branch, as a Lender

By:	/s/ Vinicius Araujo
Name:	Vinicius Araujo
Title:	Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chris Fudge
Name:	Chris Fudge
Title:	Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

PNC Bank, National Association, as a Lender

By:	/s/ Parameswar Sivaramakrishnan
Name:	Parameswar Sivaramakrishnan
Title:	Senior Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Truist Bank, as a Lender

By:	/s/ William McGann
Name:	William McGann
Title:	Senior Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

TD Bank, N.A., as a Lender

By:	/s/ Antimo Barbieri
Name:	Antimo Barbieri
Title:	Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Fifth Third Bank, National Association, as a Lender

By:	/s/ Bedrick Yobo
Name:	Bedrick Yobo
Title:	Assistant Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Regions Bank, as a Lender

By:	/s/ Maura S. Atwater
Name:	Maura S. Atwater
Title:	Managing Director

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

AgFirst Farm Credit Bank, as a Lender

By:	/s/ Brandon Waring
Name:	Brandon Waring
Title:	VP, Capital Markets

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMPEER FINANCIAL, PCA, as a Lender

By:	/s/ Sarah Fleet
Name:	Sarah Fleet
Title:	Director, Capital Markets

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Farm Credit Mid-America, PCA, as a Lender

By:	/s/ Aaron Miller
Name:	Aaron Miller
Title:	Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

CoBank ACB, as a Lender

By:	/s/ Jasmeet Minhas
Name:	Jasmeet Minhas
Title:	Vice President and Lead RM- CABG

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Farm Credit Bank of Texas, as a Lender

By:	/s/ Ria Estrada
Name:	Ria Estrada
Title:	SVP Credit Analysis

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

GreenStone Farm Credit Services, FLCA, as a Lender

By:	/s/ Shane Prichard
Name:	Shane Prichard
Title:	VP Capital Markets

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

ATLANTIC UNION BANK, as a Lender

By:	/s/ Matthew Sawyer
Name:	Matthew Sawyer
Title:	Managing Director

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Webster Business Credit, a Division of Webster Bank, NA, as a Lender

By:	/s/ Gregory Pignataro
Name:	Gregory Pignataro
Title:	Director, Underwriting

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

American AgCredit, PCA, as a Lender

By:	/s/ Anne Vendeland
Name:	Anne Vendeland
Title:	Purchased Portfolio Manager

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

FARM CREDIT EAST, ACA, as a Lender

By:	/s/ Justin Brown
Name:	Justin Brown
Title:	Senior Vice President

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]

Horizon Farm Credit, ACA, as a Lender

By:	/s/ Will Massey
Name:	Will Massey
Title:	Executive Director

[PFG—SIXTH AMENDED AND RESTATED CREDIT AGREEMENT]